    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1998



                                                      REGISTRATION NO. 333-56811

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CAMELOT MUSIC HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          5735                         13-3735306
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer Identification
                                                                             No.)
incorporation or organization)     Classification Code No.)

                           8000 FREEDOM AVENUE, N.W.
                            NORTH CANTON, OHIO 44720
                                 (330) 494-2282
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                 JAMES E. BONK
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           8000 FREEDOM AVENUE, N.W.
                            NORTH CANTON, OHIO 44720
                                 (330) 494-2282
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

            THOMAS F. MCKEE, ESQ.                         VALERIE FORD JACOB, ESQ.
        CALFEE, HALTER & GRISWOLD LLP             FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
       1400 MCDONALD INVESTMENT CENTER                       ONE NEW YORK PLAZA
             800 SUPERIOR AVENUE                             NEW YORK, NY 10004
            CLEVELAND, OHIO 44114                              (212) 859-8000
                (216) 622-8200

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF SECURITIES            PROPOSED MAXIMUM                      AMOUNT OF
          TO BE REGISTERED              AGGREGATE OFFERING PRICE(1)              REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........            $150,000,000                         $51,725
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraph (o) of Rule 457 under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with a United States and Canadian offering of the registrant's Common Stock (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of the Common Stock (the "International Prospectus"). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The alternate pages to be used in the International Prospectus have been labeled "Alternate Page for International Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 11, 1998


PROSPECTUS

                                                  SHARES

                          CAMELOT MUSIC HOLDINGS, INC.
                                  COMMON STOCK
                            ------------------------


     All of the                shares of Common Stock of Camelot Music Holdings,
Inc. (together with its subsidiaries, "Camelot" or the "Company") offered hereby are being sold by certain stockholders (the "Selling Stockholders") of the Company. See "Principal and Selling Stockholders." The Selling Stockholders acquired their shares upon the Company's emergence from bankruptcy pursuant to
Section 1145(a) of the United States Bankruptcy Code or in open market transactions thereafter. The Company is not selling shares of Common Stock in the Offerings and will not receive any proceeds from the sale of any shares of Common Stock offered hereby.


     Of the                shares of Common Stock offered hereby,
               shares are being offered for sale initially in the United States
and Canada by the U.S. Underwriters and                shares are being offered
for sale initially in a concurrent offering outside the United States and Canada by the International Managers. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."


     Prior to the Offerings, there has been a limited public market for the Common Stock. It is currently estimated that the initial public offering price
will be between $       and $       per share. The initial public offering price
does not necessarily bear any direct relationship to the market prices of the Common Stock as reported on the OTC Bulletin Board prior to the Offerings. The closing bid price of the Common Stock on August 10, 1998 was $37 per share. For a discussion relating to factors to be considered in determining the initial public offering price, see "Underwriting." The Company has applied for quotation of the Common Stock on the Nasdaq National Market System under the symbol "CMLT."


     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                               PRICE TO              UNDERWRITING             PROCEEDS TO
                                                PUBLIC                DISCOUNT(1)       SELLING STOCKHOLDERS(2)
---------------------------------------------------------------------------------------------------------------
  Per Share......................                  $                       $                       $
---------------------------------------------------------------------------------------------------------------
  Total(3).......................                  $                       $                       $
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The Company has agreed to pay expenses of the Offerings estimated at
    $               .
(3) The Selling Stockholders have granted to the U.S. Underwriters and the International Managers options to purchase up to an additional
                   shares and                shares of Common Stock,
    respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Selling Stockholders will be $          , $          and $          ,
    respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about             , 1998.
                            ------------------------

MERRILL LYNCH & CO.
                        MORGAN STANLEY DEAN WITTER
                                             MCDONALD & COMPANY
                                                      SECURITIES, INC.
                            ------------------------

               The date of this Prospectus is             , 1998.

  [Photographs depicting Camelot Music and The Wall Stores, together with the
                 Camelot Music and The Wall logos and mottos.]

     Certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, information in this Prospectus assumes that the Underwriters' over-allotment options have not been exercised and reflects a
  -for-one stock split consummated prior to commencement of the Offerings. Pro forma financial information included herein gives effect to the adoption of fresh-start reporting and the acquisition by the Company of certain assets of The Wall Music, Inc. ("The Wall") as if each took place at the beginning of the period presented. The Company's fiscal year ends on the Saturday closest to February 28th. Fiscal years are identified according to the calendar year in which they begin (i.e., the fiscal year ended February 28, 1998 is referred to herein as "Fiscal 1997").

                                  THE COMPANY


     Camelot Music Holdings, Inc. ("Camelot" or the "Company") is a leading mall-based retailer of prerecorded music and accessories and is one of the largest music retailers in the United States based on store count. As of July 31, 1998, the Company operated 493 stores in 37 states nationwide and in Puerto Rico under three brand names: Camelot Music, founded in 1956, and operating 304 stores with a significant store base concentration in the Midwest and Southeast regions of the United States; The Wall, operating 148 stores primarily in the Mid-Atlantic and Northeast regions of the United States; and Spec's Music, Inc. ("Spec's"), operating 41 stores in south Florida and Puerto Rico. The Company acquired certain assets of The Wall effective February 28, 1998 ("The Wall Acquisition"), and it acquired Spec's, a music retailer, on July 29, 1998 (the "Spec's Acquisition"). The Company believes that each chain benefits from name recognition and a loyal customer base in its primary markets of operation. For Fiscal 1997, the Company had pro forma net sales of $554.1 million ($396.2 million excluding The Wall) and earnings of $27.2 million ($15.9 million excluding (i) The Wall, (ii) special items and (iii) the reinstatement of vendor discounts). The Company believes that the Spec's Acquisition will enhance its competitive position in the Southeastern United States and give the Company a leading position in the south Florida market. See " -- Recent Developments."



     Camelot offers a broad range of prerecorded music, including compact discs ("CDs"), cassettes, pre-recorded video cassettes, digital versatile discs ("DVDs") and accessories such as blank audio and video cassettes as well as music and tape care products. The Company seeks to position itself as the mall-based music specialist for prerecorded music, and advertises under the motto "No One Knows Your Music Better." The Company's stores average 4,350 square feet in size and typically offer over 20,000 stock keeping units ("SKUs"), including both high-volume Billboard Top 100 titles ("hits") and a broad offering of older releases and diverse music categories ("catalog"). The Company believes its product offering enables it to attract a diverse customer base and reduce its dependence on any one music genre. In Fiscal 1997, the Company's average sales per square foot, including The Wall, was approximately $293 which the Company believes is among the highest for mall-based retailers of prerecorded music. The Company believes its broad product offering, supported by a high level of customer service from its knowledgeable sales force, combined with its competitive pricing strategy and attractive locations within regional malls, position it to benefit from the favorable trends occurring in the prerecorded music industry.



     The Company believes that the total market for prerecorded music and music videos in the United States amounted to $12.2 billion in 1997. The Company believes that revenues in the music and music video market in the United States have doubled over the last ten years and has grown at a compounded annual rate of 8.2% during that time. Industry growth rates do not reflect the Company's historical growth and are not necessarily indicative of its growth during future periods. The Company's revenues have grown at a 7.8% compounded annual rate over the last ten years, although its revenues grew over the past five years at a compounded annual rate of 2.3%. During the 1980s the music retail industry experienced rapid growth fueled by: (i) the introduction of new products such as the CD; (ii) a relatively large number of popular new releases which increased customer traffic and sales; and (iii) the rapid expansion of mall-based music retailers. These factors led, in the early 1990s, to the competitive intrusion of non-traditional music retailers such as consumer electronics stores and discount stores and to increased price competition. By mid-1994, these competitive factors, combined with the contraction of the replacement CD market and a comparative lack of successful new releases, led to deteriorating profitability in the music retail industry. Beginning in mid-1997, conditions in the music retail industry began to improve as a result of: (i) the significant reduction in competitive square footage resulting from the reduction in the total number of traditional music retail stores from approximately 5,000 in 1995 to approximately 4,200 in 1997, including a net reduction of 600 retail stores by the top five traditional music retailers, based on store count; (ii) an improvement in retail pricing as music vendors, beginning in 1996, strengthened minimum advertised pricing ("MAP") guidelines, which the Company believes decreased the intensity levels of price-based competition for prerecorded music; and (iii) a resurgence in popular new releases.


     The Company has historically been privately held. In 1993, the Company was acquired in a highly leveraged transaction by an investment group led by a private investment firm and members of the Company's current management (the "1993 Acquisition"). The 1993 Acquisition resulted in significant debt service obligations. This significant debt service and the industry conditions described above combined to impair Camelot's operating and financial condition and led the Company to file a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in August 1996 (the "Petition Date"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Camelot's joint plan of reorganization (the "Plan of Reorganization") was confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on December 12, 1997 and became effective on January 27, 1998 (the "Plan Effective Date"). Under the Plan of Reorganization, substantially all of the claims against the Company existing as of the Petition Date were exchanged for shares of Common Stock. Approximately $423.0 million of unsecured claims were exchanged for 10,167,824 shares of Common Stock valued at an amount equal to one share for each $47.95 of claim, and approximately $41.5 million of secured claims were exchanged for 2,211,111 shares of Common Stock valued at an amount equal to one share for each $18.75 of claim. All pre-petition ownership interests in the Company were canceled.


     Prior to and during its reorganization under the protection of the Bankruptcy Court, Camelot was able to substantially improve the competitive positioning of its business and significantly improve its financial position. These improvements included: (i) closing 96 underperforming stores; (ii) renegotiating unfavorable leases on certain of its remaining stores; (iii) returning certain overstock inventory to its vendors; and (iv) eliminating liabilities totaling approximately $485 million, including indebtedness of approximately $412 million. In addition, during the same period, Camelot invested $7.5 million to upgrade, develop and implement sophisticated merchandising, distribution, replenishment, and financial software packages, all of which were fully operational by the end of Fiscal 1997. The Company's new and upgraded information systems enable management to (i) allocate specific merchandise to a specific store, thereby improving sell-through rates and reducing returns to vendors; (ii) improve the efficiency of its replenishment system to reduce stock-outs and lower distribution center operating costs; (iii) better track profitability by SKU, store and region; and (iv) automate invoice matching to reduce corporate labor costs. The Company also developed and implemented a new marketing and data warehousing system, which became fully operational in April 1998, to better capture transaction specific data to facilitate the further development of the Company's customer loyalty programs and improve the effectiveness of its advertising programs by targeting specific customers with promotional material tailored to their buying patterns. Over the last two fiscal years, as the Company focused on improving the competitiveness of its business, revenues increased 1.0% as the Company closed 83 stores and opened no new stores.

     The Company believes the improved industry conditions, the modifications to its operations and financial condition, its infrastructure investments and its strong market position, provide Camelot with distinct competitive advantages and position it for accelerated growth and continued improvement in profitability. Key elements of the Company's growth strategy include:


     - Strengthen Competitive Position in Existing Markets. The Company intends to strengthen its store base and increase sales by relocating certain existing stores to larger stores and selectively opening new stores in existing markets. New stores will be opened to fill out existing markets and leverage the Company's distribution, advertising and field management costs. As of July 31, 1998, approximately 280 of the Company's 493 stores were less than 4,000 square feet in size compared to its current prototype store of 5,000-6,000 square feet. The Company intends to relocate many of these stores to larger facilities within the same regional mall. The Company believes these relocations will better facilitate its merchandising strategy, including the broader presentation of higher-margin catalog titles. At July 31, 1998, the Company had identified 100 such stores for relocation. In Fiscal 1998, the Company plans to relocate 20 stores and open four new stores in existing markets. Of these 24 projects, seven have been completed and lease commitments have been signed for three more. In Fiscal 1999, the Company expects to relocate 17 stores and open 20 new stores.

     - Improve Operating Margins. The Company has significantly improved its operating margin to 3.6% of net sales (2.5% excluding special items) in Fiscal 1997 from a loss of 3.5% of net sales (a loss of 1.9% excluding special items) in Fiscal 1996. The Company believes that significant opportunities exist to continue to improve its operating profit margin. The Company seeks to increase its gross profit margin primarily through:
       (i) improved pricing for the Company's products; (ii) enhanced trade terms; (iii) reduced product returns, through a more systematic allocation of products; and (iv) adjusting its merchandise mix to emphasize higher-margin catalog items as it relocates its stores to larger facilities. In addition, the Company expects to leverage its general and administrative and warehousing and distribution costs as it opens new stores or acquires stores in existing markets. The Company's warehouse and distribution center is currently operating at between 30% and 40% of capacity and the Company believes it could support approximately 500 additional stores without a significant increase in capital expenditures for its warehouse and distribution facilities.


     - Pursue Acquisitions. The Company believes its industry leading position, experienced management team and improved capitalization position Camelot to pursue selective acquisition opportunities in the music retail industry. Camelot targets mall-based retailers of prerecorded music in existing or contiguous market areas which possess attractive real estate locations. The Company's strategy is to improve such retailers' operating results by remerchandising the stores to conform to Camelot's prototype, implementing its information systems and integrating the acquired operations in order to benefit from economies of scale in distribution, advertising, and management costs. Effective February 28, 1998, the Company purchased certain assets of The Wall for $72.4 million, which significantly enhanced Camelot's market share in the Mid-Atlantic and Northeast regions of the United States. At May 31, 1998, the Company had improved product mix at all of The Wall's stores, targeted for closure 11 underperforming stores, implemented its information systems and reduced costs by eliminating The Wall's corporate infrastructure and phasing out its distribution facilities. See "Unaudited Pro Forma Condensed Consolidated Financial Data." On July 29, 1998, the Company acquired Spec's. See "-- Recent Developments."


                              RECENT DEVELOPMENTS


     On July 29, 1998, the Company acquired Spec's under the terms of an Agreement and Plan of Merger dated June 3, 1998 (the "Spec's Merger Agreement"). Spec's is a Miami, Florida-based retailer of prerecorded music operating 41 stores in south Florida and Puerto Rico. As of July 29, 1998, Spec's operated 16 mall stores and 25 stores in shopping centers and free-standing locations. The Company believes the Spec's Acquisition will enhance its competitive position in the Southeastern United States and give the Company a leading position in the south Florida market. The cash purchase price for the Spec's Acquisition was $28 million (including related acquisition costs and the repayment of Spec's indebtedness) and was funded primarily with amounts available under the Company's Amended Credit Facility (as defined herein) as well as accumulated cash. See "Risk Factors -- Risks of Restrictions by Lenders" and "Description of Certain Indebtedness." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Based on public filings by Spec's, during the twelve months ended January 31, 1998, Spec's had revenues of $66.2 million and an operating loss of $4.1 million (excluding restructuring charges, store closing expenses and impairment of long-lived assets). The Company expects to achieve cost savings through the reduction or elimination of Spec's corporate and distribution infrastructure and intends to close two underperforming stores.

                                ---------------

     The Company was incorporated in Delaware on September 30, 1993. Its principal executive offices are located at 8000 Freedom Avenue, N.W., North Canton, Ohio 44720 and its telephone number is (330) 494-2282.

                                 THE OFFERINGS

     The offering of                shares of the Company's Common Stock, par
value $.01 per share, in the United States and Canada (the "U.S. Offering") and
the offering of                shares of the Common Stock outside the United
States and Canada (the "International Offering") are collectively referred to herein as the "Offerings."


Common Stock offered by the Selling
  Stockholders..............................    shares
Common Stock to be outstanding after the
  Offerings(1)..............................    10,175,932 shares
Use of Proceeds.............................    The Company will not receive any proceeds
                                                from the sale of Common Stock offered by the
                                                Selling Stockholders.
Proposed Nasdaq National Market System
  Symbol....................................    "CMLT"


---------------


(1) Does not include (i) 948,594 shares of Common Stock reserved for issuance under the Company's stock option plans of which options to purchase an aggregate of 734,000 shares of Common Stock will be outstanding upon completion of the Offerings and (ii) up to 1,730 shares of Common Stock reserved for issuance to certain former creditors of the Company pursuant to the Plan of Reorganization. See "Shares Eligible for Future Sale," "Management -- Executive Compensation" and "Management -- Director Compensation."


                                  RISK FACTORS

     Purchasers of Common Stock in the Offerings should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision.

      SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION AND OPERATING DATA

          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)


     The following table presents summary unaudited pro forma financial data of the Company for the twelve months ended and as of February 28, 1998. The column entitled "Pro Forma Combined Fiscal 1997 (Fresh-Start)" gives effect to the adoption by the Company of fresh-start reporting which was effective as of January 27, 1998. The column entitled "Pro Forma Combined Fiscal 1997 (The
Wall)" gives effect both to fresh-start reporting as well as The Wall Acquisition which was effective February 28, 1998. In both cases, the pro forma data assume these events occurred on March 2, 1997. The pro forma financial information does not give effect to the Spec's Acquisition. The summary unaudited pro forma financial data are not necessarily indicative of operating results that would have been achieved had these events been consummated on the date indicated and should not be construed as representative of future operating results. The unaudited pro forma financial data should be read in conjunction with the financial statements and related notes thereto of the Company and The Wall and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                 PRO FORMA          PRO FORMA
                                                                  COMBINED          COMBINED
                                                                FISCAL 1997        FISCAL 1997
                                                              (FRESH-START)(1)    (THE WALL)(1)
                                                              ----------------    -------------
INCOME STATEMENT DATA
Net sales...................................................      $396,208          $554,120
Cost of sales...............................................       256,881           352,056
                                                                  --------          --------
Gross profit................................................       139,327           202,064
Selling, general and administrative expenses................       108,214           151,226
Depreciation and amortization...............................         6,437            10,124
Special items(2)............................................        (4,443)           (4,443)
                                                                  --------          --------
Income before interest expense, other income (expenses),
  net, reorganization income (expenses), income taxes and
  extraordinary item........................................        29,119            45,157
Interest expense............................................          (178)             (588)
Other income (expenses), net................................         2,639                --
                                                                  --------          --------
Income before reorganization income (expenses), income taxes
  and extraordinary item....................................        31,580            44,569
Reorganization income (expenses)(3).........................            --                --
                                                                  --------          --------
Income before income taxes and extraordinary item...........        31,580            44,569
(Provision) benefit for income taxes........................       (12,316)          (17,383)
Extraordinary item, net of tax(4)...........................            --                --
                                                                  --------          --------
Net income..................................................      $ 19,264          $ 27,186
                                                                  ========          ========
Earnings per share(5).......................................                        $   2.67
Weighted average shares outstanding(5)......................                          10,176
SELECTED OPERATING DATA
Gross square footage (000's)................................         1,309             1,862
Sales per square foot.......................................      $    306          $    293

                                                           (footnotes on page 9)

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

  (IN THOUSANDS, EXCEPT PER SHARE, SELECTED STORE AND SELECTED OPERATING DATA)

     The following table presents summary historical consolidated financial data of the Company and its predecessor (the "Predecessor") as of the dates and for the periods indicated. The summary historical consolidated financial data should be read in conjunction with the financial statements and related notes thereto of the Company and The Wall and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                        PREDECESSOR(6)                   THE COMPANY               PREDECESSOR(6)    THE COMPANY
                         ---------------------------------------------   ------------              ---------------   -----------
                                                             PERIOD         PERIOD                     PERIOD          PERIOD
                                                            MARCH 2,     FEBRUARY 1,                  MARCH 2,        MARCH 1,
                                                             1997 TO       1998 TO      COMBINED       1997 TO         1998 TO
                          FISCAL     FISCAL      FISCAL    JANUARY 31,   FEBRUARY 28,    FISCAL        MAY 31,         MAY 30,
                           1994       1995        1996       1998(7)       1998(7)      1997(8)         1997            1998
                         --------   ---------   --------   -----------   ------------   --------   ---------------   -----------
INCOME STATEMENT DATA
Net sales..............  $459,077   $ 455,652   $396,502    $372,561     $    27,842    $400,403      $ 82,815       $   113,456
Cost of sales..........   289,887     302,481    263,072     243,109          17,662    260,771         53,820            71,147
                         --------   ---------   --------    --------     -----------    --------      --------       -----------
Gross profit...........   169,190     153,171    133,430     129,452          10,180    139,632         28,995            42,309
Selling, general and
  administrative
  expenses.............   128,158     135,441    117,558      99,553           9,240    108,793         26,407            36,213
Depreciation and
  amortization.........    21,146      26,570     23,290      20,484             527     21,011          5,454             1,765
Special items(2).......        --     211,520      6,523      (4,443)             --     (4,443)            --               350
                         --------   ---------   --------    --------     -----------    --------      --------       -----------
Income (loss) before
  interest expense,
  other income
  (expenses), net,
  reorganization income
  (expenses), income
  taxes and
  extraordinary item...    19,886    (220,360)   (13,941)     13,858             413     14,271         (2,866)            3,981
Interest expense.......   (30,655)    (38,319)   (17,418)       (221)            (12)      (233)           (61)              (86)
Other income
  (expenses), net......    (5,026)     (4,978)    (1,160)       (185)            295        110            (69)              263
                         --------   ---------   --------    --------     -----------    --------      --------       -----------
Income (loss) before
  reorganization income
  (expenses), income
  taxes and
  extraordinary item...   (15,795)   (263,657)   (32,519)     13,452             696     14,148         (2,996)            4,158
Reorganization income
  (expenses)(3)........        --          --    (31,845)     26,501              --     26,501         (1,113)               --
                         --------   ---------   --------    --------     -----------    --------      --------       -----------
Income (loss) before
  income taxes and
  extraordinary item...   (15,795)   (263,657)   (64,364)     39,953             696     40,649         (4,109)            4,158
(Provision) benefit for
  income taxes.........    (3,070)       (474)        --        (289)           (115)      (404)            --            (1,603)
Extraordinary item, net
  of tax(4)............        --          --         --     228,911              --    228,911             --                --
                         --------   ---------   --------    --------     -----------    --------      --------       -----------
Net income (loss)......  $(18,865)  $(264,131)  $(64,364)   $268,575     $       581    $269,156      $ (4,109)      $     2,555
                         ========   =========   ========    ========     ===========    ========      ========       ===========
Basic earnings per
  share(5).............                                                  $      0.06                                 $      0.25
Diluted earnings per
  share(5).............                                                  $      0.06                                 $      0.24
Weighted average number
  of common shares
  outstanding -- basic(5)...                                              10,176,162                                  10,176,162
Weighted average number
  of common shares
  outstanding -- diluted(5)..                                             10,176,162                                  10,469,914

SELECTED STORE DATA
Number of stores:
  Open at beginning of
    period.............       392         401        388         315             305        315            315               305
  Opened during
    period.............        21          14         --          --              --         --             --                 1
  Closed during
    period.............        12          27         73          10              --         10             --                 1
  Acquired during
    period.............        --          --         --          --              --         --             --               150
                         --------   ---------   --------    --------     -----------    --------      --------       -----------
  Open at end of
    period.............       401         388        315         305             305        305            315               455
                         ========   =========   ========    ========     ===========    ========      ========       ===========
SELECTED OPERATING DATA
Gross square footage
  (000's)(9)...........     1,511       1,563      1,329       1,309           1,309      1,309          1,329             1,930
Sales per square
  foot(6)..............  $    304   $     292   $    298          --              --    $   306       $     62       $        59
Comparable store sales
  increase
  (decrease)(10).......      (2.6%)      (5.6%)     (3.5%)        --              --        6.8%           1.7%              1.0%



                                                           (footnotes on page 9)

                                                                THE COMPANY
                                                              AT MAY 30, 1998
                                                              ---------------
BALANCE SHEET DATA
Cash and cash equivalents...................................     $ 15,680
Working capital.............................................      114,517
Total assets................................................      303,894
Long-term debt..............................................           --
Stockholders' equity........................................      197,692(11)


---------------

 (1) For information regarding the pro forma adjustments made to the Company's historical financial data, see "Unaudited Pro Forma Condensed Consolidated Financial Data."


 (2) Includes certain items, including the reversal of program reward redemption reserves aggregating $4.4 million (income) in Fiscal 1997 when the Company discontinued its manual "punch card" version of its customer loyalty program and replaced it with a more limited automated customer loyalty program, the write-down of the fair value of long-lived assets in Fiscal 1996 resulting in a charge of $6.5 million and the write-down of goodwill in Fiscal 1995, principally related to the 1993 Acquisition. See Note 15 to the Company's Consolidated Financial Statements. In the first quarter of Fiscal 1998 the Company incurred a $0.4 million (expense) relating to the Offerings.


 (3) During Fiscal 1997, reorganization income related principally to adjustments to prepetition claims that were discharged or received no amount of recovery, offset by net adjustments to fair value, and professional fees and other expenses related to the bankruptcy proceedings. During Fiscal 1996, reorganization expense primarily reflected a provision for store closings (including related lease rejection damage claims) and the write-off of financing costs associated with prepetition indebtedness as well as professional fees.

 (4) As a result of the Company's reorganization, in Fiscal 1997 the Company recorded a one-time gain of $228.9 million associated with the extinguishment of its prepetition debt.


 (5) The pro forma combined net income per share data is presented in accordance with SFAS No. 128 and assumes: (i) the Company emerged from bankruptcy and adopted fresh-start reporting on March 2, 1997; (ii) The Wall Acquisition occurred on March 2, 1997; and (iii) the Company's 1998 Stock Option Plan and Outside Directors Stock Option Plan were established on March 2, 1997. Awards of options under these plans are not dilutive on a pro forma basis and, therefore, basic and diluted data are the same. With respect to historical combined net income per share, see Note 3 to the Company's year end and interim Consolidated Financial Statements.



 (6) The financial information for the Predecessor entity relates to the operations of Camelot Music Holdings, Inc. prior to its emergence from the protection of the Bankruptcy Court on the Plan Effective Date.



 (7) As of January 31, 1998, the Company adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, which resulted in a new entity for financial reporting purposes. Financial information for the period March 2, 1997 to January 31, 1998 reflects the operations of the Company's Predecessor prior to emergence from bankruptcy. Financial information for the period February 1, 1998 to February 28, 1998 reflects the operations of the Company after the Plan Effective Date and the adoption of fresh-start reporting.



 (8) Combined Fiscal 1997 financial data represents a summation (on two different bases of accounting due to the adoption of fresh-start reporting on the Plan Effective Date) of the financial data for the Predecessor from March 2, 1997 to January 31, 1998 and the financial data for the Company from February 1, 1998 to February 28, 1998. See "Unaudited Pro Forma Condensed Financial Data."


 (9) Sales per square foot is based on the gross square footage for Camelot stores only and excludes The Wall stores.


(10) The percentage change in comparable store sales is calculated as the net change in sales for each comparable store for the equivalent period in the prior year. The percentage change in comparable store sales is based on comparable store sales for Camelot stores only and excludes The Wall stores. Comparable stores are stores that have been operating for more than 12 months since first opening. During the 13th month of operations, new stores are considered comparable stores. Stores which have been relocated are treated as comparable stores. Closed stores are not categorized as comparable stores.



(11) Does not reflect estimated expenses associated with the Offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus.

COMPETITION


     The prerecorded music retail industry is highly competitive. Consumers have numerous options through which to purchase prerecorded music and other home entertainment products, including chain retailers (such as the Company) specializing in prerecorded music, consumer electronics superstores, non-mall multimedia superstores, discount stores, grocery, convenience and drug stores, direct-mail programs via telephone, the Internet or television, local music retailers and mail order music clubs. Certain of Camelot's competitors have greater financial and other resources than the Company. In addition, during the past several years, many retailers sought to increase their share of the retail prerecorded music market by engaging in near- or below-cost pricing. This resulted in unprecedented price competition which had a material adverse effect on the Company's results of operations and financial condition. While this intense price competition lessened somewhat during 1997, the Company expects that the retail sales environment will continue to present challenges into the foreseeable future, and there can be no assurance that price competition or other competitive challenges will not have a material adverse effect on the Company's results of operations and financial condition.


     The Company also competes for consumer time and spending with all leisure time activities, such as movie theaters, television, home computer and Internet use, live theater, sporting facilities and spectator events, travel, amusement parks, and other family entertainment centers. The impact of the increasing use of these entertainment options in recent years has been a reduction in customer traffic and revenues for mall-based prerecorded music retailers such as the Company. The Company's ability to compete successfully depends on its ability to secure and maintain attractive and convenient locations, market and manage merchandise effectively and attractively, offer an extensive product selection and knowledgeable customer service as well as provide effective management. See "Business -- Competition."


UNCERTAINTIES REGARDING MAP GUIDELINES



     During 1996, music vendors strengthened MAP guidelines, which are intended to promote certain minimum retail prices for prerecorded music products by providing incentives to retailers to comply with the terms of the programs. MAP guidelines set forth minimum retail prices at which a vendor's merchandise is to be sold if a retailer desires to receive cooperative advertising support from such vendor. Efforts by music vendors to strengthen these MAP guidelines were an important factor in the improvement in overall industry conditions during 1997 and the Company believes that these efforts also contributed to its improved financial performance during recent periods. In response to consumer complaints, the United States Federal Trade Commission (the "FTC") is currently investigating the music vendors' MAP guideline programs in order to determine whether the programs violate provisions of federal anti-trust laws. A decision by the FTC to institute proceedings or take other action which results in the relaxation or elimination of the MAP guidelines would have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that deep-discount pricing practices will not return, or that if they do, that the Company will be able to remain competitive without a material adverse effect on its financial condition and results of operation.


RISKS RELATED TO GROWTH STRATEGY

     The Company's growth strategy involves store relocations (including enlargements), the opening of new stores, as well as selective acquisitions of music retailers. Each component of the Company's strategy involves significant risks. Selection of locations for new stores and the relocation of existing stores requires the Company to identify attractive locations for its stores, obtain leases on favorable terms for those locations and, in the case of new stores, hire and retain qualified store personnel or, in the case of relocated stores, accurately assess relocation costs and the likely return on investment. Relocation of existing stores also will result in a loss of revenue and income from those stores during transitional periods, which may have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance as to the Company's ability to successfully relocate or open new stores or as to the effect of remodelings and store openings on the Company's financial condition and results of operations.


     Selective acquisitions of other music retailers are also a component of the Company's strategy. The Wall was the Company's first major acquisition, and the Company recently completed the Spec's Acquisition. The Company expects to face significant competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition prices. There can be no assurance that the Company will be able to successfully integrate and profitably manage The Wall or Spec's or that it will be able to identify, acquire, successfully integrate or profitably manage additional acquisitions without substantial costs, delays or other financial or operational difficulties. Further, acquisitions involve a number of special risks, including adverse short-term effects on the Company's results of operations, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, diversion of management's attention, the failure to retain key personnel of the acquired business, increased expenses for accounting and computer systems (including reprogramming such computer systems to effectively handle transactions in the year 2000 and beyond), the effects of amortization of acquired intangible assets (such as goodwill) and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. Although the Company has conducted what it believes to be a prudent level of review regarding the operational condition of The Wall and Spec's, and expects to conduct a similar level of review regarding any future acquisitions, the Company cannot ascertain the actual value of acquisition targets until it assumes operating control of such entities. In certain cases, the Company may be required to file applications and obtain clearances under applicable federal antitrust laws or receive approval of a target company's shareholders (as with Spec's) before consummation of an acquisition. These regulatory requirements or shareholder solicitations may restrict or delay the Company's acquisitions and may increase the cost of completing such transactions. Although the Company from time to time engages in discussions with prospective acquisition candidates, the Company is not currently a party to any definite agreement or an agreement in principle with respect to any acquisitions.


     The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company intends to use cash, borrowings under the Amended Credit Facility and/or shares of Common Stock to finance future acquisitions. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. The availability of debt or equity financing is subject to, among other things, market conditions. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock in consideration for the sale of their businesses, the Company may be required to use more of its cash resources, if available, to finance its acquisition activities. The failure of the Common Stock to maintain a sufficient market value also may adversely affect the Company's ability to engage in future equity financings. There can be no assurance that the Company will be able to obtain the additional financing it may need to implement its business strategy on terms that it finds acceptable, if at all.

DEPENDENCE ON HIT RELEASES

     The Company's business is dependent upon the production of hit releases by recording artists. Hit releases are important for generating customer traffic and sales in the Company's stores. During recent years, industry growth and sales of music and video products slowed due to a lack of strong new releases. The dependence on these products can create cyclical trends that do not necessarily reflect general trends in the economy. The timing of these cycles and the future availability of hit releases is beyond the control of the Company. The absence of new hit releases or a decline in the number of hit releases could have a material adverse effect on the Company's results of operations and financial condition.

RISK ASSOCIATED WITH NEW TECHNOLOGIES

     Historically, prerecorded music was one of the few forms of inexpensive, reusable home entertainment available to consumers. In recent years, the number of new home entertainment products has grown significantly. Certain new technologies, such as the compact disc, have benefited the music retail industry. However, the proliferation of other entertainment technologies, such as cable and broadcast satellite television, videos, computer games, the Internet and other technologies, have intensified the competition among various entertainment alternatives for consumer entertainment spending. There can be no assurance as to the effect of the introduction of these and other new entertainment alternatives on the music retail industry or the Company. In addition, technological innovations in the music industry do not necessarily result in increased levels of sales or profitability. The success of technologies such as Digital Audio Technology, DVD and other format innovations depends upon consumer acceptance of the new technology, industry agreement on a standard, the availability of product for consumer purchase and the cost of that product. The switch of consumers from one format to another, such as the switch from records to audio cassettes, and the later shift from cassettes to CDs, may also reduce sales of the existing format. Sales may be adversely affected and product returns may be increased if the Company does not carry the right balance of old and new formats. This could cause the Company to carry excess inventory. There can be no assurance as to the Company's success in interpreting the desires of customers or predicting which new technologies or formats will be accepted by consumers.

HISTORY OF LOSSES

     The Company has experienced significant losses during three of the past four fiscal years. During Fiscal 1994, 1995, and 1996, the Company realized net losses of $18.9 million, $264.1 million and $64.4 million, respectively. These losses were the result of many factors, including the write-down of long-lived assets (principally goodwill), restructuring charges, changes in the competitive environment, interest expense resulting from indebtedness incurred in the 1993 Acquisition and the comparative lack of hit releases. In Fiscal 1997, the Company had net income of $269.2 million ($19.3 million on a pro forma basis after adjusting for fresh-start reporting and excluding The Wall). There can be no assurance that the Company will be profitable in future periods or that it will not realize significant losses.


ABSENCE OF LONG-TERM CONTRACTS WITH SUPPLIERS; POTENTIAL SUPPLIER CONSOLIDATION


     The Company purchases its prerecorded music directly from a large number of manufacturers. During Fiscal 1997, approximately 77% of purchases, net of returns, were made from the following six suppliers: BMG Distribution, Sony Music Entertainment, Inc., Universal Music and Video Distribution, Inc., Warner/Electra/ Atlantic Corporation, Polygram Group Distribution, Inc. and EMI Music Distribution (collectively, the "Big Six Vendors"). Twenty other vendors accounted for an additional 13% of purchases, net of returns, during such period. As is standard in the industry, the Company does not maintain long-term contracts with any of its suppliers, and the Company's purchases are made through purchase orders. During the bankruptcy proceedings, the Company's access to customary trade terms was severely limited. After the Effective Date, the Company was able to negotiate customary trade terms with most of its suppliers, including the Big Six Vendors. The Company believes that the resumption of customary trade terms and the enjoyment of positive vendor relations are fundamental to its success in the marketplace. However, there can be no assurance that the Company will be able to maintain these customary trade terms or enjoy positive vendor relations in the future. The loss of these positive vendor relations and/or customary trade terms could have a material adverse effect on the results of operations and financial condition of the Company. See "Business -- Suppliers."

     A number of the Big Six Vendors have recently stopped accepting returns of open products from all of their retail customers. This trend has had an adverse impact on the Company's financial condition and results of operations. There can be no assurance that this trend will be reversed or that the Company's vendors will not make other modifications to their policies which have an adverse effect on the Company. Seagram Co., Ltd., owner of Universal Music and Video Distribution, Inc., has recently announced its intention to acquire Polygram Group Distribution, Inc. Seagram Co., Ltd. has indicated publicly that it may intend to seek cost savings through the integration of its two music vendors. There can be no assurance that this acquisition and any resulting integration of two of the Big Six Vendors will not have a material adverse effect on the Company.

SEASONALITY OF SALES

     The Company's business is seasonal in nature. In Fiscal 1997, approximately 35% of revenues, and all of its income before interest expense, other income (expenses), net, reorganization income (expenses), income taxes and extraordinary item and its net income before extraordinary item were generated in the Company's fiscal fourth quarter. In anticipation of increased sales activity during these months, the Company purchases substantial amounts of inventory and hires a significant number of temporary employees to bolster its permanent store staff. Quarterly results are affected by, among other things, new product offerings, store openings and closings, and sales performance of existing stores. Consumer spending in the peak retail season may be affected by factors outside the Company's control, including consumer demand, weather that affects consumer traffic and general economic conditions. A failure to generate substantial holiday season sales, including as a result of merchandise delivery delays due to receiving or distribution problems, could have a material adverse effect on the results of operations and financial condition of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent to a large extent on its ability to attract, motivate and retain an adequate labor force, including management, sales, merchandising and other personnel. The Company is also dependent to a significant extent upon the continued efforts of its senior management team, including in particular its President and Chief Executive Officer, James E. Bonk. The Company has entered into an employment agreement with Mr. Bonk which expires on December 31, 2000 and has entered into severance agreements with all of its executive officers. If, for any reason, such key personnel do not continue to be active in management, the Company's operations could be materially adversely affected. The Company does not maintain key-man life insurance policies on any of its executive officers. See "Management."

MINIMUM WAGE INCREASES

     The Company employs a number of sales associates and other personnel, including temporary employees hired during the periods in which the Company experiences significantly increased sales, who are paid on an hourly basis. Many of these hourly employees are paid at or near the minimum wage. Increases in the minimum wage result in adjustments to the compensation of not only those hourly employees who are paid minimum wage, but also to the compensation paid to more highly compensated hourly employees. Increases in the minimum wage have had a significant effect on the Company's compensation expense during prior periods, and any future increases could have a material adverse effect on the Company's results of operations and financial condition.

INTERNAL REVENUE SERVICE CLAIM


     The Internal Revenue Service ("IRS") asserted in the bankruptcy proceedings a priority tax claim against the Company of approximately $7.9 million (the "IRS Claim"). Under the Plan of Reorganization, any allowed priority tax claim of the IRS would be paid over six years, with quarterly amortization of interest and principal, at an interest rate of 9.0%. The Company acknowledges a priority tax obligation to the IRS of approximately $0.8 million and has established a reserve in that amount. The Company disputes the validity of the balance of the IRS Claim, the large majority of which relates to a proposed disallowance by the IRS of certain deductions for interest payments made by Camelot in connection with its corporate-owned life insurance program (the "COLI Deductions"). The Company filed an objection (the "COLI Objection") to the IRS Claim with the Bankruptcy Court to the extent that the IRS seeks to disallow the COLI Deductions. In response to the COLI Objection, the IRS filed a motion (the "Withdrawal Motion") with the United States District Court for the District of Delaware (the "District Court") seeking to have the COLI Objection resolved by the District Court rather than the Bankruptcy Court. The Withdrawal Motion was granted on May 29, 1998, and the proceeding is now before the District Court as Civil Action No. 97-695 (MMS). The District Court approved a Joint Discovery Plan on July 6, 1998. The Joint Discovery Plan mandates that all discovery be served or issued so as to be completed on or before June 30, 1999. The Company has established a reserve in an amount sufficient to cover the $0.8 million priority tax obligation that it has acknowledged in the bankruptcy proceeding. In the event that a judgment is rendered against the Company in an amount exceeding the reserve established with respect to this matter, the Company's results of operations would be materially adversely affected. Such a judgment, unless paid or bonded for appeal, would also be an Event of Default under the Company's Amended Credit Facility (as defined).


RISKS OF RESTRICTIONS BY LENDERS AND COLLATERAL ARRANGEMENTS



     The Company's Amended Credit Facility contains certain financial and negative covenants which, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, make investments, create or permit liens, make capital expenditures, make guarantees or pay dividends. Additionally, the Company is currently and will continue to be required to meet certain financial covenants under the Amended Credit Facility, including minimum consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"). There can be no assurance that the Company will not experience difficulty meeting its financial covenants under the Amended Credit Facility. If the Company is unable to comply with the covenants under the Amended Credit Facility, such indebtedness could be declared immediately due and payable. The obligations of the Company's wholly owned subsidiary Camelot Music Inc. ("CMI") under the Amended Credit Facility are guaranteed by the Company and by all of CMI's subsidiaries; these obligations are collateralized by substantially all of CMI's and its subsidiaries assets. The Company has pledged to its lenders the capital stock of CMI, and CMI has pledged to the lenders the capital stock of its subsidiaries. If the Company defaulted on its indebtedness, the lenders under the Amended Credit Facility would be able to foreclose on the collateral and utilize other remedies available to secured lenders. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."


YEAR 2000 COMPLIANCE

     The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain data-based information. The Company has assessed its systems and equipment with respect to Year 2000 and has developed a project plan. Many of the Year 2000 issues have been addressed. The Company is in the process of installing a new back office point of sale system to address Year 2000 issues at the store level, including the processing of credit card transactions. The remaining Year 2000 issues will be addressed either with scheduled systems upgrades or through the Company's internal systems development staff. The incremental costs will be charged to expense as incurred and are not expected to have a material impact on the financial position or the results of operations of the Company. The Company does not know the Year 2000 status of its vendors or of other third parties with whom it does business. The Company could be adversely impacted if Year 2000 modifications are not properly completed by either the Company or its vendors, banks or any other entity with whom the Company conducts business.

CONTROL BY PRINCIPAL STOCKHOLDERS

     Upon completion of the Offerings, the Company's five principal stockholders
will collectively own approximately      % of the outstanding Common Stock of
the Company. As a result, these stockholders will be able to significantly influence the outcome of all matters requiring stockholder approval, including the election of Directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock."

MATERIAL BENEFITS TO UNDERWRITERS


     Merrill Lynch, Pierce, Fenner & Smith Incorporated is a Selling Stockholder
and will receive approximately $       million of gross proceeds from the sale
of shares in the Offerings. Merrill Lynch, Pierce, Fenner & Smith Incorporated is one of the underwriters of the Offerings. Morgan Stanley & Co., Incorporated, one of the underwriters of the Offerings, is under common ownership with Van Kampen Merritt Prime Rate Income Trust ("Van Kampen"), a stockholder of the Company. Van Kampen is not selling any shares of Common Stock in the Offerings. See "Use of Proceeds," "Certain Transactions" and "Principal and Selling Stockholders."

PRIOR BANKRUPTCY

     On August 9, 1996 (the "Petition Date"), the Company and its subsidiaries filed petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Plan of Reorganization became effective on January 27, 1998. The bankruptcy proceeding, among other things, permitted the Company to terminate certain of its leases with its current mall owners. Many of the elements of the Company's strategy depend upon its relationships with key vendors, mall owners and customers. Though the Company is no longer a debtor-in-possession in any bankruptcy proceeding, the effect of this proceeding on past or potential mall owners, customers, vendors or employees cannot be determined.

ABSENCE OF DIVIDENDS AND RESTRICTION ON PAYMENT OF DIVIDENDS

     The Company does not expect to pay dividends for the foreseeable future. The Company's New Working Capital Facility restricts, and its Amended Credit Facility will restrict the ability of the Company to pay dividends on the Common Stock. See "Dividend Policy" and "Description of Certain Indebtedness."

CERTAIN ANTI-TAKEOVER PROVISIONS IN DELAWARE LAW AND THE COMPANY'S BY-LAWS

     Certain provisions of Delaware law and the Company's By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock." In addition, the Company's By-Laws provide that for nominations of Directors and other business to be brought before an annual meeting by a stockholder, such stockholder must give written notice to the Company with respect to such nomination or other matter a specified period in advance of the meeting. This provision may tend to discourage a proxy contest or other takeover bid for the Company.


DILUTION



     Purchasers of the shares of Common Stock offered hereby will suffer
immediate and substantial dilution in the amount of $          per share. See
"Dilution."



SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS AGREEMENT



     Upon completion of the Offerings, of the 30,000,000 authorized shares of Common Stock, 10,177,662 shares of Common Stock are anticipated to be issued and outstanding. Of these 10,177,662 shares of Common Stock, the shares purchased in the Offerings will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act") by persons who are not affiliates of the Company. In addition, the 9,835,559 shares of Common Stock issued on the Effective Date and the 328,873 shares of Common Stock issued pursuant to the Plan of Reorganization since the Effective Date were issued pursuant to an exemption from the registration requirements of the Securities Act (and of any state or local laws) provided by Section 1145(a)(1) of the Bankruptcy Code. At August 1, 1998, up to an additional 1,730 shares of Common Stock may be issued by the Company pursuant to the Plan of Reorganization. All shares of Common Stock issued pursuant to the Plan of Reorganization may be resold by the holders thereof without registration unless any such holder is deemed to be an "underwriter" with respect to such securities, as defined in Section 1145(b)(1) of the Bankruptcy Code. Four stockholders (including three Selling Stockholders) holding an aggregate of shares of Common Stock after giving effect to the Offerings may be deemed to be underwriters pursuant to Section 1145(b)(1) and were provided with certain demand and piggyback registration rights under the terms of a registration rights agreement (the "Registration Rights Agreement") with the Company. See "Shares Eligible for Future Sale -- Registration Rights Agreement." On May 5, 1998, an additional 10,000 shares of Common Stock were issued pursuant to an order of the Bankruptcy Court to certain persons for their significant contributions to the bankruptcy case. The Company believes that an aggregate of shares of Common Stock,
including the shares held by the stockholders who are parties to the registration rights agreement, may currently be sold pursuant to Rule 144 under the Securities Act in compliance with the notice, manner of sale, current public
reporting and volume limitations of Rule 144 (of which                shares of
Common Stock held by the Selling Stockholders are subject to the lock-up
arrangements described herein) and                shares may be sold without
restriction.


     The 948,594 shares of Common Stock reserved for issuance upon exercise of outstanding options will become eligible for resale under Rule 144 one year subsequent to the date or dates that the holders of such options exercise the same. Subsequent to the Offerings, the Company intends to file a registration statement on Form S-8 with respect to the 734,000 shares of Common Stock reserved for issuance upon exercise of all outstanding options (whether vested or unvested) and the 214,594 shares of Common Stock reserved for issuance pursuant to future option grants. Upon registration, such shares upon issuance would be freely tradable by persons who are not "affiliates" of the Company. In addition, "affiliates" of the Company could sell such shares pursuant to Rule 144 under the Securities Act in compliance with the resale volume limitations of Rule 144.


     The Company, its Directors, executive officers and management employees and the Selling Stockholders and other shareholders holding an aggregate of shares of Common Stock prior to the Offerings have agreed that they will not, directly or indirectly, without the prior written consent of Merrill Lynch on behalf of the Underwriters, offer, sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for, Common Stock, for a period of 180 days after the closing date of the Offerings. Stockholders holding shares have entered into lock-up agreements, while stockholders holding shares have not entered into such agreements.

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of the shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares of Common Stock issued upon the exercise of outstanding stock options), or the perception that such sales could occur, could adversely affect the prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

ABSENCE OF ESTABLISHED PUBLIC MARKET AND POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been a limited public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the Common Stock. See "Price Range of Common Stock." The initial public offering price of the Common Stock will be determined by negotiations among the Company, the Selling Stockholders and the Underwriters. The initial public offering price does not necessarily bear any direct relationship to the market prices of the Common Stock as reported on the OTC Bulletin Board prior to the Offerings and may have no relationship to the price at which the Common Stock will trade after completion of the Offerings. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market price for the Common Stock may be highly volatile depending on various factors, including but not limited to the state of the national economy, stock market conditions, industry research reports, actions by governmental agencies, litigation involving the Company, the Company's most recent quarterly earnings, announcements by the Company or its competitors and general conditions in the music retailing industry.

                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock has traded on the OTC Bulletin Board under the symbol "CMHDA" since February 27, 1998. The following table sets forth the range of high and low closing bid prices for the Common Stock for the periods indicated as reported by the National Association of Securities Dealers, Inc. These prices represent inter-dealer prices, without adjustment for retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions. The Company has applied for quotation of the Common Stock on the Nasdaq National Market System under the symbol "CMLT."



                                                                 PRICE RANGE
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
FISCAL 1997:
  Fourth Quarter (February 27, 1998)........................  $ 40.00    $ 35.00
FISCAL 1998:
  First Quarter.............................................  $ 41.00    $ 33.00
  Second Quarter (through August 10, 1998)..................    44.00      37.00



     On August 10, 1998, the closing bid price of the Common Stock as reported on the OTC Bulletin Board was $37.00 per share. Based upon information provided by the Company's transfer agent, as of July 28, 1998 there were 742 holders of the Common Stock. The initial public offering price of the Common Stock will not necessarily bear any direct relationship to the trading prices on the OTC Bulletin Board.


                                DIVIDEND POLICY


     The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the Company's Amended Credit Facility limits its ability to pay dividends under certain circumstances. See "Description of Certain Indebtedness." Any future determination as to the payment of cash dividends will depend on a number of factors, including future earnings, capital requirements, the financial condition and prospects of the Company and any restrictions under credit agreements existing from time to time. There can be no assurance that the Company will pay dividends in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of May 30, 1998. This table should be read in conjunction with the "Selected Consolidated Financial Data" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.



                                                                AT MAY 30, 1998
                                                                ---------------
                                                                (IN THOUSANDS,
                                                                    EXCEPT
                                                                  SHARE DATA)
Current maturities of long-term debt........................       $     --
                                                                   ========
Long-term debt, excluding current maturities (1)............       $     --
                                                                   ========
Stockholder's equity:
  Common Stock, $.01 par value, 30,000,000 shares
     authorized, 10,177,662 shares issued and outstanding
     (2)....................................................       $    102
  Additional paid-in capital................................        194,454
  Retained earnings (3).....................................          3,136
                                                                   --------
          Total stockholders' equity........................        197,692
                                                                   --------
          Total capitalization..............................       $197,692
                                                                   ========


---------------


(1) As of July 31, 1998, the Company had $25.0 million of indebtedness outstanding pursuant to the term loan under the Amended Credit Facility. The Company borrowed $25.0 million under the term loan in order to finance substantially all of the cash purchase price of the Spec's Acquisition. See "Risk Factors -- Risks of Restrictions by Lenders," "Prospectus
    Summary -- Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."


(2) See Note 13 to the Company's Consolidated Financial Statements.

(3) Does not reflect estimated expenses associated with the Offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

                                    DILUTION


     The net tangible book value of the Company as of May 30, 1998 was $303.9 million or $26.00 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value by the number of outstanding shares of Common Stock, including the assumed exercise of all vested options, after consummation of the Offerings. The net tangible book value dilution per share shown below represents the difference between the amount per share paid by purchasers of Common Stock in the Offerings and the net tangible book value per share of Common Stock. The following table illustrates the per share dilution:



Initial public offering price per share.....................  $
Net tangible book value per share...........................  $  26.00
                                                              --------
Net tangible book value dilution per share..................  $
                                                              ========


     The following table summarizes, on a pro forma basis as of May 31, 1998, the differences between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share of Common Stock paid by the current stockholders and by the investors purchasing shares of Common Stock in the Offerings, at the assumed initial public offering price of
$     per share of Common Stock.

                                        SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                      ---------------------    -----------------------      PRICE
                                        NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                        ------      -------       ------       -------    ---------
Current Stockholders (1)............                      %    $                     %     $
New investors.......................
                                      ----------     -----     ------------     -----
          Total.....................                 100.0%    $                100.0%
                                      ==========     =====     ============     =====

---------------


(1) Ownership figures for current stockholders exclude an aggregate of 354,500 shares of Common Stock that may be acquired upon the exercise of currently exercisable options at an exercise price of $20.75 per share under the Company's stock option plans. See "Management -- Stock Option Plan" and "Management -- Director Compensation."

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The accompanying unaudited pro forma condensed consolidated statement of operations for Fiscal 1997 reflects the historical statement of operations of the Company, adjusted to reflect the effects of (i) fresh-start reporting and
(ii) The Wall Acquisition (each as discussed herein), as if each had occurred as of the beginning of the period presented.

     The Company adopted the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Pursuant to the guidance provided by SOP 90-7, the Company adopted fresh-start reporting for its Consolidated Financial Statements effective as of January 31, 1998, the last day of the Company's fiscal month end. Under fresh-start reporting, the reorganization value of the Company has been allocated to the emerging Company's assets on the basis of the purchase method of accounting. All of the reorganization value was attributable to specific tangible assets of the emerging entity and no amount has been recorded as intangible assets or as "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets."

     Effective February 28, 1998, the Company acquired certain assets and assumed certain liabilities and operating lease commitments of The Wall from WH Smith Group Holdings USA, Inc. for a cash purchase price of $72.4 million. The Wall was a wholly owned subsidiary of WH Smith Group Holdings USA, Inc. and an indirect wholly owned subsidiary of the WH Smith Group, plc, a publicly held United Kingdom corporation. The purchase price exceeded the fair value of the net assets acquired by approximately $27.0 million, which amount will be amortized on a straight line basis over 30 years. The acquisition was accounted for under the purchase method of accounting.

     The unaudited pro forma condensed consolidated financial data and accompanying notes should be read in conjunction with the Consolidated Financial Statements and related notes of the Company and the financial statements and related notes of The Wall, all of which are included elsewhere in this Prospectus. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The fresh-start reporting allocation is subject to the resolution of the contingency with the IRS discussed in Note 18 to the Consolidated Financial Statements of the Company. The purchase price allocation related to The Wall Acquisition is subject to final adjustment based on the resolution of certain contingencies related to merchandise inventory return reserves and the finalization of acquisition costs. The unaudited pro forma condensed consolidated financial data are provided for informational purposes only and should not be construed to be indicative of the Company's results of operations had The Wall Acquisition been consummated on the dates assumed and are not intended to constitute projections with regards to the Company's results of operations for any future period.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  FISCAL 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             HISTORICAL
                                                            ------------                  HISTORICAL
                         HISTORICAL                             THE                      ------------
                       --------------                         COMPANY                      THE WALL
                        PREDECESSOR                           (PERIOD                      (PERIOD
                          (PERIOD                           FEBRUARY 1,                    MARCH 2,
                       MARCH 2, 1997      PRO FORMA           1998 TO       PRO FORMA      1997 TO       PRO FORMA
                       TO JANUARY 31,    ADJUSTMENTS        FEBRUARY 28,   FRESH-START   FEBRUARY 28,   ADJUSTMENTS
                           1998)        (FRESH-START)          1998)        COMBINED        1998)       (THE WALL)
                       --------------   -------------       ------------   -----------   ------------   -----------
INCOME STATEMENT DATA
Net sales.............    $372,561        $  (4,195)(1)       $27,842       $396,208       $172,212      $(14,300)(10)
Cost of sales.........     243,109           (3,890)(1)(2)     17,662        256,881        104,175        (9,000)(10)
                          --------        ---------           -------       --------       --------      --------
  Gross profit........     129,452             (305)           10,180        139,327         68,037        (5,300)
Selling, general and
  administrative
  expenses............      99,553             (579)(1)(3)      9,240        108,214         54,505       (11,493)(10)(11)
                                                                                                                 (12)(13)
Depreciation and
  amortization........      20,484          (14,574)(1)(4)        527          6,437          6,725        (3,038)(14)
Special items.........      (4,443)                                --         (4,443)         4,164        (4,164)(15)
                          --------        ---------           -------       --------       --------      --------
Income before interest
  expense, other
  income (expenses),
  net, reorganization
  income (expenses),
  and income taxes....      13,858           14,848               413         29,119          2,643        13,395
Interest expense......        (221)              55(5)            (12)          (178)            --          (410)(16)
Other income
  (expenses), net.....        (185)           2,529(6)(7)         295          2,639             --        (2,639)(16)
                          --------        ---------           -------       --------       --------      --------
Income before
  reorganization
  income (expenses),
  and income taxes....      13,452           17,432               696         31,580          2,643        10,346
Reorganization income
  (expenses)..........      26,501          (26,501)(7)(8)         --             --             --
                          --------        ---------           -------       --------       --------      --------
Income (loss) before
  income taxes........      39,953           (9,069)              696         31,580          2,643        10,346
(Provision) benefit
  for income taxes....        (289)         (11,912)(9)          (115)       (12,316)        (2,206)       (2,861)(17)
                          --------        ---------           -------       --------       --------      --------
Net income (loss).....    $ 39,664        $ (20,981)          $   581       $ 19,264(20)   $    437      $  7,485
                          ========        =========           =======       ========       ========      ========
Earnings per
  share(18)...........
Weighted average
  shares
  outstanding(18).....


                         PRO FORMA
                         COMBINED
                        -----------
INCOME STATEMENT DATA
Net sales.............  $   554,120
Cost of sales.........      352,056
                        -----------
  Gross profit........      202,064
Selling, general and
  administrative
  expenses............      151,226
Depreciation and
  amortization........       10,124
Special items.........       (4,443)
                        -----------
Income before interest
  expense, other
  income (expenses),
  net, reorganization
  income (expenses),
  and income taxes....       45,157
Interest expense......         (588)
Other income
  (expenses), net.....           --
                        -----------
Income before
  reorganization
  income (expenses),
  and income taxes....       44,569
Reorganization income
  (expenses)..........           --
                        -----------
Income (loss) before
  income taxes........       44,569
(Provision) benefit
  for income taxes....      (17,383)
                        -----------
Net income (loss).....  $    27,186(19)
                        ===========
Earnings per
  share(18)...........  $      2.67
Weighted average
  shares
  outstanding(18).....   10,176,162


 See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

FRESH-START REPORTING PRO FORMA ADJUSTMENTS NOTES

 (1) To eliminate operating results of ten stores closed in conjunction with the Company's reorganization as follows: sales ($4,195); cost of sales ($2,740); selling, general and administrative expenses ($1,123); and depreciation and amortization ($377).

 (2) During the reorganization period certain trade vendors denied the Company the right to take prompt payment discounts. The amounts and period of denial varied by vendor. The adjustment of ($1,150) reinstates cash discounts to normal and customary trade payment terms.

 (3) To adjust selling, general and administrative expenses for the following:
     (i) record the effects of fair value adjustments for favorable and unfavorable lease value amortization of $578; (ii) record the effects of fair value adjustments for average rent expense of $1,011; and (iii) record the effects of capitalizing internal use software costs (SOP 98-1) of ($1,045).


 (4) To reduce depreciation and amortization expense for the following: (i) eliminate Predecessor Company goodwill amortization of ($1,840); (ii) record the effects of amortizing capitalized internal software costs (SOP 98-1) of $105; (iii) eliminate Predecessor Company depreciation expense of ($18,644); and (iv) record depreciation expense of $6,182 for the adjusted fixed asset values based on historical lives and half-year convention.


 (5) To eliminate historical commitment fee expense of ($221) and record new commitment fee expense of $166 based on the terms of the New Working Capital Facility of .375%.

 (6) To adjust amortization of deferred financing fees for the New Working Capital Facility by ($218).


 (7) To reclassify interest income of $2,311 from reorganization income. The interest income consists of interest earned on cash accumulated during the Chapter 11 proceedings due to the nonpayment of prepetition liabilities subject to compromise and was recorded as a reorganization item in accordance with SOP 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."



 (8) To eliminate reorganization income (including interest income of $2,311 included therein) which will not be incurred subsequent to the Plan Effective Date.


 (9) To reverse income tax effect of fresh-start reporting adjustments and record the income tax effect of pro forma adjustments for items that are deductible for income tax purposes, using an assumed rate of 39%.


THE WALL ACQUISITION PRO FORMA ADJUSTMENTS NOTES



(10) To reflect adjustment for operating results of 18 stores not acquired by the Company for sales ($3,600); cost of sales ($2,300); and selling, general and administrative expenses ($1,900); and to adjust operating results for 11 stores acquired which will be closed and are reserved for as part of the acquisition strategy as follows: sales ($10,700); cost of sales ($6,700); and selling, general and administrative expenses ($3,800).



(11) To eliminate duplicate payroll and related costs of ($4,313) associated with the corporate employees not acquired, and to eliminate duplicate corporate facility costs of ($400) for contracts not acquired.



(12) To eliminate duplicate payroll and related costs of ($710) associated with distribution center employees not acquired.



(13) To adjust selling, general and administrative expenses for the following:
     (i) record the effects of fair value adjustments for favorable and unfavorable lease value amortization of ($1,120) and (ii) record the effects of fair value adjustments for average rent expense of $750.



(14) To reduce depreciation and amortization for the following: (i) to reverse historical depreciation and amortization of ($6,725); (ii) to record new goodwill amortization of $898 (based on straight-line amortization over a 30-year period); (iii) to record trade name amortization of $380 (based on straight-line amortization over a two-year period); and (iv) to record new depreciation expense of $2,409 for revalued property, plant and equipment.



(15) To eliminate special charges of ($4,164) which represent the write-down on long-lived assets which were either not acquired or recorded at fair value.

(16) To eliminate interest income of $2,639 and reflect additional interest expense of $410 as a result of incremental borrowings needed to finance The Wall Acquisition.



(17) To record the income tax effect of pro forma adjustments assuming an income tax rate of 39%.


PRO FORMA COMBINED PER SHARE DATA


(18) The pro forma combined net income per share data is presented in accordance with SFAS No. 128 and assumes: (i) the Company emerged from bankruptcy and adopted fresh-start reporting on March 2, 1997; (ii) The Wall Acquisition occurred on March 2, 1997; and (iii) the Company's 1998 Stock Option Plan and Outside Directors Stock Option Plan were established on March 2, 1997. Awards of options under these plans are not dilutive on a pro forma basis and, therefore, basic and diluted data are the same. With respect to historical combined net income per share, see Note 3 to the Company's Consolidated Financial Statements.


OTHER INFORMATION


(19) Pro forma fresh-start combined net income of $19.3 million in Fiscal 1997 would have been $15.9 million when adjusted to reflect (i) the elimination of a $4.4 million ($2.7 million, net of tax) special item and (ii) a $1.2 million ($0.7 million, net of tax) increase to cost of goods sold to reflect the absence of customary trade payment terms during fiscal 1997. Pro forma combined net income of $27.2 million for Fiscal 1997, adjusted for (i) and (ii) above and a $2.1 million ($1.3 million, net of tax) increase to selling, general and administrative expenses to reflect accruals associated with The Wall Acquisition, would have been $22.5 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA
  (IN THOUSANDS, EXCEPT PER SHARE, SELECTED STORE AND SELECTED OPERATING DATA)


    The selected consolidated financial data as of and for the fiscal year ended August 31, 1993 and the 30 days ended September 30, 1993 have been derived from the audited and internal financial statements of the Pre-Predecessor prior to the 1993 Acquisition. The selected consolidated financial data as of and for the period from October 1, 1993 to February 26, 1994 and the fiscal years ended February 25, 1995, March 2, 1996 and March 1, 1997, and the period March 2, 1997 to January 31, 1998 have been derived from the audited financial statements of the Predecessor. The selected consolidated financial data of the Company as of and for the period February 1, 1998 to February 28, 1998 has been derived from the audited financial statement of the Company. The selected consolidated financial data of the Company for the period March 2, 1997 to May 31, 1997 and March 1, 1998 to May 30, 1998 and as of May 31, 1997 and May 30, 1998 has been derived from the unaudited financial statements of the Company. The selected consolidated financial data set forth below should be read in conjunction with the audited and unaudited historical financial statements of the Company, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Prospectus. As a result of the implementation of fresh-start reporting, the consolidated financial data for the Company is not comparable to that of the Predecessor or the Pre-Predecessor. As a result of implementing purchase accounting for the 1993 Acquisition, the consolidated financial data of the Pre-Predecessor is not comparable to that of the Predecessor.



                           PRE-PREDECESSOR(1)                                 PREDECESSOR(2)
                       ---------------------------   -----------------------------------------------------------------
                                                       PERIOD
                                                     OCTOBER 1,
                                                        1993                                                 PERIOD
                       FISCAL YEAR      30 DAYS          TO                                                 MARCH 2,
                          ENDED          ENDED        FEBRUARY                                              1997 TO
                       AUGUST 31,    SEPTEMBER 30,       26,          FISCAL        FISCAL      FISCAL    JANUARY 31,
                          1993          1993(3)         1994           1994          1995        1996       1998(4)
                       -----------   -------------   -----------   ------------   ----------   --------   ------------
INCOME STATEMENT DATA
Net sales.............  $421,467       $ 28,958       $206,246      $ 459,077     $  455,652   $396,502     $372,561
Cost of sales.........   256,773         17,737        123,227        289,887        302,481    263,072      243,109
                        --------       --------       --------      ---------     ----------   --------     --------
Gross profit..........   164,694         11,221         83,019        169,190        153,171    133,430      129,452
Selling, general and
 administrative
 expenses.............   116,174          9,611         53,249        128,158        135,441    117,558       99,553
Depreciation and
 amortization.........    13,110          1,135          7,465         21,146         26,570     23,290       20,484
Special items (6).....        --             --          8,330             --        211,520      6,523       (4,443)
                        --------       --------       --------      ---------     ----------   --------     --------
Income (loss) before
 interest expense,
 other income
 (expenses), net,
 reorganization income
 (expenses), income
 taxes and
 extraordinary item...    35,410            475         13,975         19,886       (220,360)   (13,941)      13,858
Interest expense......    (2,022)          (188)       (10,693)       (30,655)       (38,319)   (17,418)        (221)
Other income
 (expenses), net......    (1,210)           (93)        (1,548)        (5,026)        (4,978)    (1,160)        (185)
                        --------       --------       --------      ---------     ----------   --------     --------
Income (loss) before
 reorganization income
 (expenses), income
 taxes and
 extraordinary item...    32,178            194          1,734        (15,795)      (263,657)   (32,519)      13,452
Reorganization income
 (expenses)(7)........        --             --             --             --             --    (31,845)      26,501
                        --------       --------       --------      ---------     ----------   --------     --------
Income (loss) before
 income taxes and
 extraordinary item...    32,178            194          1,734        (15,795)      (263,657)   (64,364)      39,953
(Provision) benefit
 for income taxes.....   (10,949)           (34)        (2,678)        (3,070)          (474)        --         (289)
Extraordinary item,
 net of tax(8)........        --             --             --             --             --         --      228,911
                        --------       --------       --------      ---------     ----------   --------     --------
Net income (loss).....  $ 21,229       $    160       $   (944)     $ (18,865)    $ (264,131)  $(64,364)    $268,575
                        ========       ========       ========      =========     ==========   ========     ========
Basic earnings per
 share(9).............
Diluted earnings per
 share(9).............
Weighted average
 number of common
 shares
 outstanding-basic(9)...
Weighted average
 number of common
 shares
 outstanding-diluted(9)..

                            THE                                       THE
                          COMPANY                 PREDECESSOR(2)    COMPANY
                        ------------              --------------   ----------

                           PERIOD                     PERIOD         PERIOD
                        FEBRUARY 1,                  MARCH 2,       MARCH 1,
                          1998 TO      COMBINED      1997 TO        1998 TO
                        FEBRUARY 28,    FISCAL       MAY 31,        MAY 30,
                          1998(4)      1997(5)         1997           1998
                        ------------   --------   --------------   ----------
INCOME STATEMENT DATA
Net sales.............    $ 27,842     $400,403      $ 82,815      $  113,456
Cost of sales.........      17,662     260,771         53,820          71,147
                          --------     --------      --------      ----------
Gross profit..........      10,180     139,632         28,995          42,309
Selling, general and
 administrative
 expenses.............       9,240     108,793         26,407          36,213
Depreciation and
 amortization.........         527      21,011          5,454           1,765
Special items (6).....          --      (4,443)            --             350
                          --------     --------      --------      ----------
Income (loss) before
 interest expense,
 other income
 (expenses), net,
 reorganization income
 (expenses), income
 taxes and
 extraordinary item...         413      14,271         (2,866)          3,981
Interest expense......         (12)       (233)           (61)            (86)
Other income
 (expenses), net......         295         110            (69)            263
                          --------     --------      --------      ----------
Income (loss) before
 reorganization income
 (expenses), income
 taxes and
 extraordinary item...         696      14,148         (2,996)          4,158
Reorganization income
 (expenses)(7)........          --      26,501         (1,113)             --
                          --------     --------      --------      ----------
Income (loss) before
 income taxes and
 extraordinary item...         696      40,649         (4,109)          4,158
(Provision) benefit
 for income taxes.....        (115)       (404)            --          (1,603)
Extraordinary item,
 net of tax(8)........          --     228,911             --              --
                          --------     --------      --------      ----------
Net income (loss).....    $    581     $269,156      $ (4,109)     $    2,555
                          ========     ========      ========      ==========
Basic earnings per
 share(9).............    $   0.06          --             --      $     0.25
Diluted earnings per
 share(9).............    $   0.06          --             --      $     0.24
Weighted average
 number of common
 shares
 outstanding-basic(9).  10,176,162                                 10,176,162
Weighted average
 number of common
 shares
 outstanding-diluted(9  10,176,162                                 10,469,914



                                                   (continued on following page)


                           PRE-PREDECESSOR(1)                                 PREDECESSOR(2)
                       ---------------------------   -----------------------------------------------------------------
                                                       PERIOD
                                                     OCTOBER 1,
                                                        1993                                                 PERIOD
                       FISCAL YEAR      30 DAYS          TO                                                 MARCH 2,
                          ENDED          ENDED        FEBRUARY                                              1997 TO
                       AUGUST 31,    SEPTEMBER 30,       26,          FISCAL        FISCAL      FISCAL    JANUARY 31,
                          1993          1993(3)         1994           1994          1995        1996       1998(4)
                       -----------   -------------   -----------   ------------   ----------   --------   ------------
SELECTED STORE DATA
Number of stores:
 Open at beginning of
   period.............       324            365            366            392            401        388          315
 Open during period...        20              1              7             21             14         --           --
 Closed during
   period.............         5             --             --             12             27         73           10
 Acquired during
   period.............        26             --             19             --             --         --           --
                        --------       --------       --------      ---------     ----------   --------     --------
 Open at end of
   period.............       365            366            392            401            388        315          305
                        ========       ========       ========      =========     ==========   ========     ========
SELECTED OPERATING
 DATA
Gross square footage
 (000's)(10)..........     1,273          1,281          1,393          1,511          1,563      1,329        1,309
Sales per square
 foot(11).............  $    331             --             --      $     304     $      292   $    298           --
Comparable store sales
 increase
 (decrease)(12).......        --             --             --           (2.6%)         (5.6%)     (3.5%)         --
BALANCE SHEET DATA (AT
 END OF PERIOD)
Working capital.......  $ 73,263       $ 73,329       $ 30,448      $  58,127     $ (167,129)  $125,329     $149,018
Total assets..........   227,720        236,052        545,484        551,370        308,670    258,648      260,319
Current portion of
 long-term debt.......       578          9,203          2,555         12,565        285,878         --           --
Long-term debt, net of
 current portion......    21,283         21,283        328,845        354,235        110,882         --           --
Liabilities subject to
 compromise...........        --             --             --             --             --    484,811           --
Stockholders' equity
 (deficit)............   130,418        130,579         75,643         56,778       (203,940)  (268,304)     194,368

                            THE                                       THE
                          COMPANY                 PREDECESSOR(2)    COMPANY
                        ------------              --------------   ----------

                           PERIOD                     PERIOD         PERIOD
                        FEBRUARY 1,                  MARCH 2,       MARCH 1,
                          1998 TO      COMBINED      1997 TO        1998 TO
                        FEBRUARY 28,    FISCAL       MAY 31,        MAY 30,
                          1998(4)      1997(5)         1997           1998
                        ------------   --------   --------------   ----------
SELECTED STORE DATA
Number of stores:
 Open at beginning of
   period.............         305         315            315             305
 Open during period...          --          --             --               1
 Closed during
   period.............          --          10             --               1
 Acquired during
   period.............          --          --             --             150
                          --------     --------      --------      ----------
 Open at end of
   period.............         305         305            315             455
                          ========     ========      ========      ==========
SELECTED OPERATING
 DATA
Gross square footage
 (000's)(10)..........       1,309       1,309          1,329           1,930
Sales per square
 foot(11).............          --     $   306       $     62      $       59
Comparable store sales
 increase
 (decrease)(12).......          --        6.8%           1.7%            1.0%
BALANCE SHEET DATA (AT
 END OF PERIOD)
Working capital.......    $110,143     $110,143      $124,608      $  114,517
Total assets..........     342,281     342,281        254,132         303,894
Current portion of
 long-term debt.......          --          --             --              --
Long-term debt, net of
 current portion......          --          --             --              --
Liabilities subject to
 compromise...........          --          --        484,497              --
Stockholders' equity
 (deficit)............     194,949     194,949       (272,421)        197,692


---------------

 (1) The financial information for the Pre-Predecessor entity relates to the operations of Camelot Music, Inc. prior to the 1993 Acquisition which was effective September 30, 1993.


 (2) The financial information for the Predecessor entity relates to the operations of Camelot Music Holdings, Inc. prior to its emergence from bankruptcy on the Plan Effective Date.


 (3) In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been recorded in the interim financial statements presented. The Company's business is seasonal, and therefore, the interim results are not indicative of the results for a full year.


 (4) As of January 31, 1998, the Company adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, which resulted in a new entity for financial reporting purposes. Financial information for the period from March 2, 1997 to January 31, 1998 reflects the operations of the Company's Predecessor prior to its emergence from bankruptcy. Financial information for the period from February 1, 1998 to February 28, 1998 reflects the operations of the Company after the Plan Effective Date and the adoption of fresh-start reporting.



 (5) Combined Fiscal 1997 consolidated financial data represents a summation (on two different bases of accounting due to the adoption of fresh-start reporting on the Plan Effective Date) of the financial data for the Predecessor entity from March 2, 1997 to January 31, 1998 and the financial data for the Company from February 1, 1998 to February 28, 1998. See "Unaudited Pro Forma Condensed Consolidated Financial Data."



 (6) Includes certain items, including the reversal of program reward redemption reserves aggregating $4.4 million (income) in Fiscal 1997 when the Company discontinued its manual "punch card" version of its customer loyalty program and replaced it with a more limited automated program, the write-down of the fair value of long-lived assets in Fiscal 1996 resulting in a charge of $6.5 million, the write-down of goodwill in Fiscal 1995, principally related to the 1993 Acquisition and restructuring charges of $8.3 million. In the first quarter of Fiscal 1998, the Company incurred a $0.4 million (expense) relating to the Offerings.


 (7) During Fiscal 1997, reorganization income related principally to adjustments to prepetition claims that were discharged or received no amount of recovery, offset by net adjustments to fair value, and professional fees and other expenses related to the bankruptcy proceedings. During Fiscal 1996, reorganization expense primarily reflected a provision for store closings (including related lease rejection damage claims) and the write-off of financing costs associated with prepetition indebtedness as well as professional fees.

 (8) As a result of the Company's reorganization, in Fiscal 1997 the Company recorded a one-time gain of $228.9 million associated with the extinguishment of prepetition claims of approximately $428 million.


 (9) See Note 3 to the Company's year end and interim Consolidated Financial Statements.


(10) Gross square footage is based on Camelot stores only and excludes The Wall stores.

(11) Sales per square foot is based on the gross square footage for Camelot stores only and excludes The Wall stores.

(12) The percentage change in comparable store sales is calculated as the net change in sales for each comparable store for the equivalent period in the prior year. Comparable stores are stores that have been operating for more than 12 months since first opening. During the 13th month of operations, new stores are considered comparable stores. Stores which have been relocated are treated as comparable stores. Closed stores are not categorized as comparable stores.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     Camelot was founded in 1956 as a third-party supplier of music to general merchandise retailers such as regional drug, grocery, variety and discount stores. In 1965, the Company opened its first retail outlet as a leased department in a Canton, Ohio area discount store. Over the next several years, the Company began to operate mall-based prerecorded music stores and leased music departments in discount stores. The Company has been privately held since its founding.


     On November 12, 1993, Investcorp S.A., an international investment banking firm, arranged for certain of its affiliates, other non-U.S. investors and Camelot senior management to purchase the stock of Camelot Music, Inc. for approximately $420.0 million (the "1993 Acquisition"). This purchase price was funded with $80.0 million in cash, approximately $240.0 million of borrowings by the Company's predecessor from institutional lenders provided under the terms of a credit agreement, $50.0 million of subordinated debentures and $50.0 million of Camelot Music, Inc.'s preferred stock.

     During the 1980s the music retail industry experienced rapid growth fueled by: (i) the introduction of new products such as the CD; (ii) a relatively large number of popular new releases which increased customer traffic and sales; and
(iii) the rapid expansion of mall-based music retailers. These factors led, in the early 1990s, to the competitive intrusion of non-traditional music retailers such as consumer electronics stores and discount stores and to increasing price competition. By mid-1994 these competitive factors, combined with the contraction of the replacement CD market and a comparative lack of successful new releases, led to deteriorating profitability in the music retail industry. Beginning in mid-1997, conditions in the music retail industry began to improve as a result of: (i) the significant reduction in competitive square footage resulting from the reduction in the total number of traditional music retail stores from approximately 5,000 in 1995 to approximately 4,200 in 1997, including a net reduction of 600 retail stores by the top five traditional music retailers, based on store count; (ii) an improvement in retail pricing as music vendors, beginning in 1996, strengthened MAP guidelines, which the Company believes decreased the intensity levels of price-based competition for prerecorded music; and (iii) a resurgence in popular new releases.


     The significant debt service burden resulting from the 1993 Acquisition and the industry conditions described above combined to impair Camelot's operating and financial condition and led the Company to file a voluntary bankruptcy petition in August 1996. The Plan of Reorganization was confirmed by the Bankruptcy Court and became effective on January 27, 1998 (the "Plan Effective Date"). Over the last two fiscal years, as the Company focused on improving the competitiveness of its business, revenues increased 1.0% as the Company closed 83 stores and opened no new stores. During this same period the Company significantly improved its operating margin to 3.6% of net sales (2.5% excluding special items) in Fiscal 1997 from a loss of 3.5% of net sales (a loss of 1.9% excluding special items).



     Because the Company is not offering any shares of Common Stock in the Offerings, expenses incurred by the Company in connection with the Offerings are being charged to earnings in the periods incurred. The Company currently estimates incurring expenses associated with the Offerings of $1.0 million. In addition, on June 4, 1998 each non-employee Director of the Company received an option to purchase shares of Common Stock at an exercise price of $20.75 per share See "Management -- Executive Compensation -- Stock Option Plan" and
"-- Director Compensation." Based upon the difference between the exercise price of these options and the market price of a share of the Company's Common Stock on the date of grant, the Company will recognize approximately $241,000 in compensation expense in connection with these option awards during the second quarter of Fiscal 1998.


RECENT DEVELOPMENTS


     On July 29, 1998, the Company acquired Spec's under the terms of the Spec's Merger Agreement. Spec's is a Miami, Florida-based retailer of prerecorded music operating 41 stores in Florida and Puerto Rico. As of July 29, 1998, Spec's operated 16 mall stores and 25 stores in shopping centers and free-standing locations. The

Company believes the Spec's Acquisition will enhance its competitive position in the Southeastern United States and give the Company a leading position in the south Florida market. The cash purchase price for the Spec's Acquisition was approximately $28 million (including related acquisition costs and the repayment of Spec's indebtedness) and was funded primarily with amounts available under the Company's Amended Credit Facility as well as accumulated cash. See
"-- Liquidity and Capital Resources." Based on public filings by Spec's, during the twelve months ended January 31, 1998, Spec's had revenues of $66.2 million and an operating loss of $4.1 million (excluding restructuring charges, store closing expenses and impairment of long-lived assets). The Company expects to achieve cost savings through the reduction or elimination of Spec's corporate and distribution infrastructure and intends to close two underperforming stores.


RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the Selected Historical Financial and Operating Data and the Consolidated Financial Statements of the Company and accompanying notes included elsewhere in this Prospectus. The Company's fiscal year ends on the Saturday closest to February 28. Any fiscal years or period designated herein is by the calendar year in which the fiscal year commences. The Company completed a comprehensive financial restructuring pursuant to the Plan of Reorganization under the United States Bankruptcy Code, which became effective on January 27, 1998. The Company's emergence from bankruptcy required the Company, in accordance with SOP 90-7, to adopt "fresh-start reporting" as of January 31, 1998. See Note 2 to the Company's Consolidated Financial Statements included elsewhere herein. Due to a revaluation of assets and liabilities and adoption of a new basis of accounting resulting from fresh-start reporting, the results of operations for periods subsequent to January 31, 1998 are not comparable to the results of operations for prior periods. The following discussion and analysis of the results of operations compare (i) the Company's results of operations for the thirteen weeks ended May 30, 1998 with the results of operations for the thirteen weeks ended May 31, 1997, (ii) a summation of the Company's results of operations for the period February 1, 1998 to February 28, 1998 and the period March 2, 1997 to January 31, 1998 ("Combined Fiscal 1997" or "Fiscal 1997") with the results of operations for the 52 week period ended March 1, 1997 ("Fiscal 1996") and (iii) the Company's results of operations for Fiscal 1996 with the results of operations for the 53-week period ended March 2, 1996 ("Fiscal 1995"). Although results for periods subsequent to January 31, 1998 are not comparable to results for prior periods, information is presented on a combined basis in order to provide investors with information covering a complete fiscal year of operations. Management believes that presentation of information with respect to Combined Fiscal 1997 facilitates investor comprehension of the Company's performance for Fiscal 1997 in relation to the prior periods presented.


     During Fiscal 1995, the Company experienced adverse business conditions resulting principally from increased competition, which led to diminished operating results and downward revisions to forecasted future results. Accordingly, management determined that certain long-lived assets were impaired and wrote those assets down by $202.9 million. Additional impaired asset write-downs of $6.5 million were recorded in Fiscal 1996. These charges are reflected in "special items." Income (loss) before interest expense, other income (expenses), net, reorganization income (expenses), income taxes and extraordinary item would have been a loss of $8.8 million in Fiscal 1995 (a loss of 1.9% of net sales) and a loss of $7.4 million in Fiscal 1996 (a loss of 1.9% of net sales), excluding such charges.

     The following table shows certain statement of operations line items as a percentage of net sales during the three most recent fiscal years and for the first quarters of Fiscal 1998 and Fiscal 1997.



                                                                            PERCENTAGE OF NET SALES
                                               ---------------------------------------------------------------------------------
                                                                               PRO FORMA         PRO FORMA      FIRST     FIRST
                                                                 COMBINED       COMBINED         COMBINED      QUARTER   QUARTER
                                               FISCAL   FISCAL    FISCAL      FISCAL 1997       FISCAL 1997    FISCAL    FISCAL
                                                1995     1996    1997(1)    (FRESH-START)(2)   (THE WALL)(2)    1997      1998
                                               ------   ------   --------   ----------------   -------------   -------   -------
Net sales....................................  100.0%   100.0%    100.0%         100.0%            100.0%       100.0%    100.0%
Cost of sales................................   66.4     66.3      65.1           64.8              63.5         65.0      62.7%
                                               -----    -----     -----          -----             -----        -----     -----
Gross profit.................................   33.6     33.7      34.9           35.2              36.5         35.0      37.3
Selling, general and administrative
  expenses...................................   29.7     29.7      27.2           27.3              27.3         31.9      31.9
Depreciation and amortization................    5.8      5.9       5.2            1.6               1.8          6.6       1.6
Special items(3).............................   46.4      1.6      (1.1)          (1.1)             (0.7)          --       0.3
                                               -----    -----     -----          -----             -----        -----     -----
Income (loss) before interest expense, other
  income (expenses), net, reorganization
  income (expenses), income taxes and
  extraordinary item.........................  (48.3)    (3.5)      3.6            7.4               8.1         (3.5)      3.5
Interest expense.............................   (8.4)    (4.4)     (0.1)            --              (0.1)          --        --
Other income (expenses), net.................   (1.1)    (0.3)       --            0.7                --         (0.1)      0.2
                                               -----    -----     -----          -----             -----        -----     -----
Income (loss) before reorganization income
  (expenses), income taxes and extraordinary
  item.......................................  (57.8)    (8.2)      3.5            8.1               8.0         (3.6)      3.7
Reorganization income (expenses).............     --     (8.0)      6.6             --                --         (1.3)       --
                                               -----    -----     -----          -----             -----        -----     -----
Income (loss) before income taxes and
  extraordinary item.........................  (57.8)   (16.2)     10.1            8.1               8.0         (4.9)      3.7
(Provision) benefit for income taxes.........   (0.1)      --      (0.1)          (3.1)             (3.1)          --      (1.4)
Extraordinary item, net of tax...............     --       --      57.2             --                --           --        --
                                               -----    -----     -----          -----             -----        -----     -----
Net income (loss)............................  (57.9)%  (16.2)%    67.2%           5.0%              4.9%        (4.9)%     2.3%
                                               =====    =====     =====          =====             =====        =====     =====


---------------

(1) Results of operations for Fiscal 1997 are presented on a combined basis reflecting a summation of the Predecessor's operations for the period March 2, 1997 to January 31, 1998 and the Company's operations for the period February 1, 1998 to February 28, 1998.

(2) See "Unaudited Pro Forma Condensed Consolidated Financial Data" and the notes thereto.

(3) Includes certain items, including the reversal of program reward redemption reserves aggregating $4.4 million (income) in Fiscal 1997 when the Company discontinued its manual "punch card" version of its customer loyalty program and replaced it with a more limited automated customer loyalty program, the write-down of the fair value of long-lived assets in Fiscal 1996 resulting in a charge of $6.5 million and an impaired asset write-down of $202.9 million for Fiscal 1995, including $201.1 million associated with the write-down of goodwill, principally related to the 1993 Acquisition.


THIRTEEN WEEKS ENDED MAY 30, 1998 COMPARED TO THE THIRTEEN WEEKS ENDED MAY 31, 1997.



     Net sales. Net sales increased 37.0% to $113.5 million in the first quarter of Fiscal 1998 compared to $82.8 million in the first quarter of Fiscal 1997. The Company acquired 150 stores on February 28, 1998 as a result of The Wall Acquisition. The increase in sales was primarily as result of The Wall Acquisition which added $31.4 million to net sales for the quarter. Comparable store sales (based on 305 Camelot stores) increased 1.0%, primarily due to increases in retail pricing of catalog goods during the first quarter of Fiscal 1998 versus the prior year. Comparable store sales for The Wall for the first quarter of Fiscal 1998 increased by approximately 10% compared to the first quarter of Fiscal 1997 (when the Company did not own The Wall). During this period, the Company opened one store and closed one store. As of May 30, 1998, the Company operated 455 stores compared to 315 stores as of May 31, 1997.



     Gross profit. Gross profit increased 45.9% to $42.3 million in the first quarter of Fiscal 1998 compared to $29.0 million in the first quarter of Fiscal 1997. Gross profit as a percentage of net sales improved to 37.3% in the first quarter of Fiscal 1998 from 35.0% in the first quarter of Fiscal 1997. The increase in gross profit was a result of less promotional retail pricing, an increased mix of higher margin catalog sales, the resumption of normal trade terms (including the availability of prompt payment discounts) and the acquisition of The Wall stores. The Wall Acquisition accounted for $12.2 million of the increase in gross profit.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased 37.1% to $36.2 million in the first quarter of Fiscal 1998 from $26.4 million in the first quarter of Fiscal 1997. During the quarter The Wall stores contributed $9.2 million to the increase in selling, general and administrative expenses (1.6% of net sales). Selling, general and administrative expenses as a percentage of net sales was consistent with the first quarter of Fiscal 1997 at 31.9%.



     Depreciation and amortization. Depreciation and amortization decreased 67.3% to $1.8 million in the first quarter of Fiscal 1998 from $5.5 million in the first quarter of Fiscal 1997. The reduction was the result of fresh-start accounting and purchase accounting adjustments which significantly decreased the depreciable basis of property, plant and equipment.



     Special items. In the first quarter of Fiscal 1998 the Company incurred $0.4 million (expense) relating to the Offerings.



     Income (loss) before other income (expenses), net, reorganization expenses, and income taxes. As a result of the foregoing, income (loss) before interest expense, other income (expenses), net, reorganization expenses and income taxes as a percentage of net sales increased to 3.5% or $4.0 million in the first quarter of Fiscal 1998 as compared to a loss of $2.9 million or 3.5% as a percentage of net sales in the first quarter of Fiscal 1997.



     Other income (expenses), net. The Company's other income (expenses), net, increased to $0.2 million (income) in the first quarter of Fiscal 1998 from $.1 million (expenses) in the first quarter of Fiscal 1997. Other income (expenses), net includes the Company's interest income and financing charges. Other income in the prior year quarter was netted against reorganization expenses as required during the bankruptcy proceedings.



     Reorganization expenses. The Company recorded no reorganization expenses in the first quarter of Fiscal 1998 compared to reorganization expenses of $1.1 million in the first quarter of Fiscal 1997. During Fiscal 1997 the reorganization expenses primarily reflected professional fees and other expenses related to the bankruptcy proceedings. No expense has been incurred in Fiscal 1998 due to the Company's emergence from Chapter 11 on January 31, 1998.



     Income taxes. The Company's provision for income taxes for the first quarter of Fiscal 1998 was $1.6 million compared to no income tax recorded during the first quarter of Fiscal 1997. The Company anticipates an effective tax rate of approximately 39.7% with respect to Fiscal 1998 pretax income. The Company believes that it is more likely than not that it will be able to use the deferred tax assets at February 28, 1998. Under the provisions of the Internal Revenue Code, no net operating losses remain to offset the Company's future operating income. In addition, the write-off of unprofitable stores as a part of the Plan, the forgiveness of debt and the related reduction in future interest expense and the write-off of reorganization expense as a part of emergence from bankruptcy will all contribute to future taxable income. Therefore, no valuation allowance has been established to offset these deferred tax assets.



     Net income. As a result of the foregoing, the Company recognized net income of $2.6 million during the first quarter of Fiscal 1998, as compared to a net loss of ($4.1) million in the first quarter of Fiscal 1997. Excluding special items and reorganization expenses, the Company recognized net income in the first quarter of Fiscal 1998 of $2.9 million, as compared to a net loss of $(3.0) million in the first quarter of Fiscal 1997.


COMBINED FISCAL 1997 COMPARED TO FISCAL 1996

     Net sales. Net sales increased 1.0% to $400.4 million in Fiscal 1997 compared to $396.5 million in Fiscal 1996. Comparable store sales increased 6.8%, primarily as a result of retail price increases on selected catalog titles resulting from the institution of MAP pricing and decreased competition in the marketplace and secondarily due to a comparably stronger new release schedule. During Fiscal 1997, the Company did not open any stores and closed ten stores. The Company acquired 150 stores on February 28, 1998 as a result of The Wall Acquisition. The Company operated 455 stores at the end of Fiscal 1997 compared to 315 stores at the end of Fiscal 1996.

     On a pro forma combined basis giving effect to the adoption of fresh-start reporting at the beginning of Fiscal 1997 ("Pro Forma (Fresh-Start)"), Pro Forma (Fresh-Start) net sales during Fiscal 1997 were $396.2 million. On a pro forma combined basis giving further effect to The Wall Acquisition as if it had occurred at the beginning of Fiscal 1997 ("Pro Forma (The Wall) "), Pro Forma (The Wall) net sales during Fiscal 1997 were $55.4 million.



     Gross profit. Gross profit increased 4.6% to $139.6 million in Fiscal 1997 compared to $133.4 million in Fiscal 1996. Gross profit as a percentage of net sales improved to 34.9% in Fiscal 1997 from 33.7% in Fiscal 1996. For purposes of determining the Company's gross profit, cost of sales is comprised of product costs, freight, inventory shrink and prompt payment discounts. The increase in gross profit was the result of decreased competition and an increasing mix of higher margin catalog sales and the resumption of normal trade terms (including the availability of prompt payment discounts), offset in part by lower margins earned on non-music products such as laser video and software products that the Company was in the process of discontinuing. The Company recorded a charge of $2.0 million in Fiscal 1997 for the discontinuance of these product lines. Gross margins were also impacted negatively as a result of a recent industry-wide trend in which vendors have implemented policies prohibiting the return of open products for credit. The Company expects the trend to continue in Fiscal 1998. The Company has modified its inventory distribution systems in response to this trend. Opened products returned by customers are segregated from other returns and sent to liquidators for resale. The Company has also begun a program of repackaging certain opened product and selling it as used product at selected stores. In addition, the Company has modified its return policies to more closely monitor customer returns in an effort to reduce returns of opened product. The costs associated with this effort have not been material.



     Pro Forma (Fresh-Start) gross profit as a percentage of net sales was 34.9%, primarily reflecting the effect of the elimination of the cost of sales associated with the operations of ten stores closed during Fiscal 1997 and the reinstatement of vendor discounts. Pro Forma (The Wall) gross profit as a percentage of net sales was 36.5%, primarily reflecting the higher margins associated with The Wall's operations.


     Selling, general and administrative expenses. Selling, general and administrative expenses decreased 7.5% to $108.8 million in Fiscal 1997 from $117.6 million in Fiscal 1996. Selling, general and administrative expenses, as a percentage of net sales, decreased to 27.2% in Fiscal 1997 compared to 29.7% in Fiscal 1996. Selling, general and administrative expenses include payroll, occupancy and net advertising costs, utilities, distribution costs and general and administrative costs. The improvement in selling, general and administrative expenses as a percentage of net sales was principally due to (i) temporary rent concessions negotiated during the reorganization which have reduced store occupancy costs as a percentage of net sales, (ii) increases in cooperative advertising support from vendors and (iii) cost savings associated with restructuring and automating the Company's customer loyalty program. The Company expects these rent concessions to be phased out during 1999 and 2000.


     Pro Forma (Fresh-Start) and Pro Forma (The Wall) selling, general and administrative expenses were 27.2% of net sales. The pro forma selling, general and administrative expenses resulted from the exclusion of net sales from the ten Camelot stores closed during Fiscal 1997 and from The Wall stores that were not acquired by The Company or which were targeted for closure subsequent to The Wall Acquisition.


     Depreciation and amortization. Depreciation and amortization decreased 9.9% to $21.0 million in Fiscal 1997 from $23.3 million in Fiscal 1996. The reduction was primarily attributable to store closings during Fiscal 1996 and Fiscal 1997.


     Pro Forma (Fresh-Start) depreciation and amortization expense was 1.6% of net sales, primarily reflecting the elimination of depreciation and amortization expense resulting from fair value adjustments to property, plant and equipment elimination of Predecessor Company goodwill amortization. Pro Forma (The Wall) depreciation and amortization expense was 1.8% of net sales, and primarily reflects the elimination of historic depreciation and amortization expense, offset in part by new amortization expense for revalued property, plant and equipment.


     Special items. In Fiscal 1997 the Company discontinued the manual "punch card" version of its customer loyalty program and replaced it with an automated program targeted to its most frequent and highest spending customers. The reduction in the program resulted in the reversal of program reward redemption reserves aggregating $4.4 million (income). In Fiscal 1996 the Company wrote down the fair value of long-lived assets resulting in a charge of $6.5 million.


     Special items on a Pro Forma (Fresh-Start) basis as a percentage of net sales were comparable with historic combined Fiscal 1997 levels. Reflecting the higher pro forma sales resulting from The Wall Acquisition, special items as a percentage of Pro Forma (The Wall) net sales were (0.7%).


     Income (loss) before interest expense, other income (expenses), net, reorganization income (expenses), income taxes and extraordinary item. As a result of the foregoing, income (loss) before interest expense, other income (expenses), net, reorganization income (expenses), income taxes and extraordinary item as a percentage of net sales increased to 3.6% (2.5% excluding special items) or $14.3 million in Fiscal 1997 as compared to a loss of $13.9 million or a loss of 3.5% as a percentage of net sales (a loss of 1.9% excluding special items) in Fiscal 1996.

     Interest expense. The Company's interest expense declined to $0.2 million in Fiscal 1997 from $17.4 million in Fiscal 1996. The decline in interest expense was primarily attributable to the cessation of accruals on prepetition indebtedness upon the filing of the Company's bankruptcy petition.

     Other income (expenses), net. The Company's other income (expenses), net decreased to $0.1 million in Fiscal 1997 from $18.6 million in Fiscal 1996. Other income (expenses), net includes the Company's financing charges. Financing costs decreased to $0.4 million in Fiscal 1997 from $1.9 million in Fiscal 1996.


     Pro Forma (Fresh-Start) other income (expenses) net was 0.7% of net sales and primarily reflects the reclassification of interest income from reorganization income.



     Reorganization income (expenses). The Company realized reorganization income of $26.5 million in Fiscal 1997 compared to reorganization expense of $31.8 million in Fiscal 1996. During Fiscal 1997, the reorganization income related principally to adjustments to prepetition claims that were discharged or received no amount of recovery, offset by net adjustments to fair values, and professional fees and other expenses related to the bankruptcy proceedings. During Fiscal 1996, the reorganization expense primarily reflected a provision for store closings (including related lease rejection damage claims), and the write-off of financing costs associated with prepetition indebtedness, as well as professional fees. No reorganization income was recognized on a pro forma basis.


     Income taxes. The Company's provision for income taxes during Fiscal 1997 was $0.4 million compared to no income tax recorded during Fiscal 1996. Differences between the effective tax rate and the statutory tax rate are due primarily to the recording of valuation allowances against deferred tax assets. The Company anticipates an effective tax rate of approximately 40% with respect to Fiscal 1998 pre-tax income.

     Extraordinary item. As a result of the Company's reorganization, in Fiscal 1997 the Company recorded a one-time gain of $228.9 million associated with the extinguishment of its prepetition claims of approximately $428 million.

     Net income. As a result of the foregoing, the Company recognized net income of $269.2 million during Fiscal 1997, as compared to a net loss of $64.4 million in Fiscal 1996. Excluding special items, reorganization income (expenses) and extraordinary item, the Company recognized net income in Fiscal 1997 of $9.3 million, as compared to a net loss of $26.0 million in Fiscal 1996.

FISCAL 1996 COMPARED TO FISCAL 1995

     Net sales. Net sales decreased 13.0% to $396.5 million in Fiscal 1996 from $455.7 million in Fiscal 1995. Comparable store sales declined 3.2% in Fiscal 1996 due to the comparative lack of strong product releases, a decline in CD replacement sales and increased price-based competition led by price decreases by non-traditional music retailers, such as consumer electronics retailers. The decrease in total sales was primarily due to the closing of 73 stores in Fiscal 1996, a decrease in comparable store sales and the impact of one less week of sales in Fiscal 1996. The Company opened no new stores in Fiscal 1996.

     Gross profit. Gross profit decreased 12.9% to $133.4 million in Fiscal 1996 compared to $153.2 million in Fiscal 1995. Gross profit as a percentage of net sales remained relatively constant at 33.7% in Fiscal 1996 and 33.6% in Fiscal 1995. The decrease in gross profit was primarily due to the effects of increased price-based competition and the comparative lack of strong new releases.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased 13.2% to $117.6 million in Fiscal 1996 from $135.4 million in Fiscal 1995. Selling, general and administrative expenses, as a percentage of net sales, remained constant at 29.7% in Fiscal 1996 and Fiscal 1995. The decrease in selling, general and administrative expenses was principally due to the reduction in the number of stores operated by the Company from 388 to 315 and a related reduction in corporate and store operating costs.

     Depreciation and amortization. Depreciation and amortization decreased 12.3% to $23.3 million in Fiscal 1996 from $26.6 million in Fiscal 1995. The decrease was a result of store closings.

     Special items. During Fiscal 1995, the Company adopted Financial Accounting Standards Board Statement No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement No. 121"), issued in March 1995. In connection with the adoption of Statement No. 121, the Company recorded an impaired asset write-down of $202.9 million for Fiscal 1995, including $201.1 million associated with the write-down of goodwill, principally related to the 1993 Acquisition. Additional impaired asset write-downs of $6.5 million were recorded in Fiscal 1996. These write-downs resulted from the identification by management of significant adverse changes in the Company's business climate late in the third quarter of Fiscal 1995 that continued into Fiscal 1996. These changes were largely due to increasing competition which led to operating results that were less than expected. As a result, management reviewed the carrying values of long-lived assets, primarily goodwill and property, plant and equipment, for recoverability and possible impairment, particularly in light of sales declines that began in 1995 and continued during 1996. These sales declines resulted from general declines in customer traffic in malls, the increase in non-mall, high-volume, low-priced superstores and the lack of strong music product releases. While the Company's mall-based music stores reacted with increased promotional pricing, the Company's higher cost structure relative to these non-mall superstores, which was principally related to occupancy costs, limited the Company's ability to compete effectively.

     In addition, in Fiscal 1995, the Company incurred a charge of $3.4 million for the expiration of put agreements, which had been issued in November 1993. Additionally, due to the increasingly competitive retail environment, the Company incurred a restructuring charge in Fiscal 1995 of $5.2 million, primarily related to store closings prior to the Petition Date.

     Income (loss) before interest expense, other income (expenses), net, reorganization income (expenses), income taxes and extraordinary item. As a result of the foregoing, income (loss) before interest expense, other income (expenses), net, reorganization income (expenses), income taxes and extraordinary item decreased to $13.9 million in Fiscal 1996 from $220.4 million in Fiscal 1995.

     Interest expense. The Company's interest expense declined to $17.4 million in Fiscal 1996 from $38.1 million in Fiscal 1995. In connection with the bankruptcy proceedings, the Company did not record interest on its prepetition debt subsequent to the Petition Date. During the bankruptcy proceedings, the Company entered into an agreement with various lenders to obtain debtor-in-possession financing (the "DIP Agreement"). After the Petition Date, borrowings under the DIP Agreement were significantly lower than the prepetition debt obligations. Therefore, the Company's financing costs in Fiscal 1996 were significantly lower than in Fiscal 1995.

     Other income (expenses), net. Other income (expenses), net decreased to $1.2 million in Fiscal 1996 from $5.2 million in Fiscal 1995. Other expenses included the net costs of corporate owned life insurance programs of $1.3 million in Fiscal 1996 and $1.5 million in Fiscal 1995. The Fiscal 1996 expenses also reflect the receipt of $1.9 million upon the termination of a business development agreement.

     Reorganization income (expenses). Reorganization income (expenses) was $31.8 million in Fiscal 1996 as a result of the bankruptcy proceedings, including professional fees of $4.9 million, the write-off of financing fees from the 1993 Acquisition of $16.0 million, a provision for store closing costs of $4.9 million and related lease rejection claims of $7.6 million.

     Income Taxes. There was no provision for income taxes during Fiscal 1996. In Fiscal 1995, the Company's provision for income taxes was $0.5 million.

     Net income. As a result of the foregoing, the Company recognized a net loss of $64.3 million in Fiscal 1996 and a net loss of $264.1 million in Fiscal 1995. Excluding special items and reorganization expense, the Company recognized a net loss of $26.0 million in Fiscal 1996, as compared to a net loss of $52.6 million in Fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash needs fluctuate during the course of the fiscal year. During the first three quarters, the Company's cash flow from operations typically is consumed by payments to suppliers and store maintenance, renovation expenditures and opening new stores, including relocations. During the fourth quarter, the Company has historically relied on borrowings under its credit facilities to provide it with liquidity to purchase inventory for sale during the holiday season.


     Pursuant to the Plan of Reorganization, a wholly owned subsidiary of the Company, CMI, entered into a Revolving Credit Agreement dated January 27, 1998 (the "New Working Capital Facility") with a number of financial institutions. The New Working Capital Facility provided the Company with advances of up to $50.0 million during peak periods (October to December) and $35.0 million during non-peak periods (January to September), bore interest at floating rates and matured on January 27, 2002. The aggregate availability under the New Working Capital Facility was limited to a borrowing base equal to 35.0% of inventory during peak periods and 30.0% of inventory during non-peak periods. On June 12, 1998, the Company signed the first amendment and waiver to the New Working Capital Facility (the "Amended Credit Facility"). The Amended Credit Facility increases the borrowing base to 60.0% of inventory during all periods, modifies existing limitations on capital expenditures, waived certain covenants in order to permit the Spec's Acquisition and provided a $25.0 million term loan to finance the Spec's Acquisition. The term loan under the Amended Credit Facility will be amortized in semi-annual installments over a three year period beginning January 31, 1999. The amortization payments will be $3.0 million, $2.0 million, $6.0 million, $4.0 million, $6.0 million and $4.0 million. CMI's obligations under the Amended Credit Facility are guaranteed by the Company and all of CMI's subsidiaries; those obligations are collateralized by substantially all of the Company's and its subsidiaries' assets. The Company has pledged to the lenders under the Amended Credit Facility the capital stock of CMI, and CMI has in turn pledged to such lenders the capital stock of its subsidiaries. The Company and its subsidiaries are currently subject to certain customary negative covenants under the Amended Credit Facility which, under certain circumstances, limit their ability to incur additional indebtedness, pay dividends, make capital expenditures and engage in certain extraordinary corporate transactions. The Amended Credit Facility also requires the Company to maintain minimum consolidated levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Company is currently in compliance with all of these covenants. See "Description of Certain Indebtedness." As of July 31, 1998, the Company had $25.0 million outstanding under the term loan portion of the Amended Credit Facility.



     On July 29, 1998, the Company acquired Spec's for a cash purchase price of $3.30 per share. Approximately $28 million was required to fund the payment of the purchase price and the repayment of Spec's outstanding indebtedness and acquisition costs. The Company funded the Spec's Acquisition with the $25.0 million term loan provided under the Amended Credit Facility and accumulated cash balances. Management believes the principal effects of the Spec's Acquisition on its financial position will be the debt service and amortization requirements associated with the term loan. The Company also anticipates recording approximately $18 million in goodwill as a result of the Spec's Acquisition, which will be amortized over a 30-year period.



     The Company's cash flow from operating activities increased to $54.9 million in Fiscal 1997 compared to cash flow from operating activities of $16.3 million in Fiscal 1996. The increase in cash generated from operating activities primarily reflects the Company's net income of $269.2 million in Fiscal 1997 ($19.3 million on a pro forma basis after adjusting for fresh-start reporting and excluding The Wall) as compared to a net loss of $64.4 million in Fiscal 1996, together with increases in trade payables resulting from improved credit terms, increases in accrued expenses and amounts payable in connection with The Wall Acquisition. The Company's cash flow from operating activities increased to $6.1 million for the period March 1, 1998 to May 30, 1998 compared to cash flow from operating activities of $6.0 million for the period March 2, 1997 to May 31, 1997.

     Net cash used in investing activities increased to $12.9 million in Fiscal 1997, as compared to $4.0 million in Fiscal 1996, primarily as a result of the Company's higher level of capital expenditures during Fiscal 1997. Net cash used in investing activities increased to $73.0 million for the period March 1, 1998 to May 30, 1998 compared to net cash used in investing activities of $1.9 million for the period March 2, 1997 to May 31, 1997, as a result of $71.2 million invested in connection with The Wall Acquisition. The Company made capital expenditures of $9.8 million during Fiscal 1997 as compared with capital expenditures of $4.3 million in Fiscal 1996. Capital expenditures during Fiscal 1997 were comprised of $2.5 million in enhancements to information systems (including enhancements associated with the anticipated integration of The Wall's operations) and $7.3 million in store remodeling, maintenance and expansions. Fiscal 1996 capital expenditures were primarily attributable to store remodeling, maintenance and expansions. The Company made capital expenditures of $1.8 million for the period March 1, 1998 to May 30, 1998 compared to capital expenditures of $1.9 million for the period March 2, 1997 to May 31, 1997. Capital expenditures for both periods were primarily attributable to store remodeling, maintenance and expansions.



     Net cash used in financing activities increased to $0.8 million in Fiscal 1997, as compared to $0.6 million in Fiscal 1996. Net cash used in financing activities in Fiscal 1997 primarily related to the payment of financing fees, while net cash used in financing activities in Fiscal 1996 related to repayment of borrowings under the Company's then-existing credit agreement and the payment of financing fees, offset in part by the proceeds of such borrowings and other long term debt. No cash was used in financing activities for the period March 1, 1998 to May 30, 1998 compared to net cash used in financing activities of $0.025 million for the period March 2, 1997 to May 31, 1997.



     The Company currently anticipates that capital expenditures aggregating approximately $22.4 million will be incurred in Fiscal 1998, of which $12.6 million is anticipated to relate to new, relocated and remodeled stores, $6.0 million is anticipated to relate to an upgraded store point of sale ("POS") system, and the balance of which relates to general corporate purposes. The Company anticipates making capital expenditures of $22.6 million during Fiscal 1999, substantially all of which is anticipated to relate to new, relocated and remodeled stores. The Company expects that the total investment for each new store will be approximately $0.6 million, including inventory (net of vendor funding), leasehold improvements, signage, and furniture, fixtures and equipment and excluding pre-opening expenses. Pre-opening expenses, which consist primarily of non-recurring costs such as employee recruiting and training, supplies and various miscellaneous expenditures, are expected to average approximately $15,000 per store and will be expensed as incurred. The cost of opening a new store can vary based on the size of the particular store, construction costs in various markets and other factors. The Company generally is able to determine whether a new store will be profitable after the store has been open for a period of 12 months.



     The IRS asserted in the bankruptcy proceedings a priority tax claim against the Company of approximately $7.9 million. Under the Plan of Reorganization, any allowed priority tax claim of the IRS would be paid over six years, with quarterly amortization of interest and principal, at an interest rate of 9.0%. The Company acknowledges a priority tax obligation to the IRS of approximately $0.8 million and has established a reserve in that amount. The Company disputes the validity of the balance of the IRS claim. In the event that a judgment is rendered against the Company in an amount exceeding the reserves established with respect to this matter, the Company's results of operations would be materially adversely affected. Such a judgment, unless paid or bonded for appeal, would be an Event of Default under the Company's Amended Credit Facility. See "Business -- Legal Proceedings" and "Risk Factors -- Internal Revenue Service Claim."



     As of May 30, 1998, the Company had cash and working capital of approximately $15.7 million and $114.5 million, respectively, compared to cash of $82.5 million and working capital of $110.1 million at February 28, 1998. Approximately $72.4 million in cash was used subsequent to year-end to pay the purchase price for The Wall Acquisition. The Company's primary sources of funds are expected to be cash from operations supplemented by borrowings under the Amended Credit Facility. The Company's primary ongoing cash requirements will be to finance working capital, primarily inventory purchases, and to make capital expenditures for store relocations and new store openings and for upgraded POS systems and continuing information systems maintenance. Management believes that cash flows from its restructured operations and available working capital, supplemented by the borrowings under the Amended Credit Facility, will enable the Company to meet its working capital and capital expenditure needs in Fiscal 1998 and Fiscal 1999.

SELECTED QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth certain unaudited quarterly statement of operations data for the period from March 3, 1996 to May 30, 1998, as well as such data expressed as a percentage of yearly totals for the period indicated. This data has been derived from unaudited Consolidated Financial Statements that, in the opinion of the Company, include all adjustments necessary for fair presentation of such information when read in conjunction with the Company's audited Consolidated Financial Statements and notes thereto. The Company's business is seasonal in nature. In Fiscal 1997, approximately 35% of its revenues, and all of its income (loss) before interest expense, other income (expenses) net, reorganization income (expenses) net, income taxes and extraordinary item and its net income before extraordinary item was generated in the Company's fiscal fourth quarter. Quarterly results are affected by, among other things, new product offerings, store openings and closings, and sales performance of existing stores.


                                                    FISCAL 1996
                                                 ($ IN THOUSANDS)
                          ---------------------------------------------------------------
                          FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER        TOTAL
                          -------------   --------------   -------------   --------------       --------
Net sales...............    $ 90,704         $ 90,132         $83,600         $132,066          $396,502
Gross profit............      31,318           30,393          28,131           43,588           133,430
Operating income (loss)
  (1)...................      (6,398)          (6,642)         (7,352)           6,451           (13,941)


                                               COMBINED FISCAL 1997
                                                 ($ IN THOUSANDS)
                          ---------------------------------------------------------------
                          FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER (2)    TOTAL
                          -------------   --------------   -------------   -------------- ---   --------
Net sales...............    $ 82,815         $ 89,257         $88,178         $140,153          $400,403
Gross profit............      28,995           31,451          28,621           50,565           139,632
Operating income (loss)
  (1)...................      (2,866)            (346)            183           17,300            14,271



                          FISCAL 1998
                        ($ IN THOUSANDS)
                         FIRST QUARTER
                        ----------------
Net sales.............      $113,456
Gross profit..........        42,309
Operating income......         3,981


---------------

(1) For purposes of this presentation, operating income (loss) means the Company's income (loss) before interest expense, other income (expenses) net, reorganization income (expenses) net, income taxes and extraordinary item for each of the periods presented.

(2) Results for the fourth quarter of Fiscal 1997 are presented on a combined basis reflecting a summation of the Predecessor's operations to January 31, 1998 and the Company's operations for the period February 1, 1998 to February 28, 1998.

INFLATION

     The Company believes that the inflationary environment in the Company's markets in the past several years has not had a material impact on the Company's revenues or results of operations. Borrowings under the Amended Credit Facility, however, will be at variable rates of interest and increases in such interest rates, if not mitigated by other Company actions, could adversely impact the Company's results of operations.

YEAR 2000 COMPLIANCE

     The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain data-based information. The Company has assessed its systems and equipment with respect to Year 2000 and has developed a project plan. Many of the Year 2000 issues have been addressed. The Company is in the process of installing a new back office POS system to address Year 2000 issues at the store level, including the processing of credit card transactions. The remaining Year 2000 issues will be addressed either with scheduled systems upgrades or through the Company's internal systems development staff. The incremental costs will be charged to expense as incurred and are not expected to have a material impact on the financial position or the results of operations of the Company. The Company does not know the Year 2000 status of its vendors or of other third parties with whom it does business. The Company could be adversely impacted if Year 2000 modifications are not properly completed by either the Company or its vendors, banks or any other entity with whom the Company conducts business.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Financial Accounting Standards Board Statement No. 128, "Earnings per Share" ("Statement No. 128"), issued in February 1997 and effective for fiscal years ending after December 15, 1997, establishes and simplifies standards for computing and presenting earnings per share ("EPS"). The Company has complied with Statement No. 128.

     Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("Statement No. 130"), issued in June 1997 and effective for fiscal years ending after December 15, 1997, establishes standards for reporting and display of the total net income and the components of all other nonowner changes in equity, or comprehensive income (loss) in the statement of operations, in a separate statement of comprehensive income (loss) or within the statement of changes of stockholder's equity. The Company has had no significant items of other comprehensive income.

     Financial Accounting Standards Board Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"), issued in June 1997 and effective for fiscal years beginning after December 15, 1997, will change the way companies report selected segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements. The Company has evaluated the impact of the application of the new rules on the Company's Consolidated Financial Statements and the new rules will not change its financial presentation.


     Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), issued in June, 1998 and effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with earlier application permitted, requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company has evaluated the impact of the application of the new rules on the Company's Consolidated Financial Statements and the new rules will not change its financial presentation.


     The Accounting Standards Executive Committee Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), issued in March 1998 and effective for fiscal years beginning after December 15, 1998 with earlier application permitted, provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company has adopted SOP 98-1 as of the date of emergence from bankruptcy as required by fresh-start reporting. See Note 4 to the Company's Consolidated Financial Statements.

     The Accounting Standards Executive Committee Statement of Position 98-5, "Accounting for the Costs of Start-up Activities" ("SOP 98-5"), issued in April 1998 and effective for fiscal years beginning after December 15, 1998 with earlier application permitted, provides guidance on the financial reporting of start-up costs and organization costs. The Company has adopted SOP 98-5 as of the date of emergence from bankruptcy as required by fresh-start reporting. See
Note 4 to the Company's Consolidated Financial Statements.

FORWARD LOOKING STATEMENTS


     This Prospectus includes forward-looking statements, including statements regarding, among other items, (i) the Company's anticipated growth strategies, including the Company's intention to expand current stores and open new stores,
(ii) the Company's intention to consider additional acquisitions, (iii) anticipated trends in the Company's businesses, (iv) future expenditures for capital projects, including the Company's intention to install a new back office point of sale system, and (v) the Company's intention to seek to improve its operational efficiencies. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors" including, among others, (i) changes in the competitive marketplace, including pricing changes and addition of new stores by the Company's competitors, and (ii) changes in the trends in the retail music industry. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

                                    BUSINESS


     Camelot is a leading mall-based retailer of prerecorded music and accessories and is one of the largest music retailers in the United States based on store count. As of July 31, 1998, the Company operated 493 stores in 37 states nationwide and in Puerto Rico under three brand names: Camelot Music, founded in 1956, operating 304 stores with a significant store base concentration in the Midwest and Southeast regions of the United States; The Wall, operating 148 stores primarily in the Mid-Atlantic and Northeast regions of the United States; and Spec's, operating 41 stores in South Florida and Puerto Rico. The Company acquired certain assets of The Wall effective February 28, 1998 and it acquired Spec's on July 29, 1998. The Company believes that each chain benefits from name recognition and a loyal customer base in their primary markets of operation. For Fiscal 1997, the Company had pro forma net sales and earnings of $554.1 million ($396.2 million excluding The Wall) and earnings of $27.2 million ($15.9 million excluding (i) The Wall, (ii) special items and (iii) the reinstatement of vendor discounts). On July 29, 1998, the Company acquired Spec's, a music retailer operating 41 stores in south Florida and Puerto Rico. The Company believes that the Spec's Acquisition will enhance its competitive position in the Southeastern United States and give the Company a leading position in the south Florida market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."



     Camelot offers a broad range of prerecorded music, including CDs, cassettes, prerecorded video cassettes, DVDs and accessories such as blank audio and video cassettes and music and tape care products. The Company seeks to position itself as the mall-based music specialist for prerecorded music, and advertises under the motto "No One Knows Your Music Better." The Company's stores average 4,350 square feet in size and typically offer over 20,000 SKUs, including both high-volume hits and the Company's catalog. The Company believes its product offering enables it to attract a diverse customer base thereby reducing its dependence on any one genre of music. In Fiscal 1997, the Company's average sales per square foot was approximately $293, including The Wall, which the Company believes is among the highest for mall-based retailers of prerecorded music. The Company believes its broad product offering, supported by a high level of customer service from its knowledgeable sales force, combined with its competitive pricing strategy and attractive locations within regional malls, positions Camelot to benefit from the favorable trends occurring in the prerecorded music industry.



     The Company believes that the total market for prerecorded music and music videos in the United States amounted to $12.2 billion in 1997. The Company believes that revenues in the music and music video market in the United States have doubled over the last ten years and has grown at a compounded annual rate of 8.2% during such period. Industry growth rates do not reflect the Company's historical growth and are not necessarily indicative of its growth during future periods. The Company's revenues have grown at a 7.8% compounded annual rate over the last ten years, although its revenues grew over the past five years at a compounded annual rate of 2.3%. During the 1980s the music retail industry experienced rapid growth fueled by: (i) the introduction of new products such as the CD; (ii) a relatively large number of popular new releases which increased customer traffic and sales; and (iii) the rapid expansion of mall-based music retailers. These factors led, in the early 1990s, to the competitive intrusion of non-traditional music retailers such as consumer electronics stores and discount stores and to increasing price competition. By mid-1994, these competitive factors, combined with the contraction of the replacement CD market and a comparative lack of successful new releases led to deteriorating profitability in the music retail industry. Beginning in mid-1997, conditions in the music retail industry began to improve as a result of: (i) the significant reduction in competitive square footage resulting from the reduction in the total number of traditional music retail stores from approximately 5,000 in 1995 to approximately 4,200 in 1997, including a net reduction of 600 retail stores by the top five traditional music retailers, based on store count; (ii) an improvement in retail pricing as music vendors, beginning in 1996, strengthened MAP guidelines, which the Company believes decreased the intensity levels of price-based competition for prerecorded music; and (iii) a resurgence in popular new releases.



     The Company has historically been privately held. In 1993, the Company was acquired in a highly leveraged transaction by an investor group led by a private investment firm and members of the Company's current management. The 1993 Acquisition resulted in significant debt service obligations. This significant debt service and the industry conditions described above combined to impair Camelot's operating and financial condition and led the Company to file a voluntary petition for protection under Chapter 11 of the Bankruptcy Code in August

1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Camelot's Plan of Reorganization was confirmed by the Bankruptcy Court on December 12, 1997 and became effective on January 27, 1998. Under the Plan of Reorganization, substantially all of the claims against the Company existing as of the Petition Date were exchanged for shares of Common Stock. Approximately $423.0 million of unsecured claims were exchanged for 10,167,824 shares of Common Stock valued at amount equal to one share for each $47.95 of claim, and approximately $41.5 million of secured claims were exchanged for 2,211,111 shares of Common Stock valued at an amount equal to one share for each $18.75 of claim. All pre-petition ownership interests in the Company were cancelled.


     Prior to and during its reorganization under the protection of the Bankruptcy Court, Camelot was able to substantially improve the competitive positioning of its business and significantly improve its financial position. These improvements included: (i) closing 96 underperforming stores; (ii) renegotiating unfavorable leases on certain of its remaining stores; (iii) returning certain overstock inventory to its vendors; and (iv) eliminating its liabilities totaling approximately $485 million, including indebtedness of approximately $412 million. In addition, during the same period, Camelot invested $7.5 million to upgrade, develop and implement sophisticated merchandising, distribution, replenishment, and financial software packages, all of which were fully operational by the end of Fiscal 1997. The Company's new and upgraded information systems enable management to (i) allocate specific merchandise to a specific store, thereby improving sell-through rates and reducing returns to vendors; (ii) improve the efficiency of its replenishment system to reduce stock-outs and lower distribution center operating costs; (iii) better track profitability by SKU, store and region; and (iv) automate invoice matching to reduce corporate labor costs. The Company also developed and implemented a new marketing and data warehousing system, which became fully operational in April 1998, to better capture transaction specific data to facilitate the further development of the Company's customer loyalty programs and improve the effectiveness of its advertising programs by targeting specific customers with promotional material tailored to their buying patterns. Over the last two fiscal years, as the Company focused on improving the competitiveness of its business, revenues increased 1.0% as the Company closed 83 stores and opened no new stores.

     The Company believes the improved industry conditions, the modifications to its operations and financial condition, its infrastructure investments and its strong market position, provide Camelot with distinct competitive advantages and position it for accelerated growth and continued improvement in profitability. Key elements of the Company's growth strategy include:


     - Strengthen Competitive Position in Existing Markets. The Company intends to strengthen its store base and increase sales by relocating certain existing stores to larger stores and selectively opening new stores in existing markets. New stores will be opened to fill out existing markets and leverage the Company's distribution, advertising and field management costs. As of July 31, 1998, approximately 280 of the Company's 493 stores were less than 4,000 square feet in size compared to its current prototype store of 5,000-6,000 square feet. The Company intends to relocate many of these stores to larger facilities within the same regional mall. The Company believes these relocations will better facilitate its merchandising strategy, including the broader presentation of higher-margin catalog titles. At July 31, 1998, the Company had identified 100 such stores for relocation. In Fiscal 1998, the Company plans to relocate 20 stores and open four new stores in existing markets. Of these 24 projects, seven have been completed and lease commitments have been signed for three more. In Fiscal 1999, the Company expects to relocate 17 stores and open 20 new stores.


     - Improve Operating Margins. The Company has significantly increased its operating profit margin to 3.6% of net sales (2.5% excluding special items) in Fiscal 1997 from a loss of 3.5% of net sales (a loss of 1.9% excluding special items) in Fiscal 1996. The Company believes that significant opportunities exist to continue to increase its operating profit margin. The Company seeks to increase its gross profit margin primarily through: (i) improved pricing for the Company's products; (ii) enhanced trade terms; (iii) reduced product returns through a more systematic allocation of products; and (iv) adjusting its merchandise mix to emphasize higher-margin catalog items as it relocates its stores to larger facilities. In addition, the Company expects to leverage its general and administrative and warehousing and distribution costs as it opens new stores or acquires stores in existing markets. The Company's warehouse and distribution center is currently operating between 30% and 40% of capacity and the Company believes it could support approximately 500 additional stores without a significant increase in capital expenditures for its warehouse and distribution facilities.


     - Pursue Acquisitions. The Company believes its industry leading position, experienced management team and improved capitalization position Camelot to pursue selective acquisition opportunities in the music retailing industry. Camelot targets mall-based retailers of prerecorded music in existing or contiguous market areas which possess attractive real estate locations. The Company's strategy is to improve such retailers' operating results by remerchandising the stores to conform to Camelot's prototype, implementing its information systems and integrating the acquired operations in order to benefit from economies of scale in distribution, advertising, and management costs. Effective February 28, 1998, the Company purchased certain assets of The Wall for $72.4 million, which significantly enhanced Camelot's market share in the Mid-Atlantic and Northeast regions of the United States. At May 31, 1998, the Company had improved product mix at all of The Wall's stores, targeted for closure 11 underperforming stores, implemented its information systems and reduced costs by eliminating The Wall's corporate infrastructure and phasing out its distribution facilities. See "Unaudited Pro Forma Condensed Consolidated Financial Data." On July 29, 1998, the Company acquired Spec's. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."



RECENT ACQUISITIONS



     The Company has completed two acquisitions since the January 27, 1998 Plan Effective Date. Effective February 28, 1998, the Company acquired certain assets and assumed certain liabilities and operating lease commitments of The Wall pursuant to an Asset Purchase Agreement dated December 10, 1997. Prior to its acquisition by the Company, The Wall was a mall-based music store chain owned by W.H. Smith (USA), Inc. that operated 150 stores in the Mid-Atlantic region of the United States. The total purchase price paid by the Company for the business of The Wall was $89.4 million, including a cash purchase price of $72.4 million, assumption of liabilities aggregating $14.7 million, and acquisition costs of $2.3 million. The purchase price was subject to adjustment based on the resolution of certain contingencies related to merchandise inventory return reserves and finalization of acquisition costs. No adjustment to the purchase price was made.



     On July 29, 1998, the Company completed its acquisition of all of the issued and outstanding shares of Common Stock of Spec's. Spec's operates 41 stores in south Florida and Puerto Rico, including 16 mall stores and 25 stores in shopping centers and free standing locations. Prior to the acquisition, Spec's was a public company and its Common Stock was traded on the Nasdaq SmallCap Market. Under the terms of an Agreement and Plan of Merger dated June 3, 1998, SM Acquisition, Inc., a wholly-owned subsidiary of the Company, was merged with and into Spec's (the "Merger"). Upon consummation of the Merger, each share of Spec's Common Stock issued and outstanding prior to the Merger was converted into the right to receive $3.30 per share in cash, and each outstanding option to purchase shares of Spec's Common Stock was surrendered in exchange for a cash payment equal to the excess, if any, of $3.30 per share over the exercise price of such option. The total purchase price payable in connection with the Spec's Acquisition was approximately $28 million, including repayment of bank debt of approximately $9.2 million, the assumption of liabilities of approximately $11 million, and acquisition costs of approximately $2.0 million. In addition, Ann Spector Lieff, Spec's President and Chief Executive Officer, entered into a consulting and non-competition agreement under the terms of which she agreed to be available to consult with the Company's Chief Executive Officer for a period beginning 60 days after the date of the Merger and ending on the first anniversary of the Merger. Under the terms of this agreement, Ms. Lieff will be entitled to continue to receive salary payments for 60 days after the Merger and will receive a severance payment of $58,000 at the end of such period. Thereafter, Ms. Lieff will receive consulting fees aggregating approximately $100,000 during the term of the agreement. The agreement also provides that Ms. Lieff may not directly or indirectly engage in the specialty music business in any area in which the Company conducts business during the term of the agreement.

INDUSTRY


     The Company believes that the total market for prerecorded music and music videos in the United States in 1997 amounted to $12.2 billion. The Company believes that revenues in the music and music video market in the United States have doubled over the last ten years and has grown at a compound annual rate of 8.2% during such period. Industry growth rates do not reflect the Company's historical growth and are not necessarily indicative of its growth during future periods. The Company's revenues have grown at a 7.8% compounded annual rate over the last ten years, although its revenues grew over the past five years at a compounded annual rate of 2.3%. The music retail industry is comprised of a number of participants operating in a variety of store formats. Participants in the industry include dedicated music retailers, such as the Company, operating in mall-based stores, shopping centers and free standing locations, as well as mass merchants (such as Wal-Mart, K-Mart and Target), electronics superstores (such as Best Buy and Circuit City), department stores (such as Sears and Montgomery Ward) and other retailers that offer music as part of a wide variety of product offerings. Other retailers of music products include mail-order music clubs and, in recent years, companies that offer CDs and tapes via the Internet. During the 1980s, the music retail industry experienced significant growth in sales and earnings fueled by the introduction of new products and the release of extremely popular recordings. The most important new product was the CD. The popularity of the CD format caused many consumers to replace their old vinyl album and cassette collections with CDs. Expansion of the retail music business attracted new entrants into the industry. During the mid 1990s, this increased competition arising out of the entry of non-traditional competitors, such as electronics superstores, as well as the contraction of the CD replacement market, the relative lack of hit releases and the lack of new technology formats, combined to depress profit margins for music retailers. The total number of traditional music retail stores decreased from approximately 5,000 in 1995 to approximately 4,200 in 1997, including a net reduction of 600 retail stores by the top five traditional music retailers, based on store count.


     Conditions in the music retail industry improved during 1997. Store closings prompted by the financial condition of many industry participants have led to a better leasing environment, with many mall owners increasingly willing to allow retailers to improve locations and reduce occupancy costs. Music distribution companies have taken steps to reduce retail price competition through the implementation and enforcement of new MAP guidelines. MAP guidelines generally state that a music distribution company will not authorize any advertising funds for any media or in-store programs that advertise a price lower than a specified price. In addition, a music retailer who violates the MAP guidelines will not receive advertising funds from the music distribution company for a period ranging from 60 to 90 days. The Company believes the music retail industry will experience additional consolidation in the next few years, as the increasing level of sophistication required to operate profitably will continue to make it difficult for smaller retailers to compete effectively.

STORE FORMAT


     The Company operates its stores under the "Camelot Music," "The Wall" and "Spec's" names. The Company's stores provide a broad selection of CDs, tapes and video and related products in a customer friendly environment. Substantially all of the Company's stores are located in shopping malls and range in size from 1,500 to 23,500 square feet, averaging 4,350 square feet. As of July 31, 1998, approximately 280 of the Company's 493 stores were less than 4,000 square feet in size compared to its current prototype store of 5,000-6,000 square feet in size. The larger stores are in more prominent mall locations and carry a broader inventory of catalog products in order to appeal to the high-volume purchaser. The Company emphasizes in-store presentation, broad product selection and competitive pricing to attract the casual buyer. At July 31, 1998, the Company operated 304 Camelot Music stores in 34 states, 148 The Wall stores in the Mid-Atlantic and Northeastern regions of the United States and 41 Spec's stores in south Florida and Puerto Rico. As a result of The Wall's name recognition and loyal customer base in its primary markets, the Company has determined to maintain separate identities for its stores.

     The following table sets forth information regarding the size ranges of the Company's stores and the number of stores within each range as of July 31, 1998.



                       STORE SIZE
                    (SQUARE FOOTAGE)                        NUMBER OF STORES
                    ----------------                        ----------------
Over 5,000..............................................           126
4,000 to 4,999..........................................            85
Under 3,999.............................................           282
                                                                  ----
          Total.........................................           493
                                                                  ====


     The Company's strategy for its mall stores is to operate profitable stores in high-traffic locations while controlling occupancy costs. The Company's site selection strategy focuses on using the more favorable leasing environment to establish dominant positions in key regional malls. Camelot has identified a target group of approximately 100 stores where opportunities exist to strengthen the Company's competitive position by improving and expanding store locations within these malls and, often, obtaining exclusive arrangements with mall owners.

PRODUCTS

     The Company's stores focus on providing a broad selection of prerecorded music, but also carry a limited selection of prerecorded videocassettes, blank audio and videocassettes, music and tape care products, carrying cases, storage units, sheet music and personal electronics. During the past several years, sales of prerecorded music have accounted for approximately 88% of the Company's revenues.


     Camelot Music, The Wall and Spec's stores offer a wide array of CDs and prerecorded audio cassettes. Sales of CDs are expected to continue to become a larger portion of total prerecorded music sales, while sales of prerecorded audio cassettes are expected to decline as a proportion of such sales. The Company's strategy is to provide a greater number of titles to choose from than its mall-based rivals. The Company's stores typically carry between approximately 18,000 and 25,000 titles of prerecorded music, depending on store size and location. These titles include "hits," which represent the best-selling newer releases, and catalog items, representing older but still popular releases that customers purchase to build their collections.


     The Company's stores offer a full assortment of CDs, prerecorded audio cassettes, prerecorded video cassettes and related accessories. Sales by category as a percentage of net sales over the past three fiscal years were as follows:

                                                                     PERCENTAGE OF NET SALES
                                                            -----------------------------------------
                                                                                           COMBINED
                         PRODUCT                            FISCAL 1995    FISCAL 1996    FISCAL 1997
----------------------------------------------------------  -----------    -----------    -----------
Compact discs.............................................      57.4%          63.3%          67.0%
Prerecorded audio cassettes...............................      20.7           17.3           14.8
Singles...................................................       5.3            5.7            5.8
Accessories...............................................       5.3            5.6            5.9
Prerecorded video cassettes...............................       5.5            4.3            4.5
Cut outs and budget.......................................       1.6            0.9            0.3
Laser.....................................................       3.2            2.0            1.0
Software/games............................................       0.5            0.3            0.2
Other.....................................................       0.5            0.6            0.5
                                                               -----          -----          -----
          Total...........................................     100.0%         100.0%         100.0%
                                                               =====          =====          =====

     The Company seeks to have the most popular hits available at all times while maximizing the selection of popular catalog titles. Store management works with corporate merchandise allocators to tailor product offerings to local customer tastes and to maximize the availability of the most popular items at each store relative to store size and location.

     Typically, the Company's stores carry approximately 1,500 titles of prerecorded videocassettes. The Company has discontinued sales of lower margin laserdiscs and computer software products in an effort to focus on higher margin prerecorded music products.

DISTRIBUTION

     Central to the Company's strategy of providing broad merchandise selection to its customers is its ability to distribute products quickly and cost-effectively to its stores. The Company's distribution center, located adjacent to the corporate headquarters in North Canton, Ohio, receives and ships the vast majority of the Company's merchandise (although many new releases are shipped directly to the stores from suppliers). Distribution center employees pick, pack and ship over 37 million units annually. The Company's distribution center currently operates at between 30% and 40% of total capacity, providing sufficient excess capacity to support significant future store growth and distribution requirements of potential acquisitions. The Company currently has the right to use The Wall's distribution center under a contractual arrangement with WH Smith Group Holdings (USA), Inc. This arrangement will expire in August 1998. Subsequent to that time, the Company will service all of its stores from its existing facility.


     Inventory is shipped to each store at least once a week via several common carriers, supplemented with expedited shipments as required by individual store sales velocity analysis. All carriers are "less-than-load" carriers (i.e., carriers with whom the Company contracts for less than all available storage space) enabling the Company to maximize transportation efficiencies while minimizing costs. The Company's sophisticated inventory management system links together store POS merchandising and distribution systems, enabling the distribution center to replenish inventory in stores within two to four days of sale, depending upon geographic proximity to the distribution facility. Enhancements to this system implemented at the Company's Camelot Music stores in the early part of Fiscal 1998 permit the Company to manage the replacement of individual SKUs on an automated basis, based on model stocks calculated by reference to sales information. These enhancements enable the Company to react more quickly to increasing sales velocities for specific titles resulting from promotions, concert tours or other media events, and also permit it to ramp down replenishment as sales of specific titles decline. The Company anticipates that The Wall stores will be incorporated into this enhanced inventory management system during the current fiscal year.


MARKETING

     The Company employs marketing and advertising programs to increase customer awareness of Camelot as the mall music specialist. The programs include regular use of local, regional and national media outlets such as radio, television, newspaper, magazines, freestanding inserts, direct mail and the Company's site on the World Wide Web. While emphasizing Camelot's music specialist position, the Company's marketing programs also promote the immediate availability of new hit music releases as well as the Company's extensive catalog selection.

     In the retail entertainment industry, music and video companies generally provide funds on a title-by-title basis to promote new releases and, occasionally, on a label-wide basis. When the Company runs pre-authorized advertising with respect to a specific title or label, the related supplier generally reimburses the Company for 100% of the cost of such advertising as well as the associated costs of production and development of the creative concept. A significant portion of the Company's total advertising costs has been funded by suppliers through these programs. See Note 3 to the Company's Consolidated Financial Statements.

     Customer-specific relationship marketing programs are a key component of the Company's marketing effort. Camelot discontinued the manual "punch card" version of its "Repeat Performer" frequent buyer program in mid-1997. The Company's new marketing information system has permitted it to replace the manual version of the Repeat Performer program with a more limited electronic, automated frequent buyer program targeting the Company's most frequent and highest spending customers. Camelot initiated a limited chainwide roll-out of this program to its most frequent and highest spending customers during 1997, and intends to significantly expand the program in 1998. The manual version of the program was not capable of tracking sales or providing customer-specific or transaction-specific data. The automated Repeat Performer program captures demographic and music preference data upon customer sign-up as well as item-specific transaction data each time Repeat Performer customers make a purchase. The Company also collects e-mail addresses of its customers to which it can send promotional materials. Customers are rewarded for attaining specific purchase levels by receiving discounts on merchandise. The rewards encourage loyalty and promote use of the bar-coded Repeat Performer card at each transaction. The Company thereby obtains valuable information about the buying preferences of its most loyal customers. The collected data is used to develop customer-specific direct mail programs that are designed to generate increased sales levels and purchase frequency. The customer-specific information obtained through the Repeat Performer program allows the Company to better understand its customers and to tailor direct mail marketing programs to individual customer preferences. The direct mail programs generally are funded by music and video companies who wish to promote their products directly to Camelot customers who are known to purchase items similar to the advertised titles.

     The Company also intends to assimilate The Wall stores into its overall marketing strategy. While the Company plans to maintain and support the separate identity of The Wall stores, its objective is to integrate The Wall into global marketing campaigns supporting both Camelot Music and The Wall stores. As part of this effort, the Company intends to implement modifications to The Wall's "Buzz Club" frequent buyer program during the current fiscal year to conform it to the new Repeat Performer program. The Company also expects to continue The Wall's lifetime warranty program for damaged goods.


     The capabilities of the Company's new marketing system also permit it to measure the effectiveness of individual promotional efforts, including radio, television and direct mail programs, internal merchandising changes, new signage and visual marketing presentations, new store configurations, changed inventory mix and other in-store initiatives. The ability to measure the effectiveness of these programs will permit Camelot to modify marketing efforts based on the effectiveness of these campaigns.


SUPPLIERS

     The Company purchases its prerecorded music directly from a large number of manufacturers. During Fiscal 1997, approximately 77% of purchases, net of returns, were made from the Big Six Vendors. Twenty other vendors accounted for an additional 13% of purchases during such period. Historically, Camelot has enjoyed trade terms that have generally included (a) the ability to return unsold current releases at invoice cost less customary merchandise return charges, (b) a 2% discount for payments made within 60 days of invoice and (c) credit limits sufficient to permit at least 60 days dating on inventory purchases. Return privileges enable the Company to ensure that it will have sufficient product in stock to meet customer demand without subjecting the Company to extensive risk that a particular item will not meet sales expectations. During the bankruptcy proceedings, the Company's access to these customary trade terms was severely limited. After the Effective Date, the Company was once again able to negotiate customary trade terms with most of its suppliers, including the Big Six Vendors. Recently, a number of vendors have implemented policies prohibiting the return of opened product for credit.

INFORMATION SYSTEMS

     The Company has made significant investments in its information systems during the past three years, including the installation of new merchandising and marketing systems, which will be implemented throughout its stores during Fiscal 1998. Camelot's merchandising systems provide it with the ability to monitor inventory levels, analyze changes in inventory and replenish inventory on an automated basis, based on model stocks calculated by reference to sales information. These capabilities permit the Company to react quickly to changes in sales velocities for specific titles or products and to better measure the effectiveness of advertising, promotional and merchandising programs. The Company's marketing system provides it with the ability to collect a variety of customer and transaction specific data from participants in its relationship marketing programs, which allows it to tailor relationship marketing efforts to each customer's purchase patterns and music preferences. This system is part of the Company's larger Data Warehouse/COREMA system, which enables it to record and preserve two years of transaction-specific information for every store. The Company is also in the process of replatforming its back-office POS system. The new system will enable the Company to standardize the Camelot Music and The

Wall POS systems and bring those systems into Year 2000 compliance while retaining existing in-store POS devices at its Camelot Music stores.

EMPLOYEES


     As of July 31, 1998, the Company employed approximately 2,215 full-time employees and 3,995 part-time employees. As of such date, the Company employed approximately 167 individuals at its corporate headquarters, 305 at its distribution center, and 5,738 at its stores. None of the Company's employees is represented by a union. The Company believes that its employee relations are good.


COMPETITION

     The prerecorded music market is highly competitive. Competition is based on breadth of product offering, price, location of stores, convenience and customer service. Consumers have numerous options in purchasing prerecorded music and other home entertainment products, including chain retailers specializing in prerecorded music, consumer electronic superstores, non-mall multimedia superstores, discount stores, grocery, convenience and drug stores, direct-mail programs via telephone, the Internet or television and local music retailers. Additionally, consumers have more home entertainment options available with the increasing use of personal computers in homes. The impact of these trends in recent years has been a reduction in customer traffic and revenues for mall-based music retailers such as the Company.

     While several major retail chains have recently opened and expanded their store presence in the markets in which the Company operates, there has been some easing in the competitive environment in 1997 as a result of the closing of under-performing stores by several mall-based competitors and the downsizing of music departments within certain non-mall competitors. Pricing pressures have also eased as a result of less near- or below-cost pricing by certain non-mall competitors. Several major suppliers of prerecorded music have begun to enforce MAP programs, which provide incentives for retailers to comply with the terms of the programs. Enforcement of the MAP programs has contributed to stabilizing retail prices of prerecorded music in 1997. However, the FTC is currently investigating the MAP programs, and there can be no assurance that such programs will continue in the future. There can be no assurance that deep-discount pricing practices will not return, or that if they do, that the Company will be able to remain competitive without a material adverse effect on its results of operations and financial condition.

     The Company expects that the retail sales environment will continue to present challenges into the foreseeable future. In response to these challenges, the Company will focus on securing and maintaining the most desirable locations within quality regional malls, efficient inventory management, and offering broad, market-specific merchandise selections at competitive prices.

     The Company also competes for consumer entertainment dollars with leisure time activities such as movie theaters, television, home computer and Internet use, live theater, sporting events, travel, amusement parks and other entertainment centers.

SEASONALITY

     The Company's business is seasonal in nature. In Fiscal 1997, approximately 35% of revenues and all of its income (loss) before interest expense, other income (expenses) net, reorganization income (expenses) net, income taxes and extraordinary item, and net income before extraordinary item was generated in the Company's fiscal fourth quarter. Quarterly results are affected by, among other things, new product offerings, store openings and closings, and sales performance of existing stores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."

TRADEMARKS AND SERVICE MARKS


     The Company operates its stores under the "Camelot Music," "The Wall" and "Spec's" names, which have become important to the Company's business as a result of its advertising and promotional activities. These names and other names used in the Company's business have been registered with the United States Patent and Trademark Office. The Company has not experienced any significant patent infringement in recent years.

PROPERTIES


     The Company owns its headquarters facility and distribution center in North Canton, Ohio. All stores operated by Camelot and The Wall are under operating leases with various remaining terms through the year 2009. The leases have terms ranging from one to 20 years. In most instances, the Company pays, in addition to minimum rent, real estate taxes, utilities, common area maintenance costs and percentage rents which are based upon sales volume. Certain store leases provide the Company with an early cancellation option if sales for a designated period do not reach a specified level as defined in the lease. The following table lists the number of leases due to expire or terminate in each fiscal year based on fixed lease term, giving effect to early cancellation options and excluding renewal options.



                                                     CAMELOT
                 EXPIRATION DATES                     MUSIC     THE WALL    SPEC'S    COMPANY TOTAL
                 ----------------                    -------    --------    ------    -------------
  1998.............................................     42         16         10            68
  1999.............................................     29         14          6            49
  2000.............................................     35         12          7            54
  2001.............................................     50         24          2            76
  2002.............................................     27         23          1            51
  2003.............................................     34         14          3            51
  2004.............................................     42         24          9            75
  2005 and thereafter..............................     45         21          3            69
                                                       ---        ---         --           ---
                                                       304        148         41           493
                                                       ===        ===         ==           ===


     The Company's leases generally do not contain renewal options. Although the Company has historically been successful in renewing most of its store leases when they have expired, there can be no assurance that Camelot will continue to be able to do so on acceptable terms or at all. Many of the Company's current landlords were landlords under leases with respect to which the Company's obligations were terminated during the bankruptcy proceedings. If the Company is unable to renew leases for its stores as they expire, or find favorable locations on acceptable terms, there can be no assurance that such failures will not have a material adverse effect on the Company's financial condition and results of operations.

     The following table shows the distribution of the Company's stores by state as of July 31, 1998.



                                                                NUMBER OF STORES
                                                          -----------------------------
                                                          CAMELOT
                         STATE                             MUSIC     THE WALL    SPEC'S
                         -----                            -------    --------    ------
Alabama.................................................      8         --         --
Arkansas................................................      5         --         --
California..............................................      9         --         --
Florida.................................................     33         --         37
Georgia.................................................     14         --         --
Illinois................................................     10         --         --
Indiana.................................................      8         --         --
Kansas..................................................      5         --         --
Kentucky................................................      7         --         --
Louisiana...............................................      5         --         --
Maryland................................................      5          9         --
Massachusetts...........................................     --          6         --
Michigan................................................      8         --         --
Missouri................................................     10         --         --
New Jersey..............................................      4         20         --
New York................................................      5         32         --
North Carolina..........................................     18          1         --
Ohio....................................................     25          1         --
Oklahoma................................................      6         --         --
Oregon..................................................      5         --         --
Pennsylvania............................................     14         57         --
South Carolina..........................................      9         --         --
Tennessee...............................................     13         --         --
Texas...................................................     34         --         --
Virginia................................................      7         14         --
Washington..............................................     11         --         --
West Virginia...........................................      4          2         --
Wisconsin...............................................      6         --         --
Puerto Rico.............................................     --         --          4
All other states........................................     16          6         --
                                                           ----        ---        ---
          Totals........................................    304        148         41
                                                           ====        ===        ===


     The Company is subject to extensive regulation under environmental and occupational health and safety laws and regulations. In addition, the Comprehensive Environmental Response, Compensation and Liability Act generally imposes joint and several liability for clean-up and enforcement costs, without regard to fault, on parties allegedly responsible for contamination at a site. While the Company is not aware of any current environmental liability, no assurance can be given that the Company will not be liable in the future.

LEGAL PROCEEDINGS

     The Company is involved from time to time in various routine legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of its business. Except as described below, the Company is not now involved in any litigation, individually or in the aggregate, which could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

     The IRS asserted in the bankruptcy proceedings a priority tax claim against the Company of approximately $7.9 million on January 10, 1997. Under the Plan of Reorganization, any allowed priority tax claim of the IRS would be paid over six years, with quarterly amortization of interest and principal, at an interest rate of 9.0%. The Company acknowledges a priority tax obligation to the IRS of approximately $0.8 million, and disputes the validity of the balance of the IRS Claim, the large majority of which relates to a proposed disallowance by the IRS of the COLI Deductions. On October 15, 1997, the Debtors filed the COLI Objection to the IRS Claim to the extent that the IRS seeks to disallow the COLI Deductions. In response to the COLI Objection, on November 21, 1997 the IRS filed the Withdrawal Motion with the District Court seeking to have the COLI Objection resolved by the District Court rather than the Bankruptcy Court. On May 29, 1998, the District Court granted the Withdrawal Motion, and the proceeding is now before the District Court as Civil Action No. 97-695 (MMS). The District Court approved a Joint Discovery Plan on July 6, 1998. The Joint Discovery Plan mandates that all discovery be served or issued so as to be completed on or before June 30, 1999. In the event that a judgment is rendered against the Company in an amount exceeding the reserve established with respect to this matter, the Company's results of operations would be materially adversely affected. Such a judgment, unless paid or bonded for appeal, would also be an Event of Default under the Company's Amended Credit Facility.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding the executive officers and directors of the Company as of July 31, 1998:



            NAME               AGE                               POSITION
            ----               ---                               --------
James E. Bonk................  50     President, Chief Executive Officer and Chairman of the Board of
                                      Directors
Jack K. Rogers...............  48     Executive Vice President, Chief Operating Officer, Secretary
                                      and Director
Lee Ann Thorn................  37     Chief Financial Officer and Treasurer
George R. Zoffinger..........  50     Director
Stephen H. Baum..............  56     Director
Herbert J. Marks.............  53     Director
Michael B. Solow.............  39     Director
Marc L. Luzzatto.............  42     Director
Larry K. Mundorf.............  50     Vice President of Marketing
Lewis S. Garrett.............  48     Vice President of Buying and Merchandising
Charles R. Rinehimer III.....  50     Vice President of Stores


     James E. Bonk has served as President, Chief Executive Officer and Chairman of the Board of the Company since January 1998, and as President, Chief Executive Officer and Director of the Company since November 1993. Prior to that time he served as Executive Vice President, Chief Operating Officer and Director of the Company since June 1986. Mr. Bonk joined the Company as a store manager in 1968 and held various positions of increasing responsibility from 1968 through 1986.

     Jack K. Rogers has served as Executive Vice President, Chief Operating Officer, Secretary and a Director of the Company since January 1998. He previously served Camelot as Executive Vice President and Chief Financial Officer from November 1993 to January 1998 and as Vice President Finance, Chief Financial Officer, Secretary and Director of Camelot from June 1988 to November 1993.

     Lee Ann Thorn has served as Chief Financial Officer and Treasurer of the Company since January 1998. Prior to that time she served as Vice President of Finance and Treasurer of Camelot from November 1993 to January 1998, and also served as Director of Taxes and Payroll for Camelot from May 1988 to November 1993.

     George R. Zoffinger has served as a Director of the Company since January 1998. He has been President and Chief Executive Officer of Constellation Capital Corp. since March 1998. Mr. Zoffinger served as President, Chief Executive Officer and Director of Value Property Trust from 1995 until that company was purchased by Wellsford Real Properties, Inc. in March 1998. Mr. Zoffinger served as Chairman of the Board of CoreStates New Jersey National Bank from 1994 through its merger into CoreStates Bank, N.A. in 1996. From 1991 through 1994, he served as President and Chief Executive Officer of Constellation Bancorp and its principal subsidiary, Constellation Bank, N.A. Mr. Zoffinger is also a member of the Board of Directors of NJ Resources, Inc.

     Stephen H. Baum has served as a Director of the Company since January 1998. He has been a principal of The Mead Point Group, an advisor to senior management of service enterprises since 1991. Mr. Baum is chief judge for the Connecticut Award for Excellence and was a senior examiner with the Malcolm Baldridge National Quality Award for several years. He co-founded The Mead Point Group in 1991. Prior to founding The Mead Point Group, Mr. Baum was a partner for ten years with Booz, Allen & Hamilton, where he led the consumer services practice.

     Herbert J. Marks has served as a Director of the Company since January 1998. He has served at RBC Dominion Securities as Vice President and Manager of the Merger Arbitrage Group since 1997. He has also served as Senior Vice President and Managing Director of Tribeca Investments, L.L.C. (a subsidiary of the Travelers Group), Senior Vice President and Director of Research for Kellner Dileo & Co., Senior Vice President and Manager of the Risk Arbitrage Department of Kidder Peabody & Co. and Senior Vice President of the Risk Arbitrage Group of Lehman Brothers Inc.

     Michael B. Solow has served as a Director of the Company since March 1998. Mr. Solow is currently a partner and Practice Manager for Financial Services Practice at Hopkins & Sutter, a Chicago, Illinois law firm where he has practiced since 1985. Mr. Solow is also a member of the Board of Directors for Chrisken Residential Trust, Inc. and Edwards Arts Products, and has previously served on other corporate boards.

     Marc L. Luzzatto has served as a Director of the Company since March 1998. Mr. Luzzatto has served as the President and Chief Operating Officer of The Welk Group, Inc., a Santa Monica, California-based company with interests in various entertainment, hospitality and real estate businesses, since 1995. He has been an executive of The Welk Group, Inc. since 1990. Mr. Luzzatto is also a member of the Board of Directors for Welk Direct Marketing, Inc. Mr. Luzzatto has served in various capacities in the investment banking, real estate and legal professions.

     Larry K. Mundorf has served as Vice President of Marketing for the Company since February 1998. Mr. Mundorf served as President and Chief Operating Officer of National Record Mart, Inc., a music retailer headquartered in Pittsburgh, Pennsylvania, from January 1997 to February 1998 and as that company's Executive Vice President and Chief Operating Officer from January 1996 to January 1997. He served as Vice President of Marketing for Alpha Enterprises, a Canton, Ohio-based supplier to the music and video industry, from 1991 to 1995. Prior to that time, Mr. Mundorf spent 23 years with Camelot, last serving as the Company's Senior Vice President of Operations.

     Lewis S. Garrett has served as Vice President of Buying and Merchandising of the Company since January 1986, supervising all of the Company's buying and allocation functions. He joined Camelot in 1972. In addition, Mr. Garrett is the Chairman of The National Association of Recording Merchandisers Retailers' Advisory Committee.

     Charles R. Rinehimer III has served as Vice President of Stores of the Company since May 1994. Previously, Mr. Rinehimer served as Vice President of Store Operations for American Greetings (Summit Corporation) from 1989 to May 1994.

TERMS OF DIRECTORS

     The Board of Directors consists of seven Directors. The Directors of the Company are elected annually for one-year terms. In accordance with Section 8.02 of the Plan of Reorganization, five members of the Board of Directors of the Company (Messrs. Zoffinger, Baum, Marks, Luzzatto and Solow) were appointed by the holders of a majority of the Common Stock upon the Company's emergence from bankruptcy. In addition, James Bonk's employment agreement provides that he will be elected Chairman of the Board of Directors of the Company during the term of the agreement.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has three standing committees: a Compensation Committee, an Audit Committee and an Executive Committee. The Compensation Committee has the authority to (i) administer the Company's stock option plans, including the selection of optionees and the timing of option grants, and (ii) review and monitor key employee compensation and benefits policies and administer the Company's management compensation plans. The members of the Compensation Committee are Messrs. Solow, Baum and Zoffinger. See
"Management -- Executive Compensation."

     The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. Messrs. Marks and Luzzatto serve as members of the Audit Committee.

     The Executive Committee exercises the powers and authority of the full Board during the period between meetings of the entire Board of Directors. Messrs. Bonk, Rogers, Solow and Zoffinger serve as members of the Executive Committee.

EXECUTIVE COMPENSATION

     The following compensation information has been prepared based upon the actual compensation and benefits earned during Fiscal 1997, as well as various employee retention and compensation arrangements which were entered into in connection with the bankruptcy proceedings. The table below sets forth information concerning the annual and long-term compensation for services in all capacities for the Company for Fiscal 1997, with respect to those persons who were (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") at February 28, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   ------------
                                       ANNUAL COMPENSATION          SECURITIES
                                   ----------------------------     UNDERLYING        ALL OTHER
        NAME AND POSITION          YEAR     SALARY     BONUS(1)    OPTIONS/SARS    COMPENSATION(2)
        -----------------          ----    --------    --------    ------------    ---------------
James E. Bonk....................  1997    $358,380    $754,000      110,000          $322,813
President and Chief Executive
Officer
Jack K. Rogers...................  1997     239,630     375,000       80,000           322,631
Executive Vice President, Chief
Operating Officer and Secretary
Lee Ann Thorn....................  1997     147,090     230,000       40,000             2,234
Chief Financial Officer and
Treasurer
Lewis S. Garrett.................  1997     170,880     182,500       40,000           233,265
Vice President of Buying and
Merchandising
Charles R. Rinehimer III.........  1997     170,880     187,500       40,000             2,693
Vice President, Stores

---------------

(1) Represents (a) annual incentive bonuses earned by Messrs. Bonk and Rogers, Ms. Thorn and Messrs. Garrett and Rinehimer of $300,000, $125,000, $80,000, $87,500 and $87,500, respectively, and (b) one-time bankruptcy retention and success bonuses earned by Messrs. Bonk and Rogers, Ms. Thorn and Messrs. Garrett and Rinehimer of $454,000, $250,000, $150,000, $95,000 and $100,000,
    respectively.

(2) Represents (a) payments made by the Company in connection with the buyout of its obligations under its Supplemental Executive Retirement Plan to Messrs. Bonk, Rogers and Garrett of $319,580, $319,580 and $231,054, respectively, and (b) employer matching contributions to the Company's 401(k) Plan on behalf of the Named Executive Officers.

STOCK OPTION PLAN


     The Plan of Reorganization provided for the adoption of the Camelot Music Holdings, Inc. 1998 Stock Option Plan (the "Option Plan"). The Option Plan became effective as of the Plan Effective Date and is administered by the Compensation Committee of the Board of Directors or such other committee of the Board of Directors as it may designate (hereinafter, the "Committee"). Executive and other key salaried employees, including officers, and directors (whether or not also employees) of the Company and its subsidiaries, are eligible to receive stock option grants under the Option Plan, as described below. Options granted under the Option Plan may be either "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options other than ISOs. Subject to certain limitations prescribed by the Option Plan, the Board of Directors may amend, alter, suspend or terminate the Option Plan, and the Committee may amend options outstanding under the Option Plan.


     As of the Plan Effective Date, 7.5% of the total issued and outstanding shares of Common Stock were reserved for issuance upon exercise of stock options under the Option Plan. As further shares of Common Stock are issued in respect of the ongoing bankruptcy claims reconciliation process, the number of shares reserved for the Option Plan will be adjusted so that at all times the number of shares of Common Stock reserved for issuance upon exercise of options will equal 7.5% of the total shares of Common Stock outstanding on a fully diluted basis. In addition, the Option Plan provides that the Committee shall adjust the shares available under the Option Plan and subject to outstanding options to preserve the benefits intended under the Option Plan or with respect to any options upon certain changes in the outstanding Common Stock, such as by reason of a stock dividend or stock split or a recapitalization, reorganization, merger, issuance of rights to purchase Common Stock or other securities of the Company (other than under the Option Plan), or an extraordinary dividend, spin-off, liquidation or other substantial distribution of Company assets. The Option Plan provides that in the event of a change in control of the Company, as defined in the Option Plan, all outstanding options shall become fully exercisable, and the Committee shall have discretion, either by the terms of the option or by a resolution adopted prior to the occurrence of such event, to substitute for Common Stock covered by any outstanding options, cash or other stock or securities or other consideration issuable by another party to, or receivable by the Company's shareholders in connection with, such transaction, adjusted for the exercise price of the option and as otherwise provided in the Option Plan.



     Pursuant to the Option Plan, as of the Plan Effective Date, options to purchase 687,000 shares of Common Stock (representing approximately 83% of the total shares of Common Stock reserved for issuance under the Option Plan as of the Plan Effective Date) were granted to 79 members of Camelot's management with an exercise price of $20.75 per share. Both the number of shares subject to such options granted on the Plan Effective Date and the exercise price thereof are subject to adjustment as further shares of Common Stock are issued in respect of the ongoing bankruptcy claims reconciliation process, and in accordance with the Option Plan's provisions regarding changes in capital of the Company, referred to above. All such options granted on the Plan Effective Date are intended to qualify as ISOs and will become exercisable no later than four years from the Plan Effective Date; however, up to 50% of these options may become exercisable prior to the second anniversary of the Plan Effective Date, with the balance becoming exercisable at any time thereafter, if the fair market value of the Common Stock exceeds certain thresholds established at the time such options were granted. On the Plan Effective Date, Mr. Bonk and Mr. Rogers were granted options under the Option Plan to purchase 110,000 and 80,000 shares of Common Stock, respectively, and Messrs. Garrett and Rinehimer and Ms. Thorn were each granted options under the Option Plan to purchase 40,000 shares of Common Stock. In the aggregate, the number of options granted to these five senior executives represents approximately 45% of the total number of shares for which options were granted as of the Plan Effective Date under the Option Plan.



     Options to purchase the balance of the shares of Common Stock reserved under the Option Plan may be granted by the Committee subsequent to the Plan Effective Date, and such options will have exercise prices and shall be exercisable at such times (not extending beyond ten years from the grant date of the option) and subject to such conditions as determined by the Committee, in accordance with the Option Plan, at the time such options are granted. However, ISOs may not be granted under the Plan after the expiration of ten years following the Plan Effective Date, to the extent required by the Code, and may not have an exercise price less than 100% of the fair market value of the stock covered thereby on the ISO's date of grant. Options granted under the Option Plan generally may not be exercised after ten years from the date granted and are subject to earlier termination upon termination of the optionee's employment with the Company or its subsidiaries under certain circumstances specified in the Option Plan and the optionee's option. The Option Plan provides that the exercise price of an option may be paid in any manner permitted by applicable law and prescribed by the Committee in the option, including, in the Committee's discretion, a broker-assisted exercise program. Options granted as of the Plan Effective Date provide that the option exercise price may be paid by personal check, bank draft or money order;

through delivery of a full recourse promissory note with the consent of, and upon such payment and other terms and conditions as prescribed by, the Committee; or using a broker-assisted exercise program.

OPTION GRANTS IN FISCAL 1997

     The following table sets forth certain information relating to grants of stock options made during Fiscal 1997 to the Named Executive Officers under the Company's Stock Option Plan. Such grants are reflected in the Summary Compensation Table above.

                                                  INDIVIDUAL GRANTS
                                ------------------------------------------------------
                                                % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                                 NUMBER OF     OPTIONS/SARS                                AT ASSUMED ANNUAL RATES
                                 SECURITIES     GRANTED TO     EXERCISE                  OF STOCK PRICE APPRECIATION
                                 UNDERLYING     EMPLOYEES         OR                           FOR OPTION TERM
                                OPTIONS/SARS        IN           BASE       EXPIRATION   ---------------------------
             NAME                 GRANTED      FISCAL YEAR       PRICE         DATE           5%            10%
             ----               ------------   ------------   -----------   ----------   ------------   ------------
James E. Bonk.................    110,000          16.0%        $20.75      1/27/2008     $1,437,975     $3,640,588
Jack K. Rogers................     80,000          11.6          20.75      1/27/2008      1,045,800      2,647,700
Lee Ann Thorn.................     40,000           5.8          20.75      1/27/2008        522,900      1,323,850
Lewis S. Garrett..............     40,000           5.8          20.75      1/27/2008        522,900      1,323,850
Charles R. Rinehimer III......     40,000           5.8          20.75      1/27/2008        522,900      1,323,850

FISCAL YEAR END OPTION VALUE TABLE

     The following table provides certain information concerning the number of securities underlying unexercised stock options held by each of the Named Executive Officers as of February 28, 1998. None of the Named Executive Officers exercised any stock options during Fiscal 1997.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                                                      OPTIONS AT                   MONEY OPTIONS AT
                                                  FEBRUARY 28, 1998              FEBRUARY 28, 1998(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
James E. Bonk..............................       0            110,000          $0.00        $2,062,500
Jack K. Rogers.............................       0             80,000           0.00         1,500,000
Lee Ann Thorn..............................       0             40,000           0.00           750,000
Lewis S. Garrett...........................       0             40,000           0.00           750,000
Charles R. Rinehimer III...................       0             40,000           0.00           750,000

---------------

(1) Represents the total gain which would be realized if all in-the-money options beneficially owned at February 28, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share exercise price and $39.50, the estimated fair market value per share of Common Stock as of such date based upon the mean between the bid and asked prices of a share of Common Stock as reported on the OTC Bulletin Board on February 27, 1998.

EMPLOYMENT CONTRACTS


     The Company maintains written severance agreements with Mr. Bonk and all other executive officers. The severance arrangements with Mr. Bonk are a part of his employment contract, as described below. The contracts with the executive officers, including Ms. Thorn and Messrs. Rogers, Garrett, Rinehimer and Mundorf, and other officers, including Messrs. Marsh (Vice President of Information Systems and Chief Information Officer) and Scott (Vice President of Logistics), provide severance benefits in the event the executive is terminated without cause at any time prior to the executive's normal retirement date. An executive would be terminated without cause if the executive's employment is terminated by reason of layoff or reduction in force or for any other reason except (i) the resignation by the executive unless such resignation is preceded by, or reasonably contemporaneous with, (a) a change of the holders of 50% or more of the equity of the Company, (b) a change in the majority of the Company's Board of Directors, (c) merger with less than 50% of the merged entity owned by pre-merger stockholders or (d) sale or abandonment of more than 50% of the Company's revenue-generating assets; or (ii) a termination of the executive's employment arising from gross incompetence, insubordination, dishonesty in performance of the Company's duties, or conviction of fraud, theft, embezzlement or any felony.

     The benefits under the contracts with the executive officers other than Mr. Bonk are for 12 months of salary continuation subject to mitigation, except that the contract with Mr. Rogers provides for severance benefits of 18 months with only the final six months subject to mitigation. These benefits include payment of monthly salary and the continuance of group medical, dental and long-term disability insurance.


     As of the Plan Effective Date, Camelot amended and extended its employment agreement with Mr. Bonk. Under the terms of the agreement, which expires on December 31, 2000, Mr. Bonk will receive a base salary of at least $400,000 per year and is entitled to participate in the Company's option and bonus plans. This agreement also provides Mr. Bonk with the following severance payments and continued benefits: (i) a lump sum payment of one year's base salary (in the event of Mr. Bonk's death or disability or upon the failure of the Company to renew the agreement for an additional three-year term); and (ii) monthly base salary payments and benefits continuation over the greater of (a) two years or
(b) the balance of the term of the agreement if the Company terminates him without cause or in the event of constructive discharge (as defined in such employment agreement) including a change of control of the Company. These payments are subject to mitigation, but only for periods beyond 18 months in the case of the salary payments. The agreement also contains a covenant not to compete with the business of Camelot for a specified period of time in the event of termination.


DIRECTOR COMPENSATION

     Each non-employee Director of the Company receives a quarterly retainer of $3,000, and a fee of $1,000 for each Board meeting attended and a fee of $500 for each Committee meeting attended. Directors may elect to defer some or all of these fees and use deferred amounts to purchase shares of Common Stock once each year at the fair market value of a share on the date of purchase. The Company has also established an Outside Directors' Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, each Director who is not an employee of the Company or its subsidiaries (an "Outside Director") received a one-time award of options to purchase 2,500 shares of Common Stock at $20.75, which options were vested upon their award. In addition, upon the consummation of the Offerings, each Outside Director will receive a one-time award of options to purchase 7,500 shares of Common Stock at the initial public offering price, which options will vest over a three year period. Further, under the Director Plan, each Outside Director will receive an annual grant to purchase 1,500 shares of Common Stock at the fair market value at the time of the grant, which options will vest over a one year period. Upon election, each new Outside Director will receive a one-time award of options to purchase 10,000 shares of Common Stock at the fair market value at the time of the grant, which options will vest over a three year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Shortly before December 12, 1997, the date on which the Plan of Reorganization was confirmed by the Bankruptcy Court, Jon P. Hedley and Charles
J. Philippin, two of Camelot's Directors, resigned. Messrs. Hedley and Philippin had been the only members of the Company's Compensation Committee. Accordingly, upon their resignations, such Committee was effectively dissolved. Mr. Philippin had also been President of the Company's Predecessor until his resignation, and Mr. Hedley had been the Vice President, Secretary and Treasurer of the Company's Predecessor until his resignation. Messrs. Hedley and Philippin were also both members of senior management of Investcorp S.A. which the Company believes held, through various affiliates, the vast majority of the outstanding equity interests in, and the direct debt obligations of, the Company.

                              CERTAIN TRANSACTIONS


     Mr. Solow, a Director of the Company, is a member of the law firm of Hopkins & Sutter. The Company reimbursed Hopkins & Sutter for services which Hopkins & Sutter provided to Van Kampen American Prime Rate Income Trust ("Van Kampen") as a prepetition lender. For Fiscal 1994, Fiscal 1995 and Fiscal 1996, the Company's indebtedness to Van Kampen totaled $30,710,959, $32,601,087 and $33,712,679, respectively. All indebtedness was converted to equity on the Plan Effective Date.

     Mr. Luzzatto, a Director of the Company, is the President and Chief Executive Officer and a Director of the Welk Group, Inc. (the "Welk Group"). During each of the past three fiscal years, the Company has purchased prerecorded music from the Welk Group. The Company's purchases from the Welk Group aggregated $147,256 in Fiscal 1997, $72,245 in Fiscal 1996 and $60,810 in Fiscal 1995.


     On the January 27, 1998 Plan Effective Date, the Company issued the following amounts of shares of Common Stock to each current owner of more than 5% of the outstanding Common Stock in exchange for the amount of claims noted:
Van Kampen Merritt, 1,994,717 shares in exchange for claims aggregating $88,287,616; Fernwood Associates, L.P., 1,549,595 shares in exchange for claims aggregating $62,860,596; Merrill Lynch, 1,466,362 shares in exchange for claims aggregating $59,484,183; Oaktree Capital Management, LLC, 961,740 shares in exchange for claims aggregating $39,013,798; Daystar Partners LLC, 358,115 shares in exchange for claims aggregating $14,527,212; First Union National Bank, 652,952 shares in exchange for claims aggregating $26,487,528; and Yale University, 594,944 shares in exchange for claims aggregating $26,165,121.



     First Union National Bank ("First Union") and Van Kampen, the beneficial owners of shares representing 5.9% and 19.6% of the Company's Common Stock, respectively, are lenders under the Amended Credit Facility. The maximum amount of First Union's commitment under that facility is $15.0 million, including $10.0 million under the revolving portion of that facility and $5.0 million under the term loan portion of that facility. The maximum amount of Van Kampen's commitment under that facility is $7.5 million, including $5.0 million under the revolving portion of that facility and $2.5 million under the term loan portion of that facility.



     Van Kampen, Fernwood Associates, L.P., Oaktree Capital Management, LLC and Merrill Lynch are parties to the Registration Rights Agreement with the Company. See "Shares Eligible for Future Sale -- Registration Rights Agreement."



     The Company believes that these transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of July 28, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) the Selling Stockholders, (ii) each Director, (iii) each Named Executive Officer, (iv) all Directors and executive officers as a group, and (v) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock on a fully diluted basis.



                                                    SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                       OWNED PRIOR TO                       OWNED AFTER
                                                       THE OFFERINGS         NUMBER       THE OFFERINGS(2)
                NAME AND ADDRESS                   ----------------------   OF SHARES   --------------------
             OF BENEFICIAL OWNER(1)                 NUMBER     PERCENTAGE    OFFERED    NUMBER    PERCENTAGE
             ----------------------                ---------   ----------   ---------   -------   ----------
5% SHAREHOLDERS:
Van Kampen-Merritt Prime Rate Income Trust.......  1,994,717      19.6%
1 Parkview Plaza
Oakbrook Terrace, Illinois 60180
Fernwood Associates, L.P.........................  1,549,596      15.2%
667 Madison Avenue, 20th Floor
New York, New York 10021
Merrill Lynch, Pierce, Fenner & Smith              1,435,782      14.1%
Incorporated.....................................
Debt & Equity Market Group
World Financial Center, North Tower
New York, New York 10281
Oaktree Capital Management, LLC(6)...............    968,416       9.5%
(in its capacity as general partner and
investment manager of OCM Opportunities Fund,
L.P. and Columbia/HCA Master Retirement Trust
(separate account I))
550 South Hope Street, 22nd Floor
Los Angeles, California 90071
Daystar Partners LLC.............................    750,892       7.4%
411 Theodore Fremd Avenue
Rye, New York 10580
First Union National Bank........................    602,952       5.9%
301 South Cole Street BC-5
Charlotte, North Carolina 28258
Yale University..................................    549,944       5.4%
c/o Daystar Partners LLC
411 Theodore Fremd Avenue
Rye, New York 10580
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
James E. Bonk....................................     55,000(3)       *                  55,000(3)       *
Jack K. Rogers...................................     40,000(3)       *                  40,000(3)       *
Lee Ann Thorn....................................     20,000(3)       *                  20,000(3)       *
Lewis S. Garrett.................................     20,000(3)       *                  20,000(3)       *
Charles R. Rinehimer III.........................     20,000(3)       *                  20,000(3)       *
George R. Zoffinger..............................      5,500(3)(4)       *                5,500(3)       *
Stephen H. Baum..................................      2,500(3)       *                   2,500(3)       *
Herbert J. Marks.................................      2,500(3)       *                   2,500(3)       *
Marc L. Luzzatto.................................      2,500(3)       *                   2,500(3)       *
Michael B. Solow.................................      2,500(3)       *                   2,500(3)       *
All Directors and Executive Officers as a            170,500(5)     1.6%                170,500(5)     1.6%
  Group..........................................


---------------
* Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and includes voting and investment power with respect to the shares. As to each stockholder, the percentage ownership is calculated by dividing (i) the sum of the number of shares of Common Stock owned by such stockholder plus the number of shares of Common Stock that such stockholder would receive upon the exercise of currently exercisable options held by such stockholder by (ii) the sum of the total number of outstanding shares of Common Stock plus the total number of shares issuable upon exercise of exercisable options.

(2) Based on 10,175,932 shares outstanding as of July 28, 1998. Assumes no exercise by the underwriters of their over-allotment options.

(3) Includes shares that may be acquired upon exercise of stock options that are exercisable within 60 days of the date of this Prospectus.
(4) Includes 3,000 shares owned by Mr. Zoffinger's wife. Mr. Zoffinger disclaims beneficial ownership of these 3,000 shares.
(5) Includes 167,500 shares that may be acquired upon exercise of stock options that are exercisable within 60 days of the date of this Prospectus.

(6) Matthew S. Barrett, Managing Director of Oaktree Capital Management, LLC since April, 1995, was formerly a director of the Company from January, 1998 to March, 1998.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate") authorizes 30,000,000 shares of Common Stock, $.01 par value, and no shares of preferred stock. As of July 28, 1998, 10,175,932 shares of Common Stock were issued and outstanding and, based on information provided by the Company's transfer agent, held by 742 holders of record. To the extent prohibited by the Bankruptcy Code, the Company may not issue non-voting equity securities.


     Holders of Common Stock are entitled to receive dividends as declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any preferred stock then outstanding. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All currently outstanding Common Stock of the Company is duly authorized, validly issued, fully paid and nonassessable.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and do not have the right to vote cumulatively in the election of Directors. The Board of Directors presently consists of seven members. All Directors hold office for a term of one year and until their successor is duly elected and qualified. Any Director may be removed, with or without cause, by the affirmative vote of a majority of the voting power of all shares of the Company entitled to vote generally in the election of Directors. In general, the Certificate can be amended by the affirmative vote of a majority of the Company's then outstanding shares having voting power thereon. Special meetings of stockholders may be called only by the Chief Executive Officer, by a majority of the Board of Directors or by the holders of 33 1/3% of the voting power of all shares of the Company entitled to vote generally in the election of Directors.

     The Amended and Restated By-Laws of the Company (the "By-Laws") provide that in order for a stockholder to properly bring nominations or other business before an annual meeting, the stockholder must give timely, written notice thereof in the manner specified in the By-Laws to the Company and such other business must be a proper matter for stockholder action. To be timely, a stockholder's notice generally must be delivered to the Secretary of the Company at its principal executive offices not less than 70 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the Company has not publicly announced the date of the annual meeting at least 80 days prior to the first anniversary of the preceding year's meeting, a stockholder's notice will be timely if delivered no later than the close of business on the tenth day following the date of such public announcement.


     The Common Stock is currently traded on the OTC Bulletin Board. The Company has applied for quotation of the Common Stock on the Nasdaq National Market System under the symbol "CMLT."


THE DELAWARE BUSINESS COMBINATION ACT

     Section 203 of the General Corporation Law of the State of Delaware (the "Delaware Business Combination Act") imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to the interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such; (b) upon consummation of the transaction resulting in the interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding from the calculation of outstanding shares beneficially owned by directors who are also officers and certain employee benefit plans); or (c) on or after the interested stockholder becomes such, the business combination is approved by (i) the board of directors and (ii) the holders of at least 66 2/3% of the outstanding shares (other than those beneficially owned by the interested stockholder) at a meeting of stockholders.

     The Delaware Business Combination Act defines the term "Business Combination" to encompass a wide variety of transactions with, or caused by, an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. These transactions include mergers, certain asset sales, certain issuances of additional shares to the interested stockholder, transactions with the Company which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives certain other benefits.

     By a provision in its original certificate of incorporation or an amendment thereto or to its by-laws adopted by a majority of the shares entitled to vote thereon, a corporation may elect not to be governed by the Delaware Business Combination Act (provided that any amendment to the certificate of incorporation will not become effective until 12 months after its adoption). The Company has not made such an election and, as a result of the quotation of its shares of Common Stock on the Nasdaq National Market System, the Company will become subject to the Delaware Business Combination Act subsequent to the Offerings.


CANCELLATION OF CAPITAL STOCK OUTSTANDING PRIOR TO THE PLAN EFFECTIVE DATE



     Under the terms of the Plan of Reorganization, all authorized capital stock of the Company existing immediately prior to the Plan Effective Date, whether issued or unissued, and including any right to acquire such capital stock pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, exchange rights, warrants, options or other rights, was deemed canceled and of no further force or effect without any action on the part of the Board of Directors. The holders of such cancelled capital stock and any cancelled right to acquire such stock have no rights arising from or relating to such capital stock (or the stock certificates representing such cancelled stock) or any right to acquire such capital stock.


DIRECTOR LIABILITY

     As permitted by the Delaware General Corporation law, the Certificate contains a provision which under certain circumstances eliminates the personal liability of the directors of the Company to the Company or its stockholders, in their capacity as directors of the Company, for monetary damages for the breach of fiduciary duty as a director. The provision in the Certificate does not change a Director's duty of care, but it does eliminate the possibility of monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; however, in certain circumstances equitable remedies may not be available as a practical matter. The provision in the Certificate does not in any way affect a Director's liability under the federal securities laws. In addition, the By-Laws indemnify its past and present directors for and provide advancements in respect of any expense, liability or loss incurred in connection with any threatened, pending or completed action, suit or proceeding by an individual by reason of the fact that he is or was a director or officer of the Company or serving at the request of the Company in another capacity. The Company has also entered into indemnity agreements pursuant to which it has agreed, among other things, to indemnify its Directors for settlements in derivative actions.

ANTI-TAKEOVER EFFECT OF CERTAIN BY-LAW PROVISIONS

     It is possible that the provisions of the Company's By-Laws that require stockholders to provide advance notice of nominations of Directors and other business to be brought before an annual meeting may tend to discourage a proxy contest or other takeover bid for the Company. The provisions of the Delaware Business Combination Statute also may discourage other companies from making a tender offer for, or acquisitions of substantial amounts of, the Company's Common Stock. This could have an incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Common Stock which often result from actual or rumored takeover attempts. In addition, the provisions of the Certificate eliminating certain liabilities of Directors, the indemnification provisions of the By-Laws and the indemnity agreements may have the effect of reducing the likelihood of derivative litigation against Directors and to deter stockholders from bringing a lawsuit against Directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and the stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offerings, of the 30,000,000 authorized shares of Common Stock, 10,177,662 shares are anticipated to be outstanding. Of these
10,177,662 shares of Common Stock, the                shares purchased in the
Offerings by persons who are not "affiliates" of the Company will be freely tradable, without restriction under the Securities Act.



     In addition, the 9,835,559 shares of Common Stock issued on the Plan Effective Date and the 328,873 shares of Common Stock issued pursuant to the Plan of Reorganization since the Plan Effective Date were issued pursuant to the exemption from the registration requirements of the Securities Act (and of any state or local laws) provided by Section 1145(a)(1) of the Bankruptcy Code. At August 1, 1998, up to an additional 1,730 shares of Common Stock may be issued by the Company pursuant to the Plan of Reorganization. All shares of Common Stock issued pursuant to the Plan of Reorganization may be resold by the holders thereof without registration unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) defines an "underwriter" as any person who (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest, (b) offers to sell securities offered or sold under the plan for the holders of such securities, (c) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan or (d) is an "issuer" as such term is used in Section 2(11) of the Securities Act with respect to the securities. Although the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference (contained in Section 1145(b)(1)(D) of the Bankruptcy Code) to
Section 2(11) of the Securities Act purports to include as "underwriters" all persons who directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. The following holders of Common Stock who, due to the magnitude of their holdings as of the Plan Effective Date, may be deemed to be "underwriters" pursuant to
Section 1145(b) of the Bankruptcy Code, are parties with the Company to the Registration Rights Agreement, affording them certain demand and piggyback registration and other rights, all as more fully set forth therein and as described below: Van Kampen - Merritt Prime Rate Income Trust; Fernwood Associates, L.P.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Oaktree Capital Management LLC (in its capacity as general partner and investment manager of OCM Opportunities Fund, L.P. and Columbia/HCA Master Retirement Trust) (collectively the "Securities Holders" and individually a "Security Holder"). These four stockholders have agreed not to sell their shares for 180 days after the date hereof. On May 5, 1998, an additional 10,000 shares of Common Stock were issued pursuant to an order of the Bankruptcy Court to certain persons for their significant contributions to the bankruptcy case.


     The Company believes that                shares of Common Stock currently
may be sold pursuant to Rule 144 under the Securities Act in compliance with the resale volume limitations of Rule 144. These volume limitations will apply only if and as long as the holders of these shares are "affiliates" of the Company for purposes of Rule 144. In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares must be aggregated), including a person who may be deemed an "affiliate" of the Company, who has beneficially owned "restricted securities" for at least one year, may sell within any three month period that number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the reported average weekly trading volume of the then outstanding shares of Common Stock for the four weeks preceding each such sale. The sales under Rule 144 also are subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. In addition, a person (or persons whose shares must be aggregated) who owns restricted securities, who is not deemed an "affiliate" of the Company at any time during the 90 days preceding a sale and who acquired such shares at least two years prior to their resale, is entitled to sell such shares under Rule 144(k) without regard to the foregoing requirements. Sales of restricted securities by affiliates of the Company, even after the two-year holding period, must continue to be made in broker's transactions subject to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.


     Up to 947,094 shares of Common Stock reserved for issuance upon exercise of outstanding options will become eligible for resale under Rule 144 one year subsequent to the date or dates that the holders of such options exercise the same. Subsequent to the Offerings, however, the Company intends to file a registration statement on Form S-8 with respect to the 734,000 shares of Common Stock reserved for issuance upon exercise of outstanding options and the 213,094 shares of Common Stock reserved for issuance pursuant to future option grants.


REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Registration Rights Agreement, any Securities Holder or Securities Holders may, subject to certain limitations, require the Company to file a registration statement with respect to some or all of the Common Stock held by such Securities Holder or Holders (subject to minimum threshold requirements); provided, that no more than two demands may be made during the First Phase (a period of approximately 15 months after January 27, 1998); and provided, further, that if, during the First Phase, the initial demand registration is a shelf registration, no further demands may be made during the First Phase. During the First Phase, the minimum threshold requirement is 10% of the outstanding Common Stock for demand registration and 15% for shelf registration. In the event of a demand registration, the non-requesting Securities Holders and the Company would enjoy "piggy-back" rights with respect to such demand registration, allowing them to participate in the registration on the same terms and conditions as the initiating Securities Holder or Holders; provided that, if marketing factors require a limitation on the number of shares offered, first shares being offered by the Company and then shares offered by piggy-backing stockholders would be reduced. In addition, if the Company offers Common Stock pursuant to a registration statement (other than a registration on Form S-4 or S-8), the Securities Holders would enjoy similar piggy-back rights; provided, that if marketing factors require a limitation on the number of shares offered, the shares being offered by the piggy-backing stockholders would be reduced. The Securities Holders also enjoy the right to participate in private sales of Common Stock by the Company (other than private sales in connection with an acquisition or compensation plan); provided that, if marketing factors require a limitation on the number of shares offered, the shares being offered by the piggy-backing stockholders would be reduced. Subject to certain exceptions, the Company will bear all of its own expenses, and certain expenses incurred by the Securities Holders (including reasonable fees and disbursements of counsel), in connection with any registration of Common Stock pursuant to the Registration Rights Agreement. In addition, the Company will indemnify the Securities Holders for certain liabilities, including liabilities under the Securities Act, in connection with any such registration.

     In addition, pursuant to the Registration Rights Agreement, if the Company offers stock pursuant to a registration statement, none of the Securities Holders can exercise their demand registration rights during the period beginning on the date the Company issued notice of its intent to file a registration statement and ending 90 days after the closing date of the related offering. In addition, none of the Securities Holders can offer to sell their shares pursuant to a demand registration during the 90-day period following receipt by each Securities Holder of a certificate of an officer of the Company to the effect that the Board of Directors of the Company has in good faith and for valid business reasons requested that the Securities Holders refrain from selling their shares; provided, however, that the identity of a potential purchaser from a Securities Holder shall not constitute a valid business reason.

LOCK-UP AGREEMENTS

     The Company, its Directors and executive officers, members of management,
the Selling Stockholders and certain other holders of                shares of
Common Stock have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of the outstanding stock options), or the perception that such sales could occur, could adversely affect the prevailing market prices for the Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The summary of the Amended Credit Facility contained herein does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended Credit Facility, a copy of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     CMI, a wholly owned subsidiary of the Company, entered into the New Working Capital Facility, dated as of January 27, 1998, among Camelot Music, Inc., as Borrower, Bank of America National Trust and Savings Association, First Union National Bank, Societe Generale, Van Kampen American Capital Prime Rate Income Trust and The Chase Manhattan Bank, as lenders, and The Chase Manhattan Bank, as Agent. The Company has guaranteed CMI's obligations under the facility. On June 12, 1998, the Company signed the Amended Credit Facility.



     The Amended Credit Facility provides for loans of up to $50.0 million during the peak period (October through December) and up to $35.0 million during the non-peak period (including in each case up to $5.0 million of letters of credit issued by the Agent). In no case can the amount of loans exceed the borrowing base. The Amended Credit Facility provides a borrowing base set at the lesser of the commitments from the lenders or 60% of eligible inventory during all periods. In Fiscal 1997, eligible inventory during the peak period ranged between approximately $103 million and $139 million, while eligible inventory during the non-peak period ranged between $96 million and $121 million. The Amended Credit Facility also provides the Company with a $25.0 million term loan in addition to the working capital facility. The $25.0 million term loan provided most of the cash financing necessary to complete the Spec's Acquisition. The term loan provided under the Amended Credit Facility will be amortized in semi-annual installments over a three-year period beginning January 31, 1999. The amortization payments will be $3.0 million, $2.0 million, $6.0 million, $4.0 million, $6.0 million and $4.0 million. The Amended Credit Facility will terminate on January 27, 2002. CMI's obligations under the Amended Credit Facility are guaranteed by the Company and by all of CMI's subsidiaries and are collateralized by substantially all of CMI's and its subsidiaries' assets. The Company has pledged to the lenders its capital stock of CMI, and CMI has pledged to the lenders the capital stock of its subsidiaries.


  Interest Rate


     Under the Amended Credit Facility loans bear interest, at the option of CMI, at either (a) the Eurodollar Rate (as defined) plus 1.75% or (b) the greater of (i) the Prime Rate charged by the Agent, (ii) the Base CD Rate (as defined) plus 1% and (iii) the Federal Funds Effective Rate (as defined) plus
 1/2 of 1%. CMI also pays an annual commitment fee of 3/8 of 1% on the available commitment. CMI is required to use any excess proceeds from asset sales of more than $750,000 first to prepay the term loan and second to reduce the commitments under the revolving credit facility. In addition, CMI is required for 45 consecutive days during each year to reduce the principal amount of all outstanding working capital loans to zero.


  Covenants


     The Amended Credit Facility limits the ability of the Company and its subsidiaries to incur additional indebtedness, except (a) existing indebtedness,
(b) indebtedness incurred under the Amended Credit Facility, (c) certain indebtedness pursuant to financing leases incurred to acquire, install and implement POS systems and pursuant to other financing leases, (d) intercompany indebtedness, (e) certain indebtedness incurred to finance the acquisition of fixed or capital assets (up to $5.0 million at any time outstanding), (f) certain additional indebtedness, and (g) certain indebtedness of other persons who become parties to the facility or assumed in connection with certain permitted acquisitions or mergers, provided that the indebtedness incurred under
(e) and (f) (together with certain permitted contingent obligations) is limited in the aggregate outstanding amount at any given time.


     In addition, the Company and its subsidiaries are subject to additional negative covenants, including, subject to exceptions, covenants limiting (i) the incurrence or creation of liens, (ii) the incurrence or creation of contingent obligations and similar guarantees, (iii) any merger, consolidation, sale of all or substantially all of its property or other fundamental changes, (iv) sales of its property or assets, including capital stock of its subsidiaries, (v) investments, loans, advances and purchases of securities, (vi) the amounts of capital expenditures

(e.g., limits of $20.0 million in 1998 (with an additional $8.0 million allowable for POS system expenditures) and $25.0 million in 1999), (vii) the payment of dividends or making payments for the purchase, redemption, retirement or other acquisition of any shares of capital stock, (viii) transactions with affiliates, (ix) changes in the Company's fiscal year and (x) changes in the Company's line of business. In connection with the payment of dividends, the facility provides that the Company can pay cash dividends during any fiscal year to the holders of its capital stock in an amount not to exceed 30% of consolidated net income for the preceding fiscal year, provided that after payment of such dividends there remains borrowing capacity under the revolving credit facility of more than $40.0 million during peak periods and $25.0 million during non-peak periods. The Amended Credit Facility also requires consolidated EBITDA to be at least $32.0 million annually and require the Company to maintain trade credit in amounts and on terms at least as favorable as those included in the Company's budget. The Company must also maintain a system of cash management consistent with its currently existing cash management system which concentrates in one concentration account at least three times each week all funds received and used in the Company's business. The Company expects that it will be able to comply with these covenants for the foreseeable future.


  Events of Default


     The Amended Credit Facility includes standard events of default, including, subject to exceptions, those related to (i) defaults in the payment of principal and interest, (ii) materially incorrect representations and warranties, (iii) defaults in the observance or performance of any of the affirmative or negative covenants included in the facility or in the related security and pledge documents, (iv) cross defaults on other indebtedness of more than $1.0 million,
(v) certain events of bankruptcy, (vi) certain ERISA events, (vii) certain judgments or decrees involving more than $1.0 million, (viii) the failure of the facility and related documents to be in full force and effect, (ix) CMI ceasing to own all of its subsidiaries or the Company ceasing to own all of CMI, and (x) any person (other than certain permitted holders), singly or in concert with one or more other persons, acquiring or having the power to vote or direct the voting of, 35% or more of the outstanding Common Stock of the Company on a fully diluted basis.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal tax consequences of the acquisition, ownership and disposition of Common Stock by a Non-United States Holder. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "Non-United States Holder' means a holder other than a citizen or resident of the United States; a corporation, a partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation or any aspects of state, local, or non-United States taxes. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder (including certain United States expatriates). Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% (or at a reduced tax treaty rate), unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States federal income tax on net income on the same basis that applies to United States persons generally. In the case of a Non-United States Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax. Non-United States Holders should consult their tax advisors concerning any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above.

     Under currently effective United States Treasury regulations (the "Current Regulations"), dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under United States Treasury regulations issued on October 6, 1997 (the "Final Regulations") generally effective for payments made after December 31, 1999, a Non-United States Holder (including, in certain cases of Non-United States Holders that are fiscally transparent entities, the owner or owners of such entities) will be required to provide to the payor certain documentation that such Non-United States Holder (or the owner or owners of such fiscally transparent entities) is a resident of the relevant country in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition and either such individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes (which the Company does not believe that it is or is likely to become). Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult their own tax advisors concerning any applicable treaties that may provide for different rules. If the Company were or were to become a U.S. real property holding corporation at any time during this period, gains realized upon a disposition of Common Stock by a Non-United States Holder which did not directly or indirectly own more than 5% of the Common Stock during this period generally would not be subject to United States federal income tax, provided that the Common Stock is regularly traded on an established securities market.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by an individual who is not a citizen or resident (for United States estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company generally must report annually to the IRS and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.

     Under the Current Regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the beneficial owner certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder (and the broker does not have knowledge to the contrary) and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Common Stock to a Non-United States Holder may be subject to information reporting and backup withholding unless such recipient provides to the payor certain documentation as to its status as a Non-United States Holder or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will, in certain circumstances, be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Morgan Stanley & Co. Incorporated and McDonald & Company Securities, Inc. are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, CMI, the Selling Stockholders and the U.S.
Underwriters, and concurrently with the sale of                shares of Common
Stock to the International Managers (as defined below), the Selling Stockholders have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Selling Stockholders, the number of shares of Common Stock set forth opposite its name below.

                                                                 NUMBER OF
                      U.S. UNDERWRITER                            SHARES
                      ----------------                          -----------
     Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated..............................
     Morgan Stanley & Co. Incorporated......................
     McDonald & Company Securities, Inc.....................

                                                                -----------
                  Total.....................................
                                                                ===========

     The Company, CMI and the Selling Stockholders have also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Morgan Stanley & Co. International Limited and McDonald & Company Securities, Inc are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International
Purchase Agreement, and concurrently with the sale of                shares of
Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Selling Stockholders have agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Selling
Stockholders, an aggregate of                shares of Common Stock. The initial
public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the U.S. Purchase Agreement and the International Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

     The U.S. Representatives have advised the Company and the Selling Stockholders that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a
concession not in excess of $     per share of Common Stock. The U.S.
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $     per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Selling Stockholders have granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an
aggregate of                     additional shares of Common

Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Selling Stockholders also have granted options to the International Managers, exercisable for 30 days after the date of this
Prospectus, to purchase up to an aggregate of                additional shares
of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.


     At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to           of the shares offered to be
sold to certain employees of the Company and vendors and service providers having business relationships with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.


     The Company, its directors and executive officers, members of management, the Selling Stockholders and certain holders of the Common Stock have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been a limited public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Selling Stockholders and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the public offering price.


     The Common Stock is currently traded on the OTC Bulletin Board. The Company has applied for quotation of the Common Stock on the Nasdaq National Market System under the symbol "CMLT."

     Because Merrill Lynch may be deemed to be an affiliate of the Company, the Offerings will be conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc., which requires that the public offering price of an equity security be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its usual standard of due diligence with respect thereto. McDonald & Company Securities, Inc. has agreed to act as Qualified Independent Underwriter with respect to the Offerings, and the public offering price of the Common Stock will be no higher than that recommended by McDonald & Company Securities, Inc.

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Managers may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S.
Representatives may reduce the short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Merrill Lynch, a co-manager of the Offerings, is also a Selling Stockholder and will receive a portion of the proceeds of the Offerings. Morgan Stanley & Co. Incorporated, a co-manager of the Offerings, is under common ownership with Van Kampen-Merritt Prime Rate Income Trust, which is the largest stockholder of the Company.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Calfee, Halter & Griswold LLP, Cleveland, Ohio. Calfee, Halter & Griswold LLP provides legal services to McDonald & Company Securities, Inc. on a regular basis. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS


     The Consolidated Financial Statements of Camelot Music Holdings, Inc. ("Successor Company") as of February 28, 1998 and for the period February 1, 1998 to February 28, 1998 ("Successor period") and of CM Holdings, Inc. ("Predecessor Company") as of March 1, 1997 and for the period March 2, 1997 to January 31, 1998, the 52 week period ended March 1, 1997 and the 53 week period ended March 2, 1996 ("Predecessor periods"), appearing in this Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The financial statements of The Wall Music, Inc. for the year ended June 1, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the sale of substantially all of the tangible assets and the transfer of certain liabilities of The Wall Music, Inc. effective February 28, 1998), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements made in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     Upon completion of the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, IL 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the Nasdaq National Market System at 1735 K Street, N.W., Washington, D.C. 20006 or on the Commission's site on the Internet at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements for each fiscal year and interim reports for each of the first three quarters of its fiscal year containing unaudited interim financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CAMELOT MUSIC HOLDINGS, INC. AND ITS PREDECESSOR
Condensed Consolidated Balance Sheet (Unaudited) as of May
  30, 1998..................................................   F-2
Condensed Consolidated Statements of Operations (Unaudited)
  for the period March 1, 1998 to May 30, 1998 and the
  period March 2, 1997 to May 31, 1997......................   F-3
Condensed Consolidated Statements of Cash Flows (Unaudited)
  for the period March 1, 1998 to May 30, 1998 and the
  period March 2, 1997 to May 31, 1997......................   F-4
Notes to Condensed Consolidated Financial Statements........   F-5
Report of Independent Accountants...........................   F-8
Consolidated Balance Sheets as of February 28, 1998 and
  March 1, 1997.............................................   F-9
Consolidated Statements of Operations for the period
  February 1, 1998 to February 28, 1998, the period March 2,
  1997 to January 31, 1998, the 52 week period ended March
  1, 1997 and the 53 week period ended March 2, 1996........  F-10
Consolidated Statements of Stockholders' Equity (Deficit)
  for the period February 1, 1998 to February 28, 1998, the
  period March 2, 1997 to January 31, 1998, the 52 week
  period ended March 1, 1997 and the 53 week period ended
  March 2, 1996.............................................  F-11
Consolidated Statements of Cash Flows for the period
  February 1, 1998 to February 28, 1998, the period March 2,
  1997 to January 31, 1998, the 52 week period ended March
  1, 1997 and the 53 week period ended March 2, 1996........  F-12
Notes to Consolidated Financial Statements..................  F-13

THE WALL MUSIC, INC.
Independent Auditor's Report................................  F-38
Statements of Operations for the nine months ended February
  28, 1998 (unaudited) and March 1, 1997 (unaudited) and for the year ended June 1, 1997...............................  F-39
Statements of Stockholder's Equity for the nine months ended
  February 28, 1998 (unaudited) and for the year ended June
  1, 1997...................................................  F-40
Statements of Cash Flows for the nine months ended February
  28, 1998 (unaudited) and March 1, 1997 (unaudited) and for the year ended June 1, 1997...............................  F-41
Notes to Financial Statements...............................  F-42

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)



                      CONDENSED CONSOLIDATED BALANCE SHEET


                                  (UNAUDITED)



                           (IN THOUSANDS OF DOLLARS)



                                                              MAY 30,
                                                                1998
                                                              --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 15,680
  Accounts payable..........................................     2,922
  Inventories...............................................   176,659
  Deferred income taxes.....................................     6,556
  Other current assets......................................     3,098
                                                              --------
          Total current assets..............................   204,915
                                                              --------
Property, plant and equipment, net..........................    40,519
                                                              --------
Other non-current assets:
  Goodwill, net of accumulated amortization of $224 in
     1998...................................................    26,726
  Intangible assets, net of accumulated amortization of $858
     in 1998................................................     1,336
  Deferred income taxes.....................................    18,547
  Favorable lease values, net of accumulated amortization of
     $895 in 1998...........................................    11,253
  Other assets..............................................       598
                                                              --------
          Total other non-current assets....................    58,460
                                                              --------
          Total assets......................................  $303,894
                                                              ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, trade...................................  $ 62,805
  Accrued expenses and other liabilities....................    27,593
                                                              --------
          Total current liabilities.........................    90,398
                                                              --------
Long-term liabilities:
  Revolving credit agreement................................        --
  Unfavorable lease values, net of accumulated amortization
     of $987 in 1998........................................    12,411
  Other long-term liabilities...............................     3,393
                                                              --------
          Total long-term liabilities.......................    15,804
                                                              --------
Commitments and contingencies...............................        --
                                                              --------
          Total liabilities.................................   106,202
                                                              --------
Stockholders' equity:
  Common stock..............................................       102
  Additional paid-in capital................................   194,454
  Retained earnings.........................................     3,136
                                                              --------
          Total stockholders' equity........................   197,692
                                                              --------
          Total liabilities and stockholders' equity........  $303,894
                                                              ========



The accompanying notes are an integral part of these condensed consolidated financial statements.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)


                                      AND


                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                                               SUCCESSOR      PREDECESSOR
                                                                COMPANY         COMPANY
                                                              ------------    -----------
                                                                 PERIOD         PERIOD
                                                                MARCH 1,       MARCH 2,
                                                                1998 TO         1997 TO
                                                                MAY 30,         MAY 31,
                                                                  1998           1997
                                                              ------------    -----------
Net sales...................................................  $   113,456      $ 82,815
Cost of sales...............................................       71,147        53,820
                                                              -----------      --------
  Gross profit..............................................       42,309        28,995
Selling, general and administrative expenses................       36,213        26,407
Depreciation and amortization...............................        1,765         5,454
Special items                                                         350            --
                                                              -----------      --------
          Income (loss) before other income (expenses), net,
            reorganization expenses and income taxes........        3,981        (2,866)
                                                              -----------      --------
Other income (expenses), net:
  Interest income...........................................          387            --
  Interest expense..........................................          (86)          (61)
  Amortization of financing fees............................          (56)         (115)
  Other, net................................................          (68)           46
                                                              -----------      --------
          Total other income (expenses), net................          177          (130)
                                                              -----------      --------
          Income (loss) before reorganization expenses and
            income taxes....................................        4,158        (2,996)
Reorganization expenses.....................................           --        (1,113)
                                                              -----------      --------
          Income (loss) before income taxes.................        4,158        (4,109)
(Provision) for income taxes:
  Current...................................................       (1,601)           --
  Deferred..................................................           (2)           --
                                                              -----------      --------
          Total (provision) for income taxes................       (1,603)           --
                                                              -----------      --------
          Net income (loss).................................  $     2,555      ($ 4,109)
                                                              ===========      ========
Computation of earnings per share:
  Basic:
  Average shares outstanding................................   10,176,162             *
                                                              ===========      ========
     Per share..............................................  $      0.25             *
                                                              ===========      ========
  Diluted:
                                                              ===========      ========
  Average shares outstanding................................   10,176,162             *
  Net effect of dilutive stock options......................      293,752             *
                                                              -----------      --------
     Total equivalent shares................................   10,469,914             *
                                                              ===========      ========
       Per share............................................  $      0.24             *
                                                              ===========      ========


---------------


* Historical per share data for the Predecessor Company is not meaningful since the Company has been recapitalized and has adopted fresh-start reporting as of January 31, 1998.



The accompanying notes are an integral part of these condensed consolidated financial statements.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)


                                      AND


                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                           (IN THOUSANDS OF DOLLARS)



                                                               SUCCESSOR      PREDECESSOR
                                                                COMPANY         COMPANY
                                                              ------------    ------------
                                                                 PERIOD          PERIOD
                                                                MARCH 1,        MARCH 2,
                                                                1998 TO         1997 TO
                                                              MAY 30, 1998    MAY 31, 1997
                                                              ------------    ------------
Cash flows from operating activities:
  Net income (loss).........................................    $  2,555        $(4,109)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization excluding financing
      fees..................................................       1,765          5,454
     Amortization of favorable/unfavorable leases...........         (92)            --
     Amortization of financing fees.........................          56            115
     Deferred income taxes..................................           2             --
  Changes in assets and liabilities:
     Accounts receivable....................................      (1,073)           (34)
     Inventories............................................     (29,987)         1,942
     Other current assets...................................       1,779          3,040
     Other assets...........................................        (155)            43
     Accounts payable, trade................................      32,102            153
     Accrued expenses and other liabilities.................      (2,449)          (799)
     Accrued income taxes...................................       1,641            (83)
     Liabilities subject to compromise......................          --           (314)
  Changes due to reorganization activities:
     Accrued professional fees..............................          --            557
                                                                --------        -------
       Net cash provided by operating activities............       6,144          5,965
                                                                --------        -------
Cash flows from investing activities:
  Additions to property, plant and equipment................      (1,803)        (1,862)
  Acquisition of The Wall, net of cash acquired.............     (71,191)            --
                                                                --------        -------
       Net cash used in investing activities................     (72,994)        (1,862)
                                                                --------        -------
Cash flows from financing activities:
  Payment of financing fees.................................          --            (25)
                                                                --------        -------
       Net cash used in financing activities................          --            (25)
                                                                --------        -------
(Decrease) increase in cash and cash equivalents............     (66,850)         4,078
Cash and cash equivalents at beginning of period............      82,530         41,260
                                                                --------        -------
Cash and cash equivalents at end of period..................    $ 15,680        $45,338
                                                                ========        =======
Supplemental Data:
Non-cash investing activities:
  Common stock issued in settlement of payable for
     professional services..................................    $    188        $    --
                                                                ========        =======



The accompanying notes are an integral part of these condensed consolidated financial statements.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)


                                      AND


                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                  (UNAUDITED)


          (IN THOUSANDS OF DOLLARS, EXCEPT WHERE OTHERWISE INDICATED)


1.  BASIS OF PRESENTATION:



     CM Holdings, Inc. ("Predecessor Company") was incorporated on September 30, 1993, and acquired all of the outstanding common stock of Camelot Music, Inc. on November 12, 1993. The Predecessor Company subsequently changed its name to Camelot Music Holdings, Inc. and together with Camelot Music, Inc. ("Camelot") emerged from bankruptcy on January 27, 1998. Camelot Music Holdings, Inc. and its subsidiaries are referred to herein as the "Successor Company". The Predecessor Company and the Successor Company are collectively referred to herein as the "Company".



     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.



     The accompanying interim condensed consolidated financial statements are unaudited, however in the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been recorded in the interim financial statements presented. The Company's business is seasonal and therefore the interim results are not indicative of the results for a full year. The significant accounting policies and certain financial information which is required for financial statements in accordance with generally accepted accounting principles, but not for interim financial statement reporting purposes, have been condensed or omitted. The accompanying condensed consolidated financial statements of the Company should be read in conjunction with the audited consolidated financial statements of the Company and the Predecessor Company for the fiscal year ended February 28, 1998, which are included within this Registration Statement.



2.  FRESH-START REPORTING



     On January 31, 1998, the Company implemented the recommended accounting principles for entities emerging from Chapter 11 set forth in the American Institute of Certified Public Accountants Statement of Position 90-7 on Financial Reporting by Entities in Reorganization under the Bankruptcy Code (SOP 90-7). Under this concept, all assets and liabilities were restated to reflect the reorganization value of the reorganized entity, which approximated its fair value at the date of reorganization. In addition, the accumulated deficit of the Company was eliminated and its capital structure was recast in conformity with the plan of reorganization (the "Plan"). As such, the accompanying Company condensed consolidated financial statements as of May 30, 1998 and for the period March 1, 1998 to May 30, 1998, represents that of the Successor Company. The condensed consolidated statement of operations and cash flows for the period March 2, 1997 to May 31, 1997 represent activity of the Predecessor Company and may not be comparable to those of the Successor Company.



3.  EARNINGS PER SHARE



     In February 1997, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which was effective for the Successor Company for Fiscal 1997. This standard requires the Successor Company to disclose basic earnings per share and diluted earnings per share. Basic earnings per share is calculated by dividing net income (loss) by the weighted average shares outstanding. Diluted earnings per share is calculated by dividing net income (loss) by the sum of the weighted average shares and additional common shares that would have been outstanding if the dilutive potential common shares had been issued for common stock options from the Successor Company's Stock Option Plan. As required by SFAS No. 128, all outstanding common stock options are considered included even though their exercise may be contingent upon vesting.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)


                                      AND


                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)



       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED



4.  SPECIAL ITEMS:



     In the first quarter of Fiscal 1998, the Successor Company incurred $.4 million of expenses related to a filing of a registration statement with the Securities and Exchange Commission.



5.  STOCK OPTION PLAN AND PURCHASE AGREEMENTS:



     The Predecessor Company had established a Management Stock Incentive Plan for certain key employees and a Stock Purchase Agreement with certain key employee shareholders. No compensation expense was recognized based on the terms of these agreements and the agreements were terminated as of the effective date of the Plan with none of the key employees receiving any shares in the Successor Company as a result of these agreements.



     Effective January 27, 1998, the Successor Company established the Camelot Music Holdings, Inc. 1998 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for the granting of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock to officers, directors and key employees responsible for the direction and management of the Company. Vesting of the options was over a four year period with a maximum term of ten years. Based on the terms of the Stock Option Plan vesting has been accelerated based on the market performance of the Company's common stock whereby 50% of the options vested on March 13, 1998 and the remaining vest on January 28, 2000. At May 30, 1998, 343,500 options were exercisable and 825,094 shares of common stock were reserved for future issuance under the Stock Option Plan based on a requirement that 7.5% of total outstanding shares on a diluted basis be reserved for the Stock Option Plan.



     Information relating to stock options is as follows:



                                                                          OPTION PRICE      TOTAL
                                                              NUMBER OF    PER SHARE      EXERCISE
                                                               SHARES       AVERAGE*        PRICE
                                                              ---------   ------------   -----------
Shares under option at February 28, 1998....................   687,000       $20.75        $14,255
Granted.....................................................        --           --             --
Exercised...................................................        --           --             --
Forfeited...................................................        --           --             --
                                                               -------       ------        -------
Shares under option May 30, 1998............................   687,000       $20.75        $14,255
                                                               =======       ======        =======


---------------


* Per share data not in thousands of dollars



     All outstanding options are qualified options. No compensation expense related to stock option grants was recorded for the period January 28, 1998 to February 28, 1998 as the option exercise prices were above the fair value on the date of grant.



     Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)


                                      AND


                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)



       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED



that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:



Risk-free interest rate.....................................      5.49%
Dividend yield..............................................      0.00%
Volatility factor...........................................     36.89%
Weighted average expected life..............................    2 years



     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.



     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma net income and net income per share for the quarter ended May 30, 1998 were as follows:



Net earnings -- as reported.................................    $2,555
Net earnings -- pro forma...................................    $1,683
Basic earnings per share....................................    $ 0.17
Diluted earnings per share..................................    $ 0.16



6.  COMMITMENTS AND CONTINGENCIES:



     The Successor Company is a party to various claims, legal actions and complaints arising in the ordinary course of business, including proposed pre-petition assessments by the Internal Revenue Service aggregating approximately $7,900 of which the Company has accrued $800. In the opinion of management, all such matters not accrued for are without merit or involve such amounts that unfavorable disposition will not have a material impact on the financial position, results of operations or cash flows of the Successor Company.



7.  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS:



     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" issued in June, 1998 and effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with earlier application permitted, requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company has evaluated the impact of the application of the new rules on the Company's Consolidated Financial Statements and the new rules will not change its financial presentation.



8.  SUBSEQUENT EVENT:



     On June 3, 1998, the Successor Company entered into an agreement and plan of merger (the "Merger Agreement") with respect to the proposed acquisition of Spec's Music, Inc. ("Spec's"). Pursuant to the Merger Agreement, the Successor Company will acquire all of Spec's outstanding common stock in exchange for $3.30 per share. The board of directors of both the Successor Company and Spec's have approved the merger. Spec's shareholders approved the merger and the transaction closed on July 29, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of
Camelot Music Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Camelot Music Holdings, Inc. ("Successor Company") as of February 28, 1998 and of CM Holdings, Inc. ("Predecessor Company") as of March 1, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows of the Successor Company for the period February 1, 1998 to February 28, 1998 ("Successor period"), and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period March 2, 1997 to January 31, 1998, the 52 week period ended March 1, 1997 and the 53 week period ended March 2, 1996 ("Predecessor periods"), respectively. These consolidated financial statements are the responsibility of the management of Camelot Music Holdings, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     On January 27, 1998, the Company emerged from bankruptcy. As described in Notes 2, 3 and 4 to the consolidated financial statements, the Company accounted for the reorganization as of January 31, 1998 and adopted "fresh-start reporting". As a result, the Successor Company's consolidated financial statements are not comparable to the Predecessor Company's consolidated financial statements since they are presented on a new basis of accounting.

     In our opinion, the aforementioned Successor Company consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Successor Company as of February 28, 1998, and the consolidated results of its operations and its cash flows for the Successor period, in conformity with generally accepted accounting principles. Further, in our opinion, the Predecessor Company consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Predecessor Company as of March 1, 1997, and the consolidated results of its operations and its cash flows for the Predecessor periods, in conformity with generally accepted accounting principles.

     As discussed in Notes 3 and 15 to the consolidated financial statements for the 53 week period ended March 2, 1996, the Predecessor Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". In addition, as discussed in Notes 3 and 4 to the consolidated financial statements, on January 31, 1998, in conjunction with the Company's adoption of "fresh-start reporting", the Predecessor Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and Statement of Position 98-5, "Accounting for the Costs of Start-Up Activities".

Cleveland, Ohio
June 10, 1998
                                                        COOPERS & LYBRAND L.L.P.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                           (IN THOUSANDS OF DOLLARS)

                                                               SUCCESSOR      PREDECESSOR
                                                                COMPANY         COMPANY
                                                              ------------    -----------
                                                              FEBRUARY 28,     MARCH 1,
                                                                  1998           1997
                                                              ------------    -----------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 82,530       $ 41,260
  Accounts receivable.......................................       1,849            979
  Inventories...............................................     146,672        112,537
  Deferred income taxes.....................................       6,557             --
  Other current assets......................................       4,877          5,287
                                                                --------       --------
          Total current assets..............................     242,485        160,063
                                                                --------       --------
Property, plant and equipment, net..........................      40,220         56,738
                                                                --------       --------
Other non-current assets:
  Goodwill, net of accumulated amortization of $0 in 1997
     and $4,025 in 1996.....................................      26,950         41,188
  Intangible assets, net of accumulated amortization of $707
     in 1997 and $265 in 1996...............................       1,487            350
  Deferred income taxes.....................................      18,548             --
  Favorable lease values, net of accumulated amortization of
     $276 in 1997...........................................      12,148             --
  Other assets..............................................         443            309
                                                                --------       --------
          Total other non-current assets....................      59,576         41,847
                                                                --------       --------
          Total assets......................................    $342,281       $258,648
                                                                ========       ========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable, trade...................................    $ 30,703       $ 11,398
  Accrued expenses and other liabilities....................     101,639         23,336
                                                                --------       --------
          Total current liabilities.........................     132,342         34,734
                                                                --------       --------
Long-term liabilities:
  Revolving credit agreement................................          --             --
  Unfavorable lease values, net of accumulated amortization
     of $158 in 1997........................................      13,398             --
  Other long-term liabilities...............................       1,592          7,407
                                                                --------       --------
          Total long-term liabilities.......................      14,990          7,407
                                                                --------       --------
Liabilities subject to compromise...........................          --        484,811
Commitments and contingencies (Notes 2, 4, 7, 12, 16 and
  18).......................................................          --             --
                                                                --------       --------
          Total liabilities.................................     147,332        526,952
                                                                --------       --------
Stockholders' equity (deficit):
  Common stock..............................................         102             10
  Additional paid-in capital................................     194,266         79,990
  Retained earnings (accumulated deficit)...................         581       (348,304)
                                                                --------       --------
          Total stockholders' equity (deficit)..............     194,949       (268,304)
                                                                --------       --------
          Total liabilities and stockholders' equity
            (deficit).......................................    $342,281       $258,648
                                                                ========       ========

The accompanying notes are an integral part of these financial statements.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                          SUCCESSOR
                                           COMPANY
                                          ---------                   PREDECESSOR COMPANY
                                            PERIOD       ----------------------------------------------
                                         FEBRUARY 1,         PERIOD          52 WEEK         53 WEEK
                                           1998 TO       MARCH 2, 1997     PERIOD ENDED    PERIOD ENDED
                                         FEBRUARY 28,    TO JANUARY 31,      MARCH 1,        MARCH 2,
                                             1998             1998             1997            1996
                                         ------------    --------------    ------------    ------------
Net sales..............................  $    27,842        $372,561         $396,502       $ 455,652
Cost of sales..........................       17,662         243,109          263,072         302,481
                                         -----------        --------         --------       ---------
  Gross profit.........................       10,180         129,452          133,430         153,171
Selling, general and administrative
  expenses.............................        9,240          99,553          117,558         135,441
Depreciation and amortization..........          527          20,484           23,290          26,570
Special items..........................           --          (4,443)           6,523         211,520
                                         -----------        --------         --------       ---------
          Income (loss) before other
            income (expenses), net,
            reorganization income
            (expenses), income taxes
            and extraordinary item.....          413          13,858          (13,941)       (220,360)
                                         -----------        --------         --------       ---------
Other income (expenses), net:
  Interest income......................          328              --               --             263
  Interest expense (contractual
     interest expense was (1) $58,157
     and (2) $41,329)..................          (12)           (221)(1)      (17,418)(2)     (38,319)
  Amortization of financing fees.......           (7)           (434)          (1,856)         (3,738)
  Other, net...........................          (26)            249              696          (1,503)
                                         -----------        --------         --------       ---------
          Total other income
            (expenses), net............          283            (406)         (18,578)        (43,297)
                                         -----------        --------         --------       ---------
          Income (loss) before
            reorganization income
            (expenses), income taxes
            and extraordinary item.....          696          13,452          (32,519)       (263,657)
Reorganization income (expenses).......           --          26,501          (31,845)             --
                                         -----------        --------         --------       ---------
          Income (loss) before income
            taxes and extraordinary
            item.......................          696          39,953          (64,364)       (263,657)
(Provision) benefit for income taxes:
  Current..............................           --            (289)              --            (376)
  Deferred.............................         (115)             --               --             (98)
                                         -----------        --------         --------       ---------
          Total (provision) benefit for
            income taxes...............         (115)           (289)              --            (474)
                                         -----------        --------         --------       ---------
          Income (loss) before
            extraordinary item.........          581          39,664          (64,364)       (264,131)
          Extraordinary item, net of
            tax........................           --         228,911               --              --
                                         -----------        --------         --------       ---------
          Net income (loss)............  $       581        $268,575         $(64,364)      $(264,131)
                                         ===========        ========         ========       =========
Basic and diluted earnings per share...  $       .06               *                *               *
                                         ===========        ========         ========       =========
Weighted average number of common
  shares outstanding -- basic and
  diluted..............................   10,176,162
                                         ===========


---------------


* Historical per share data for the Predecessor Company is not meaningful since the Company has been recapitalized and has adopted fresh-start reporting as of January 31, 1998.


The accompanying notes are an integral part of these financial statements.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                           (IN THOUSANDS OF DOLLARS)

                                                                                  RETAINED
                                  COMMON STOCKS       ADDITIONAL                  EARNINGS
                               --------------------    PAID-IN        PUT       (ACCUMULATED
                                 SHARES     DOLLARS    CAPITAL     AGREEMENTS     DEFICIT)       TOTAL
                               ----------   -------   ----------   ----------   ------------   ---------
PREDECESSOR COMPANY:
  Balances at February 25,
     1995....................   1,000,000    $ 10      $ 79,990     $(3,413)     $ (19,809)    $  56,778
     Net loss................          --      --            --          --       (264,131)     (264,131)
     Expiration of put
       agreements............          --      --            --       3,413             --         3,413
                               ----------    ----      --------     -------      ---------     ---------
  Balances at March 2,
     1996....................   1,000,000      10        79,990          --       (283,940)     (203,940)
     Net loss................          --      --            --          --        (64,364)      (64,364)
                               ----------    ----      --------     -------      ---------     ---------
  Balances at March 1,
     1997....................   1,000,000      10        79,990          --       (348,304)     (268,304)
     Net income..............          --      --            --          --        268,575       268,575
     Adoption of "fresh-start
       reporting"*...........   9,176,162      92       114,276          --         79,729       194,097
                               ----------    ----      --------     -------      ---------     ---------
  Balances at January 31,
     1998....................  10,176,162    $102      $194,266     $    --      $      --     $ 194,368
                               ==========    ====      ========     =======      =========     =========
SUCCESSOR COMPANY:
  Balances at February 1,
     1998....................  10,176,162    $102      $194,266     $    --      $      --     $ 194,368
     Net income..............          --      --            --          --            581           581
                               ----------    ----      --------     -------      ---------     ---------
  Balances at February 28,
     1998....................  10,176,162    $102      $194,266     $    --      $     581     $ 194,949
                               ==========    ====      ========     =======      =========     =========

---------------

* Cancellation of 1,000,000 shares of the Predecessor Company and issuance of 10,176,162 shares of the Successor Company.

The accompanying notes are an integral part of these financial statements.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                          SUCCESSOR
                                                           COMPANY
                                                         ------------               PREDECESSOR COMPANY
                                                            PERIOD      --------------------------------------------
                                                         FEBRUARY 1,        PERIOD         52 WEEK        53 WEEK
                                                           1998 TO      MARCH 2, 1997    PERIOD ENDED   PERIOD ENDED
                                                         FEBRUARY 28,   TO JANUARY 31,     MARCH 1,       MARCH 2,
                                                             1998            1998            1997           1996
                                                         ------------   --------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)....................................    $   581         $268,575        $(64,364)     $(264,131)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization excluding financing
      fees.............................................        527           20,484          23,290         26,570
    Amortization of favorable/unfavorable lease
      values...........................................        118               --              --             --
    Amortization of financing fees.....................          7              434           1,856          3,738
    Noncash portion of restructuring charges...........         --               --              --          5,238
    Write-down of long-lived assets....................         --               --           6,523        202,869
    Expiration of put agreements.......................         --               --              --          3,413
    Deferred income taxes..............................        115               --              --             98
    Other, net.........................................         --               --             451            607
  Changes in assets and liabilities:
    Accounts receivable and refundable income taxes....       (234)          (1,438)          2,578          3,437
    Inventories........................................      1,739            4,763          15,216         28,418
    Other current assets...............................        (87)           2,623          (2,197)          (283)
    Other assets.......................................        706               --             131            427
    Accounts payable, trade............................     (1,449)          22,124         (12,540)        20,149
    Accrued expenses and other liabilities.............       (874)          (5,972)         17,509         (8,414)
    Accrued income taxes...............................         --              308             647          5,401
    Liabilities subject to compromise..................         --          (58,507)             --             --
  Changes due to reorganization activities:
    Gain on discharge of prepetition liabilities.......         --         (228,911)             --             --
    Net adjustment in accounts for fair values.........         --           25,527              --             --
    Accrued professional fees..........................         --            2,187           1,717             --
    Write-off of financing fees........................         --               --          15,953             --
    Provision for store closing costs..................         --               --           3,988             --
    Provision for lease rejection damages..............         --               --           7,658             --
    Employment termination costs.......................         --              454             803             --
    Write-off of capital lease obligation..............         --               --          (1,677)            --
    Other expenses directly related to bankruptcy......         --            1,137          (1,261)            --
                                                           -------         --------        --------      ---------
      Net cash provided by operating activities........      1,149           53,788          16,281         27,537
                                                           -------         --------        --------      ---------
Cash flows from investing activities:
  Additions to property, plant and equipment...........     (1,807)          (8,029)         (4,330)       (20,873)
  Proceeds from sale of equipment......................          2               10             239            137
  Acquisition of The Wall, net of cash acquired........     (2,884)              --              --             --
  Other assets and liabilities, net....................       (234)              94              93            409
                                                           -------         --------        --------      ---------
      Net cash used in investing activities............     (4,923)          (7,925)         (3,998)       (20,327)
                                                           -------         --------        --------      ---------
Cash flows from financing activities:
  Payment of financing fees............................         --             (819)           (615)            --
  Proceeds from lines of credit and other short-term
    borrowings.........................................         --               --          25,000        195,500
  Payments on lines of credit and other short-term
    borrowings.........................................         --               --         (25,000)      (174,000)
  Payments on long-term debt...........................         --               --             (27)        (2,560)
                                                           -------         --------        --------      ---------
      Net cash (used in) provided by financing
         activities....................................         --             (819)           (642)        18,940
                                                           -------         --------        --------      ---------
      Net (decrease) increase in cash and cash
         equivalents...................................     (3,774)          45,044          11,641         26,150
Cash and cash equivalents at beginning of period.......     86,304           41,260          29,619          3,469
                                                           -------         --------        --------      ---------
Cash and cash equivalents at end of period.............    $82,530         $ 86,304        $ 41,260      $  29,619
                                                           =======         ========        ========      =========

The accompanying notes are an integral part of these financial statements.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           (IN THOUSANDS OF DOLLARS)
1.  ORGANIZATION AND BUSINESS:

     CM Holdings, Inc. ("Predecessor Company") was incorporated on September 30, 1993, and acquired all of the outstanding common stock of Camelot Music, Inc. (the "Camelot Acquisition") on November 12, 1993. The Predecessor Company subsequently changed its name to Camelot Music Holdings, Inc. and together with Camelot Music, Inc. ("Camelot") emerged from bankruptcy on January 27, 1998 (see Notes 2 and 4). Camelot Music Holdings, Inc. and its subsidiaries are referred to herein as the "Successor Company". The Predecessor Company and the Successor Company are collectively referred to herein as the "Company".

     The Company is a mall-based specialty retailer of pre-recorded music, pre-recorded video cassettes and other entertainment products and related accessories and operates in thirty-seven states across the United States. The Company operates in a single industry segment, the operation of a chain of retail entertainment stores. At February 28, 1998, the Company operated four hundred fifty-five stores nationwide under the "Camelot Music" and "The Wall" names.

2.  STATUS OF REORGANIZATION UNDER CHAPTER 11:

     On August 9, 1996 (the "petition date"), CM Holdings, Inc. and Camelot filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11" or the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 proceedings were jointly administered, with the Predecessor Company managing the business in the ordinary course as debtors-in-possession subject to the control and supervision of the Bankruptcy Court.

     Under Chapter 11 proceedings, litigation and actions by creditors to collect certain claims in existence at the petition date ("prepetition") are stayed, absent specific Bankruptcy Court authorization to pay such claims. The Predecessor Company believes that appropriate provisions were made in the accompanying financial statements for the prepetition claims that could be estimated at the date of those financial statements. Such claims are reflected in the March 1, 1997 consolidated balance sheet as "liabilities subject to compromise" (See Note 12). Claims collateralized by the Predecessor Company's assets (secured claims) were stayed, although holders of such claims had the right to move the Bankruptcy Court for relief from the stay. Secured claims were collateralized by a pledge of stock of Camelot as well as certain non-store properties.

     Under the Bankruptcy Code, a creditor's claim was treated as secured only to the extent of the value of such creditor's collateral, and the balance of such creditor's claim was treated as unsecured.

     The Predecessor Company received approval from the Bankruptcy Court to pay or otherwise honor employee wages and benefits and certain other prepetition obligations necessary for the continuing existence of the Predecessor Company prior to a plan of reorganization. Generally, unsecured debt did not accrue interest after the petition date. In addition, the Predecessor Company had determined that there was insufficient collateral to cover the interest portion of scheduled payments on most prepetition debt obligations. Therefore, the Predecessor Company discontinued accruing interest on those obligations. Contractual interest on those obligations amounted to $58,157 for the period March 2, 1997 to January 31, 1998 and $41,329 for the 52 week period ended March 1, 1997, which was $57,936 and $23,911, respectively, in excess of reported interest expense. Refer to Note 11 for a discussion of the financing arrangements entered into subsequent to the Chapter 11 filings.

     As debtor-in-possession, the Predecessor Company had the right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject certain executory contracts, including unexpired leases. In this context, "assumption" meant that the Predecessor Company agreed to perform its obligations and cure certain existing defaults under the contract or lease, and "rejection" meant that the Predecessor Company was relieved

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

2.  STATUS OF REORGANIZATION UNDER CHAPTER 11 -- CONTINUED:
from its obligations to perform further on the contract or lease and was subject only to a claim for damages for the breach thereof. Any claim for damages resulting from the rejection of an executory contract or an unexpired lease was treated as a general unsecured claim in the Chapter 11 proceedings. The Predecessor Company reviewed its executory contracts and rejected 95 leases. An estimate of the allowed claims related to the rejected leases of $14,349 was provided for and included in liabilities subject to compromise.

     An official committee of unsecured creditors (the "Committee") was formed to act in the Chapter 11 proceedings. The Committee had the right to review and object to certain business transactions. Pursuant to the order of the Bankruptcy Court, the Committee retained counsel and other professionals at the expense of the Predecessor Company.

     On December 12, 1997, the Bankruptcy Court entered an order confirming the Predecessor Company's Joint Plan of Reorganization (the "Plan") which was submitted by the Predecessor Company on October 1, 1997, amended on November 7, 1997, and became effective January 27, 1998. Pursuant to the Plan, administrative and priority claims of $5,632 will be fully paid in cash. The remaining prepetition claims were settled principally with the issuance of equity in the reorganized company (Successor Company) to the claimholders. The stockholders in the Predecessor Company received no recovery nor were they issued any shares in the Successor Company under the Plan. Under the Plan, approximately 10,166,162 common shares in the Successor Company are to be issued to the claim holders. None of the claimholders receiving shares of the Successor Company were pre-confirmation shareholders of the Predecessor Company. The Successor Company expects to register the common shares with the filing of a Form S-1 with the Securities and Exchange Commission (see Note 21).

     As of January 31, 1998, in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", the Predecessor Company adopted "fresh-start reporting" and reflected the effects of such adoption in its consolidated financial statements for the eleven months then ended (see Note 4).

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The significant accounting policies used in the preparation of the consolidated financial statements are as follows:

          A. FINANCIAL REPORTING FOR BANKRUPTCY PROCEEDINGS: During the period August 9, 1996 to January 31, 1998, the Company has accounted for all transactions related to the Chapter 11 proceedings in accordance with SOP 90-7 for entities reporting during reorganization proceedings before and after filing of a reorganization plan; as appropriate. Accordingly, liabilities subject to compromise under the Chapter 11 proceedings have been segregated on the consolidated balance sheet and were recorded at the amounts that have been or are expected to be allowed on known claims rather than estimates of consideration those claims may receive in a plan of reorganization. In addition, the consolidated statements of operations and cash flows separately disclose expenses and cash transactions, respectively, related to the Chapter 11 proceedings.

          On January 31, 1998, the Company accounted for all transactions related to entities emerging from Chapter 11 reorganization set forth in SOP 90-7 ("fresh-start reporting" -- see Note 4).

          B. PRINCIPLES OF CONSOLIDATION: The accompanying consolidated Predecessor Company financial statements include the accounts of CM Holdings, Inc. and its wholly owned subsidiary Camelot and its inactive subsidiaries -- G.M.G. Advertising, Inc. and Grapevine Records and Tapes, Inc. The accompanying

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED:
     consolidated financial statements of the Successor Company include the accounts of Camelot Music Holdings, Inc., and its wholly owned subsidiary Camelot and its recently formed subsidiaries -- Camelot Midwest Region, Inc.; Camelot Northeast Region, Inc.; Camelot Southeast Region, Inc.; Camelot Western Region, Inc.; Camelot Distribution Co., Inc.; and its inactive subsidiaries G.M.G. Advertising, Inc. and Grapevine Records and Tapes, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

          C. FISCAL PERIODS: The Company's fiscal year ends on the Saturday closest to February 28. Any fiscal years or period ends designated in the consolidated financial statements and the related notes are by the calendar year in which the fiscal year commences.

          D. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          E. IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS: During the period February 26, 1995 to January 31, l998, the Predecessor Company adopted the following accounting standards based on the effective date of those standards or as required by "fresh-start reporting": (1) Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of"; (2) SFAS No. 123, "Accounting for Stock-Based Compensation"; (3) SFAS No. 128, "Earnings Per Share"; (4) SFAS No. 129, "Disclosure of Information about Capital Structure"; (5) SFAS No. 130, "Reporting Comprehensive Income"; (6) SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information"; (7) SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and (8) SOP 98-5, "Accounting for the Costs of Start-Up Activities".

          The adoption of SFAS No. 123, SFAS No. 128, SFAS No. 129, SFAS No. 130 and SFAS No. 131 had no significant effects on the Company's consolidated financial statements. The effect of adopting SFAS No. 121 is discussed in
     Note 15 and the effects of adopting SOP 98-1 and SOP 98-5 are discussed in
     Note 4.

          F. CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

          G. CONCENTRATION OF CREDIT RISKS: The Company maintains centralized cash management programs whereby excess cash balances are invested in short term funds and are considered cash equivalents. Certain cash balances are insured by the Federal Deposit Insurance Corporation up to $100. As of February 28, 1998 and March 1, 1997 uninsured bank cash balances were $80,648 and $40,835, respectively.

          H. CONCENTRATION OF BUSINESS RISKS: The Company purchases its pre-recorded music directly from a large number of suppliers, with approximately 77% of purchases, net of returns, being made from six suppliers. Prior to the bankruptcy proceedings, the Company had not experienced difficulty in obtaining satisfactory sources of supply. In connection with its emergence from bankruptcy, the Company obtained commitments to reinstate customary trade terms and management believes that it will retain access to

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED:
     adequate sources of supply. However, a loss of a major supplier could cause a possible loss of sales, which would have an adverse affect on consolidated operating results and result in a decrease in vendor support for the Company's advertising programs.

          I. INVENTORIES AND RETURN COSTS: Inventories are valued at the lower of cost or market. Cost is determined principally by the average cost method. Inventories consist primarily of resaleable prerecorded music, video cassettes, video games and other related products. Vendors typically offer incentives of approximately 1% upon the purchase of product. The Company is entitled to return product purchases from these vendors. The vendors often reduce the return credit with a product return charge ranging from 0% to 20% of the original product purchase price depending on the type of product being returned. The Company records the product return charges in cost of sales.

          J. PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Significant additions and improvements are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from disposals are included in operations. In accordance with "fresh-start reporting", the pre-effective date accumulated depreciation and amortization has been eliminated, and a new depreciation and amortization base has been established equal to the fair value of the existing property, plant and equipment. Depreciation is computed using the straight-line method based on the following ranges of estimated useful lives:

Buildings and improvements..................    10-40 years
Leasehold improvements......................    Shorter of life of lease or 7 years
Furniture, fixtures and equipment...........    5-7 years

          Effective January 31, 1998, the direct costs of computer software developed or obtained for internal use are capitalized and amortized over the estimated useful life on a straight-line basis. All other related costs are expensed as incurred.

          K. GOODWILL: Goodwill in the Predecessor Company's consolidated financial statements represented primarily the adjusted amount of the cost of acquisition in excess of fair value of the Camelot Acquisition and was amortized using the straight-line method over a 40 year period until March 2, l996. The remaining amount was being amortized using the straight-line method over a 22 year period. In connection with the emergence from Chapter 11 and in accordance with SOP 90-7, the remaining Predecessor Company goodwill was written off at January 31, 1998. The Successor Company goodwill represents the adjusted amount of the cost of acquisition in excess of fair value of The Wall acquisition (see Note 7) and is being amortized using the straight-line method over a 30 year period.

          L.  INTANGIBLE ASSETS AND FAVORABLE (UNFAVORABLE) LEASE
     VALUES: Financing fees are amortized on a straight-line basis over the terms of the related financings, which vary with the terms of the related agreements ranging from one to four years. As a result of the Chapter 11 proceedings, the net book value of the financing fees related to prepetition financing was written off during the 52 week period ended March 1, l997.

          Favorable lease values and non-compete agreements acquired by the Predecessor Company in connection with store acquisitions were being amortized using the straight-line method over the lives of the

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED:
     related agreements. Primarily as a result of store closings, the net book value of these assets was written off during the 52 week period ended March 1, 1997. Favorable (unfavorable) lease values of the Successor Company established in "fresh-start reporting" and acquired in connection with The Wall store acquisitions are being amortized to rent expense using the effective interest method over the lives of the related lease agreements.

          The trade name of the Successor Company acquired in The Wall acquisition is being amortized on a straight-line basis over two years.

          M. FAIR VALUE OF LONG-LIVED ASSETS: The Company records impairment losses on long-lived assets used in operations, and the related goodwill, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets in accordance with SFAS No. 121.

          N. FAIR VALUE OF FINANCIAL INSTRUMENTS: It was not practicable to estimate the fair value of the Predecessor Company's prepetition debt obligations as the Predecessor Company was in Chapter 11 proceedings. The ultimate plan of reorganization could have significantly impacted the estimated fair value of those obligations. Financial instruments of the Successor Company consist of a revolving credit facility (including letters of credit) which is carried at an amount which approximates fair value (see
     Note 11).


          O. ADVERTISING COSTS: Advertising costs are expensed during the period incurred. The amount charged to advertising expense during the period February 1, 1998 to February 28, 1998, the period March 2, 1997 to January 31, 1998, the 52 week period ended March 1, 1997 and the 53 week period ended March 2, 1996 was $167, $5,810, $6,128 and $6,458, respectively.


          P. STORE OPENING AND OTHER START-UP COSTS: The expenses associated with the opening of new stores and other start-up costs are charged to expense as incurred.


          Q. EARNINGS (LOSS) PER SHARE: In February l997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which is effective for the Successor Company for Fiscal 1997. This standard requires the Successor Company to disclose basic earnings per share and diluted earnings per share. Basic earnings per share is calculated by dividing net income (loss) by the weighted average shares outstanding. Diluted earnings per share is calculated by dividing net income (loss), by the sum of the weighted average shares and additional common shares that would have been outstanding if the dilutive potential common shares had been issued for the Successor Company's common stock options from the Successor Company's Stock Option Plan. As required by SFAS No. 128 all outstanding common stock options which have a dilutive effect are considered outstanding even though their exercise may be contingent upon vesting. For the period February 1, 1998 to February 28, 1998 all common shares issuable under the Successor Company's Stock Option Plan were antidilutive.



          R. INCOME TAXES: The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.


          S. STOCK-BASED COMPENSATION: The Company follows Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED:
     its employee stock options. Under APB No. 25, because the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company adopted the disclosure-only provisions of SFAS No. 123 for options issued to employees and directors.

          T. DIVIDEND POLICY: The Company has never declared or paid cash dividends on its common stock. The Successor Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the Successor Company's revolving credit facility limits its ability to pay dividends under certain circumstances. Any future determination as to the payment of cash dividends will depend on a number of factors, including future earnings, capital requirements, the financial condition and prospects of the Successor Company and any restrictions under credit agreements existing from time to time.

          U. RECLASSIFICATIONS: Certain amounts in the Predecessor Company's Consolidated Financial Statements have been reclassified to conform to the Successor Company's Consolidated Financial Statements.

4.  FRESH-START REPORTING:

     The AICPA has issued Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code". Pursuant to the guidance provided by SOP 90-7, the Predecessor Company adopted "fresh-start reporting" for its consolidated financial statements effective as of January 31, 1998, the last day of the Predecessor Company's fiscal month end. Under fresh-start reporting, the reorganization value of the Company has been allocated to the emerging Company's assets on the basis of the purchase method of accounting. Deferred income taxes were reported in conformity with the liability method of accounting for income taxes and no pre-confirmation net operating loss carryforwards were available at February 1, 1998. All of the reorganization value was attributable to specific tangible assets of the emerging entity and no amount has been recorded as intangible assets or as "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" in the accompanying consolidated balance sheet as of January 31, 1998.

     The fresh-start reporting entity value was determined to be $194,368 (net of $5,632 of administrative and priority claims payments). This value which results in a per share common stock value of eighteen dollars and seventy five cents was determined by the Company with the assistance of its special financial advisor during the Chapter 11 reorganization. The significant factors used in the determination of this value were a four year analysis of the Company's forecasted cash flows discounted at 14.0% to a present value and certain additional financial analyses and forecasts prepared by management.

     Under fresh-start reporting, the final consolidated balance sheet of the Predecessor Company as of January 31, 1998, becomes the opening consolidated balance sheet of the Successor Company. Since fresh-start reporting has been reflected in the accompanying consolidated balance sheet as of January 31, 1998, the consolidated balance sheet as of that date is not comparable to any such statement as of any prior date or for any prior period.

     The adjustments to reflect the consummation of the Plan, including the subsequent gain on debt discharge of prepetition liabilities and the adjustment to record assets and liabilities at their fair values have been reflected in the accompanying consolidated financial statements as of January 31, 1998. Accordingly, a black line is shown to separate the February 28, 1998 consolidated balance sheet and the consolidated statement of operations and cash flows for the period February 1, 1998 to February 28, 1998 from the prior years since they are not prepared on a comparable basis.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

4.  FRESH-START REPORTING -- CONTINUED:
     The effect of the Plan on the Company's Consolidated Balance Sheet as of January 31, 1998 is as follows:

                                                                 ADJUSTMENTS TO RECORD THE PLAN
                                                            ----------------------------------------
                                              PRE-FRESH                           FRESH-START
                                                START                      -------------------------    FRESH-START
                                            BALANCE SHEET                                FAIR VALUE    BALANCE SHEET
                                             JANUARY 31,        DEBT       ACCOUNTING    ADJUSTMENTS    JANUARY 31,
                                                1998        DISCHARGE(a)   Changes(b)      (c)(d)          1998
                                            -------------   ------------   -----------   -----------   -------------

ASSETS
Current assets:
  Cash and cash equivalents...............    $ 87,842       $  (1,538)     $     --      $     --       $ 86,304
  Accounts receivable.....................       2,401             297            --            --          2,698
  Inventories.............................     107,774              --            --         1,007        108,781
  Deferred income taxes...................          --              --            --         6,334          6,334
  Other current assets....................       2,207              --            --            --          2,207
                                              --------       ---------      --------      --------       --------
        Total current assets..............     200,224          (1,241)           --         7,341        206,324
                                              --------       ---------      --------      --------       --------
Property, plant and equipment. net........      46,062              --            --       (21,662)        24,400
                                              --------       ---------      --------      --------       --------
Other non-current assets:
  Goodwill, net...........................      39,348              --            --       (39,348)            --
  Intangible assets, net..................         813              --           (78)           --            735
  Favorable lease values, net.............          --              --            --         9,256          9,256
  Deferred income taxes...................          --              --            --        18,886         18,886
  Other assets............................         718              --            --            --            718
                                              --------       ---------      --------      --------       --------
        Total other non-current assets....      40,879              --           (78)      (11,206)        29,595
                                              --------       ---------      --------      --------       --------
        Total assets......................    $287,165       $  (1,241)     $    (78)     $(25,527)      $260,319
                                              ========       =========      ========      ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable, trade.................    $ 33,522       $      --      $     --      $     --       $ 33,522
  Accrued expenses and other
    liabilities...........................      21,836           3,322            --        (1,374)        23,784
                                              --------       ---------      --------      --------       --------
        Total current liabilities.........      55,358           3,322            --        (1,374)        57,306
                                              --------       ---------      --------      --------       --------
Long-term liabilities:
  Revolving credit agreement..............          --              --            --            --             --
  Unfavorable lease values, net...........          --              --            --         7,100          7,100
  Other long-term liabilities.............       6,229             772            --        (5,456)         1,545
                                              --------       ---------      --------      --------       --------
        Total long-term liabilities.......       6,229             772            --         1,644          8,645
                                              --------       ---------      --------      --------       --------
Liabilities subject to compromise.........     428,614        (428,614)           --            --             --
Commitments and contingencies.............          --              --            --            --             --
                                              --------       ---------      --------      --------       --------
        Total liabilities.................     490,201        (424,520)           --           270         65,951
                                              --------       ---------      --------      --------       --------
Stockholders' equity (deficit):
  Common stock............................          10             102            --           (10)           102
  Additional paid-in capital..............      79,990         194,266            --       (79,990)       194,266
  Retained earnings (accumulated
    deficit)..............................    (283,036)        228,911           (78)       54,203             --
                                              --------       ---------      --------      --------       --------
        Total stockholders equity
          (deficit).......................    (203,036)        423,279           (78)      (25,797)       194,368
                                              --------       ---------      --------      --------       --------
        Total liabilities and
          stockholders' equity
          (deficit).......................    $287,165       $  (1,241)     $    (78)     $(25,527)      $260,319
                                              ========       =========      ========      ========       ========

---------------

(a) To record the settlement of liabilities subject to settlement under reorganization proceeding and the payment of administrative expenses in connection with the Plan.

(b) To record the effects of adopting SOP 98-1 ($0) and SOP 98-5 ($78) as of the Plan's effective date.

(c) To record the adjustments to state assets and liabilities at fair value and to eliminate the deficit in accumulated deficit against additional paid-in capital.

(d) The fair value adjustments are subject to the resolution of the contingency with the Internal Revenue Service discussed in Note 18.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

4.  FRESH-START REPORTING -- CONTINUED:
     The following unaudited Consolidated Pro Forma Statement of Operations reflects the financial results of the Company as if the Plan and change in accounting principles had been effective March 1, 1997:

                                                  COMBINED 52 WEEK PERIOD ENDED FEBRUARY 28, 1998
                                    ---------------------------------------------------------------------------
                                                               Adjustments(2)
                                                       -------------------------------
                                    AS REPORTED(1)     STORE CLOSINGS(a)       OTHER              Pro Forma(2)
                                    ---------------    ------------------    ---------            -------------
Net sales.........................     $400,403             $(4,195)         $      --              $396,208
Costs of sales....................      260,771              (2,740)            (1,150)(b)           256,881
                                       --------             -------          ---------              --------
  Gross profit....................      139,632              (1,455)             1,150               139,327
Selling, general and
  administrative expenses.........      108,793              (1,123)               544(c)            108,214
Depreciation and amortization.....       21,011                (377)           (14,197)(d)             6,437
Special items.....................       (4,443)                 --                 --                (4,443)
                                       --------             -------          ---------              --------
Income (loss) before other income
  (expenses), net, reorganization
  income, income taxes and
  extraordinary item..............       14,271                  45             14,803                29,119
                                       --------             -------          ---------              --------
Other income (expenses), net:
  Interest income.................          328                  --              2,311(g)              2,639
  Interest expense................         (233)                 --                 55(e)               (178)
  Amortization of financing
     fees.........................         (441)                 --                218(f)               (223)
  Other...........................          223                  --                 --                   223
                                       --------             -------          ---------              --------
          Total other income
            (expenses), net.......         (123)                 --              2,584                 2,461
                                       --------             -------          ---------              --------
Income (loss) before
  reorganization income, income
  taxes and extraordinary item....       14,148                  45             17,387                31,580
Reorganization income.............       26,501                  --            (26,501)(g)(h)             --
                                       --------             -------          ---------              --------
Income (loss) before income taxes
  and extraordinary item..........       40,649                  45             (9,114)               31,580
(Provision) benefit for income
  taxes...........................         (404)                 --            (11,912)(i)           (12,316)
                                       --------             -------          ---------              --------
Income (loss) before extraordinary
  item............................       40,245                  45            (21,026)               19,264
Extraordinary item, net of tax....      228,911                  --           (228,911)(j)                --
                                       --------             -------          ---------              --------
Net income (loss).................     $269,156             $    45          $(249,937)             $ 19,264
                                       ========             =======          =========              ========

---------------

See accompanying unaudited consolidated pro forma notes on the next page.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

4.  FRESH-START REPORTING -- CONTINUED:
(1) As reported amounts are the summation of the Predecessor Company for the period March 2, 1997 to January 31, 1998 and the Successor Company for the period February 1, 1998 to February 28, 1998.

(2) The pro forma amounts are based on certain assumptions and estimates. The pro forma results do not necessarily represent results which would have taken place on the basis assumed above, nor are they indicative of the results of future "fresh-start" operations. The pro forma adjustments are also subject to the resolution of the contingency with the Internal Revenue Service discussed in Note 18.

(a) To eliminate operating results of ten stores closed in conjunction with the Plan.

(b) During the reorganization period certain trade vendors denied the Company the right to take prompt payment discounts. The amounts and period of denial varied by vendor. The adjustment of $(1,150) reinstates cash discounts to normal and customary trade payment terms.

(c) To adjust selling, general and administrative expenses for the following:
    (1) record the effects of fair value adjustments for favorable and unfavorable lease value amortization of $578; (2) record the effects of fair value adjustments for average rent expense of $1,011; and (3) record the effects of capitalizing internal use software costs (SOP 98-1) of $(1,045).


(d) To reduce depreciation and amortization for the following: (1) eliminate Predecessor Company goodwill amortization of $(1,840); (2) record the effects of amortizing capitalized internal software costs (SOP 98-1) of $105; (3) eliminate Predecessor Company depreciation expense of ($18,644); and (4) record depreciation expense of $6,182 for the adjusted fixed asset values based on historical lives and half-year convention.


(e) To eliminate historical commitment fee expense of $(221) and record new commitment fee expense of $166 based on the terms of the Amended Credit Facility of .375%.

(f) To adjust amortization of deferred financing fees for the Amended Credit Facility by $(218).

(g) To reclass interest income from reorganization income.

(h) To eliminate reorganization income (including interest income of $2,311 included therein) which will not be incurred subsequent to the effective date of the Plan.

(i) To reverse income tax effect of fresh-start reporting adjustments and record the income tax effect of pro forma adjustments for items that are deductible for income tax purposes, using an assumed income tax rate of 39%.

(j) To eliminate gain on discharge of debt pursuant to the Plan.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

5.  REORGANIZATION INCOME (EXPENSES):

     The net reorganization income (expenses) incurred as a result of the Chapter 11 filings and subsequent reorganization efforts have been segregated from ordinary operations in the Consolidated Statements of Operations:

                                                                PREDECESSOR COMPANY
                                                              -----------------------
                                                                PERIOD       52 WEEK
                                                               MARCH 2,       PERIOD
                                                                1997 TO       ENDED
                                                              JANUARY 31,    MARCH 1,
                                                                 1998          1997
                                                              -----------    --------
Net adjustment to fair values...............................   $(25,527)     $     --
Adjustments to claims (including $1,017 of post March 1,
  1997 net activity)........................................     57,511            --
Restructuring costs.........................................     (1,548)      (11,869)
Bankruptcy related expenses.................................     (6,246)       (4,866)
Financing fees..............................................         --       (15,953)
Interest income.............................................      2,311           843
                                                               --------      --------
                                                               $ 26,501      $(31,845)
                                                               ========      ========

     Net adjustments to fair values reflect the net change to state assets and liabilities at fair value. Adjustments to claims represent prepetition claims that were either discharged or received no amount of recovery. Restructuring costs include costs and expenses from closing of facilities, consolidation of operations, and certain expenses related to the rejection of executory contracts as well as gains and losses from the disposition of related assets. Bankruptcy related expenses relate to professional fees and other expenses related to the bankruptcy proceedings. Financing fees consist of the write-off of the unamortized portion of deferred financing fees relating to collateralized debt as of the petition date. Interest income is attributable to the accumulation of cash and short-term investments subsequent to the petition date.

6. EXTRAORDINARY ITEM:

     The Plan resulted in the discharge of $428,614 of prepetition claims and the recognition of $297 in prepetition vendor receivables against/due to the Predecessor Company during Chapter 11 through the distribution of $5,632 in cash and the issuance of 10,166,162 shares of new common stock to creditors. The value of cash and securities distributed less the vendor receivables was $228,911 less than the allowed claims, and the resultant gain was recorded as an extraordinary item, net of related tax effects of $0.

7.  ACQUISITION:

     Effective February 28, 1998, the Company acquired certain assets and assumed certain liabilities and operating lease commitments of The Wall Music, Inc. ("The Wall") pursuant to an Asset Purchase Agreement ("Purchase Agreement") dated December 10, 1997 which closed on March 2, 1998. The Wall is a mall-based music store chain that operated one hundred fifty stores in the Mid-Atlantic region of the United States. The Company acquired all of these stores of which eleven stores will be closed as part of the Company's acquisition

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

7.  ACQUISITION -- CONTINUED:
strategy. The Company has accrued $410 in exit costs related to these closings. The purchase of The Wall was funded by the Company's cash and cash equivalents.

     The acquisition has been accounted for as a purchase, and included a cash payment of $72,351, the assumption of liabilities aggregating $14,723, and acquisition costs of $2,300. Accordingly, the assets and liabilities of the acquired business are included in the consolidated balance sheet at February 28, 1998 and no results of operations are included in the consolidated statement of operations. The purchase price is subject to final adjustment based on the resolution of certain contingencies related to merchandise inventory return reserves and finalization of acquisition costs. The Company does not believe the final purchase price will differ significantly from the preliminary purchase price recorded at February 28, 1998. The excess of the purchase price over the fair values of the net assets acquired (goodwill) of $26,950 will be amortized on a straight-line basis over 30 years.

     The following summarized unaudited pro forma financial information assumes the acquisition of The Wall had occurred as of March 2, 1997 and March 3, 1996:

                                                              PRO FORMA
                                                             COMBINED 52       PRO FORMA
                                                             WEEK PERIOD        52 WEEK
                                                                ENDED        PERIOD ENDED
                                                             FEBRUARY 28,    MARCH 1, 1997
                                                                 1998        (PREDECESSOR)
                                                             ------------    -------------
Net sales..................................................    $558,315        $541,040
                                                               ========        ========
Net income (loss)..........................................    $282,050        $(57,564)
                                                               ========        ========

     Pro forma adjustments for the combined 52 week period ended February 28, 1998 were applied to the summation of the as reported amounts of the Predecessor Company for the period March 2, 1997 to January 31, 1998 and the Successor Company for the period February 1, 1998 to February 28, 1998.

     The pro forma amounts are based upon certain assumptions and estimates, and do not reflect any benefits from economies which might be achieved from combined operations. The pro forma results do not necessarily represent results which would have taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

8.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consisted of the following:

                                                               SUCCESSOR      PREDECESSOR
                                                                COMPANY         COMPANY
                                                              ------------    -----------
                                                              FEBRUARY 28,     MARCH 1,
                                                                  1998           1997
                                                              ------------    -----------
Land and buildings..........................................    $ 5,470        $ 12,365
Leasehold improvements......................................     12,245          31,643
Office furniture and fixtures...............................        535           1,899
Store furniture and fixtures................................     13,123          41,175
Machinery and equipment.....................................      5,003          13,139
Remodeling-in-progress......................................      4,371           1,499
                                                                -------        --------
                                                                 40,747         101,720
Less accumulated depreciation and amortization..............       (527)        (44,982)
                                                                -------        --------
          Total.............................................    $40,220        $ 56,738
                                                                =======        ========

9.  INTANGIBLE ASSETS:

     Intangible assets consisted of the following:

                                                               SUCCESSOR      PREDECESSOR
                                                                COMPANY         COMPANY
                                                              ------------    -----------
                                                              FEBRUARY 28,     MARCH 1,
                                                                  1998           1997
                                                              ------------    -----------
Financing fees..............................................     $1,434         $  615
Trade name..................................................        760             --
                                                                 ------         ------
                                                                  2,194            615
Less accumulated amortization...............................       (707)          (265)
                                                                 ------         ------
          Total.............................................     $1,487         $  350
                                                                 ======         ======

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

10.  ACCRUED EXPENSES AND OTHER LIABILITIES:

     Accrued expenses and other liabilities consisted of the following:

                                                               SUCCESSOR      PREDECESSOR
                                                                COMPANY         COMPANY
                                                              ------------    -----------
                                                              FEBRUARY 28,     MARCH 1,
                                                                  1998           1997
                                                              ------------    -----------
Payroll and related costs...................................    $  8,256        $ 6,775
Taxes other than income.....................................       3,266          3,892
Gift certificate liability..................................       5,391          2,456
Payable for acquisition, including expenses (see Notes 7 and
  20).......................................................      71,614             --
Customer product guarantee program..........................       3,275             --
Customer loyalty program liability..........................         744          6,101
Reorganization liabilities..................................       4,532          1,273
Other.......................................................       4,561          2,839
                                                                --------        -------
          Total.............................................    $101,639        $23,336
                                                                ========        =======

11.  FINANCING ARRANGEMENTS:

     Predecessor Company:

     As a result of Chapter 11 proceedings, all remaining indebtedness of the Predecessor Company as of the petition date became immediately due and payable in accordance with the terms of the instruments governing such indebtedness. While the Chapter 11 proceedings were pending, the Predecessor Company was prohibited from making any payments of obligations owing as of the petition date, except as permitted by the Bankruptcy Court and contractual terms of debt obligations were suspended subject to settlement. Furthermore, the Predecessor Company was not able to borrow additional funds under any of its prepetition credit arrangements. Borrowings outstanding at March 1, 1997 of $285,800, and related accrued interest of $9,817, were classified as liabilities subject to compromise because the principal balance was under secured.

     The Predecessor Company obtained debtor-in-possession financing with a syndicate of financial institutions whereby a maximum of $35,000 revolving credit facility ("DIP Facility"), which included a letter of credit sub-facility of $10,000, was available to fund working capital, issue letters of credit and make other payments during the Chapter 11 proceedings. The DIP Facility was available through the earlier of February 9, 1998 or the effective date of the Plan. The maximum amount available under the DIP Facility was subject to a borrowing base limitation equal to 35% of eligible inventory (as defined) during the peak period (as defined) and 30% of eligible inventory during the non-peak period, plus cash and investments held at the Predecessor Company's cash management bank less the Predecessor Company's cash collateral. Borrowings under the DIP Facility bore interest, at the Predecessor Company's option, at the Base Rate (defined as the higher of the Prime Rate or the Base CD Rate plus 1% or the Federal Funds Effective Rate plus 1/2%) plus 1% (9.25% at March 1, 1997).

     Interest on Base Rate loans was payable monthly in arrears. The Predecessor Company paid a commitment fee of 1/2% on the average daily unused portion of the DIP Facility. The Predecessor Company had no outstanding borrowings against the DIP Facility at March 1, 1997. At March 1, 1997, the Predecessor Company had $3,270 of letters of credit outstanding.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

11.  FINANCING ARRANGEMENTS -- CONTINUED:
     The weighted average interest rate on these borrowings was 9.84% for the 53 week period ended March 2, 1996.

     The Predecessor Company's various prepetition loan agreements had covenants which, among other things, limited the payment of dividends and capital expenditures, specified levels of consolidated net worth and minimum consolidated adjusted operating profit as well as maintenance of specified ratios including interest coverage and current ratios. However, as a result of the automatic stay resulting from the Chapter 11 proceedings, the Predecessor Company's lenders could not enforce any rights, exercise any remedies or realize on any claims in the event that the Predecessor Company failed to comply with any of the covenants contained in the various prepetition loan agreements.

     The Predecessor Company was subject to various financial and other covenants under the terms of the DIP Facility including, among other things, minimum EBITDA (as defined in the DIP Facility) and limitations on indebtedness, investments, payments of indebtedness and capital expenditures. The Company was in compliance with the DIP Facility covenants at March 1, 1997 or obtained appropriate waivers.

     Successor Company:

     The Successor Company entered into a Revolving Credit Agreement dated as of January 27, 1998. The facility provides for loans of up to $50,000 during the peak period (October through December) and up to $35,000 during the non-peak period (including in each case up to $5,000 of letters of credit). In no case can the amount of loans exceed the borrowing base, as defined. The borrowing base means, during the peak period, 35% of eligible inventory and during the non-peak period, 30% of eligible inventory. The Successor Company had no borrowings under the facility during the period January 27, 1998 to February 28, 1998 and had $35,000 of availability at February 28, 1998. The facility terminates on January 27, 2001. The Successor Company's obligations are guaranteed by Camelot Music Holdings, Inc. ("CMHI") and by all of Camelot's subsidiaries and are collateralized by substantially all of Camelot's assets. CMHI has pledged to the lenders its capital stock of Camelot and Camelot has pledged to the lenders the capital stock of its subsidiaries.

     Loans bear interest, at the option of the Successor Company, at either (a) the Eurodollar Rate (as defined) plus 1.75% or (b) the greater of (i) the bank's Prime Rate, (ii) the Base CD Rate (as defined) plus 1%, or (iii) the Federal Funds Effective Rate (as defined) plus 1/2 of 1%. The Successor Company also pays an annual commitment fee of 3/8 of 1% on the available commitment. The Successor Company is required to use any excess proceeds from asset sales of more than $750 to reduce the commitments under the facility. In addition, the Successor Company is required for 45 consecutive days during each year to reduce the principal amount of all outstanding loans to zero.

     The Revolving Credit Agreement contains certain customary negative covenants which under certain circumstances, limit the Successor Company's ability to incur additional indebtedness, pay dividends, make capital expenditures and engage in certain extraordinary corporate transactions. The Revolving Credit Agreement also requires the Successor Company to maintain minimum consolidated EBITDA (as defined) levels. The Successor Company was in compliance with these covenants at February 28, 1998.

     As of June 3, 1998, the Successor Company received commitment letters from its lenders to modify the Revolving Credit Agreement to include; among other things, a term loan provision (see Note 21).

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

11.  FINANCING ARRANGEMENTS -- CONTINUED:
     Long-term debt, in accordance with its contracted terms, consisted of the following:

                                                              SUCCESSOR    PREDECESSOR
                                                               COMPANY       COMPANY
                                                              ---------    -----------
                                                              FEBRUARY
                                                                 28,        MARCH 1,
                                                                1998          1997
                                                              --------      --------
Revolving Credit Agreement..................................  $      --     $      --
Senior Credit Facility:
  Tranche A Term Loan.......................................         --        57,000
  Tranche B Term Loan.......................................         --        78,000
  Tranche C Term Loan.......................................         --        60,000
  Revolving Credit Commitment...............................         --        90,800
Subordinated Debentures.....................................         --        55,748
Senior Debentures...........................................         --        55,212
                                                              ---------     ---------
          Total.............................................         --       396,760
                                                              ---------     ---------
     Less long-term debt classified as current                       --            --
     Less amounts included as liabilities subject to
       compromise...........................................         --      (396,760)
                                                              ---------     ---------
                                                              $      --     $      --
                                                              =========     =========

     The Predecessor Company accrued interest on its unsecured and under secured obligations through the petition date; however, due to the uncertainties relating to a final plan of reorganization, the Predecessor Company ceased accruing interest on such obligations effective on the petition date (see Note
2).

12.  LIABILITIES SUBJECT TO COMPROMISE:

     Liabilities subject to compromise consisted of the following:

                                                                 PREDECESSOR
                                                                   COMPANY
                                                                -------------
                                                                  MARCH 1,
                                                                    1997
                                                                -------------
Bank debt and related interest..............................      $295,617
Subordinated debentures and related interest of $2,741......        58,489
Senior debentures and related interest of $2,439............        57,651
Trade claims................................................        54,675
Lease claims................................................        14,349
Priority tax claims.........................................         1,219
Other claims................................................         2,811
                                                                  --------
          Total.............................................      $484,811
                                                                  ========

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

12.  LIABILITIES SUBJECT TO COMPROMISE -- CONTINUED:
     Liabilities subject to compromise under the Chapter 11 proceedings included substantially all current and long-term debt and trade and other payables as of the petition date. As discussed in Note 2, payment of these liabilities, including the maturity of debt obligations, was stayed while the Predecessor Company operated as a debtor-in-possession.

     As part of the Chapter 11 proceedings, the Predecessor Company notified all known or potential claimants for the purpose of identifying all prepetition claims against the Company. The Bankruptcy Court entered an order setting January 30, 1997 as the bar date (the "Bar Date") for submission of proofs of claim in the Chapter 11 proceedings. With certain exceptions, a creditor who failed to submit on or before the Bar Date a proof of claim in respect of a claim against the Predecessor Company is forever barred from asserting such claim against the Predecessor Company.

     On December 12, 1997, as described in Notes 2, 4 and 5, the Predecessor Company's Plan was confirmed whereby substantially all claims arising in connection with the Chapter 11 proceedings have been resolved. Accordingly, management believes that the amount of liabilities subject to compromise as reported are fairly stated.

13.  STOCKHOLDERS' EQUITY (DEFICIT):

     The following is a summary of the capitalization of the Predecessor Company at March 1, 1997:

    Class A Stock:............................    910,000 shares authorized; 850,000 shares
                                                  issued and outstanding
    Class C Stock:............................    557,000 shares authorized; 143,750 shares
                                                  issued and outstanding
    Class D Voting Stock:.....................    6,250 shares authorized; 6,250 shares
                                                  issued and outstanding
    Class E Stock:............................    375,010 shares authorized; no shares
                                                  issued or outstanding
    Common Stock:.............................    1,848,260 shares authorized; no shares
                                                  issued or outstanding

     The Class A Stock, Class C Stock, Class D Voting Stock and Common Stock had one cent par values per share. The Class E Stock had a one dollar par value per share. The transfer of any shares of stock were restricted and voting rights, liquidation rights and dividend rights were as specified in the Predecessor Company's Certificate of Designation.

     On December 12, 1997, the Company's Plan was confirmed in Bankruptcy Court whereby the reorganized company emerged and issued approximately 10,166,162 common shares of stock to the various claim holders pursuant to the terms of the Plan. The stockholders in the Predecessor Company received no recovery nor were they issued any shares in the Successor Company under the Plan. None of the claim holders receiving shares of the Successor Company were pre-confirmation shareholders of the Predecessor Company.

     The capitalization of the Successor Company at February 28, 1998 consists of 30,000,000 shares of authorized one cent par value voting common stock of which 9,835,559 shares were issued and outstanding at

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

13.  STOCKHOLDERS' EQUITY (DEFICIT) -- CONTINUED:
February 28, 1998 and 340,603 shares will be issued pursuant to the Plan and in lieu of payment of $188 in administrative expenses.

14.  STOCK OPTION PLAN AND PURCHASE AGREEMENTS:

     The Predecessor Company had established a Management Stock Incentive Plan for certain key employees and a Stock Purchase Agreement with certain key employee shareholders. No compensation expense was recognized based on the terms of these agreements and the agreements were terminated as of the effective date of the Plan with none of the key employees receiving any shares in the Successor Company as a result of these agreements.

     Effective January 27, 1998, the Successor Company established the Camelot Music Holdings, Inc. 1998 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for the granting of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock to officers, directors and key employees responsible for the direction and management of the Company. Vesting of the options was over a four year period with a maximum term of ten years. Based on the terms of the Stock Option Plan vesting has been accelerated based on the market performance of the Company's common stock whereby 50% of the options vested on March 13, 1998 and the remaining vest on January 28, 2000. None of the options were exercisable at February 28, 1998. At February 28, 1998, 825,094 shares of common stock were reserved for future issuance under the Stock Option Plan based on a requirement that 7.5% of total outstanding shares on a diluted basis be reserved for the Stock Option Plan.

     Information relating to stock options is as follows:


                                                                OPTION PRICE       TOTAL
                                                   NUMBER OF     PER SHARE       EXERCISE
                                                    SHARES        AVERAGE*         PRICE
                                                   ---------    ------------     --------
Shares under option at January 27, 1998..........        --        $   --        $      --
Granted..........................................   687,000         20.75           14,255
Exercised........................................        --            --               --
Forfeited........................................        --            --               --
                                                    -------        ------        ---------
Shares under option February 28, 1998............   687,000        $20.75        $  14,255
                                                    =======        ======        =========


---------------

     * Per share data not in thousands of dollars

     All outstanding options are qualified options. No compensation expense related to stock option grants was recorded for the period January 28, 1998 to February 28, 1998 as the option exercise prices were above the fair value on the date of grant.

     Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

14.  STOCK OPTION PLAN AND PURCHASE AGREEMENTS -- CONTINUED:
that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate.....................................      5.61%
Dividend yield..............................................         0%
Volatility factor...........................................     55.33%
Weighted average expected life..............................    5 years

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma net income and net income per share for the one month period ended February 28, 1998 were as follows:


Net earnings -- as reported.................................    $581
Net earnings -- pro forma...................................    $445
Basic and diluted earnings per share*.......................    $0.04


---------------


     * Per share amounts not in thousands of dollars


     On June 4, 1998, the Successor Company's Board of Directors approved a Director Stock Option Plan (see Note 21).

15. SPECIAL ITEMS:

     Special items consisted of the following:

                                                  SUCCESSOR
                                                   COMPANY               PREDECESSOR COMPANY
                                                 ------------    -----------------------------------
                                                    PERIOD         PERIOD       52 WEEK     53 WEEK
                                                 FEBRUARY 1,      MARCH 2,       PERIOD      PERIOD
                                                   1998 TO         1997 TO       ENDED       ENDED
                                                 FEBRUARY 28,    JANUARY 31,    MARCH 1,    MARCH 2,
                                                     1998           1998          1997        1996
                                                 ------------    -----------    --------    --------
Put agreements.................................    $    --         $    --       $   --     $  3,413
Write-down of long-lived assets................                         --        6,523      202,869
Restructuring charges..........................         --              --           --        5,238
Reduction of customer loyalty program
  liability....................................         --          (4,443)          --           --
                                                   -------         -------       ------     --------
          Total................................    $    --         $(4,443)      $6,523     $211,520
                                                   =======         =======       ======     ========

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

15.  SPECIAL ITEMS -- CONTINUED:
     Put Agreements: Effective November 12, 1993 the Predecessor Company entered into Put Agreements ("Put") with four existing shareholders. The Put provided the Predecessor Company an option to sell 375,010 shares of its Class E preferred stock at an aggregate purchase price of $50,000. In consideration for the Put, the Predecessor Company paid fees of $3,413 to the four shareholders. The Put was exercisable upon the execution by the Predecessor Company of a purchase agreement to acquire a company in a business similar to Camelot. The Put, pursuant to its original terms, expired on December 31, 1995.

     Write-down of Long-Lived Assets: Management identified significant adverse changes in the Predecessor Company's business climate late in the third quarter of the 53 week period ended March 2, 1996 that persisted subsequent to year end. These changes were largely due to increasing competition in the Predecessor Company's marketplace, which led to operating results and forecasted future results that were less than previously planned. These factors led to the conclusion that there was a potential impairment in the recorded value of goodwill and certain property, plant and equipment. Management performed an analysis of the recoverability of its long-lived assets based upon a variety of valuation methods including discounted cash flow and earnings before interest, taxes and depreciation expense. In management's judgment, there was an impairment of certain of the Predecessor Company's property, plant and equipment and the carrying value of the Predecessor Company's goodwill was reduced resulting in an impairment loss of $202,869 which is included in the consolidated statement of operations for that period.

     As a result of the Predecessor Company's financial performance and the Chapter 11 proceedings, the Predecessor Company closed seventy-three locations during the 52 week period ended March 1, 1997. In addition, the Predecessor Company re-evaluated the carrying amount of its property, plant and equipment. Based on this evaluation, the Predecessor Company determined that property, plant and equipment with a carrying amount of $17,152 was impaired, resulting in a write-down of $6,523 to estimated fair value, which amount is included in the consolidated statement of operations for that period.

     Restructuring Charges: In response to an increasingly competitive retail environment, the Predecessor Company began a "reengineering" project during the 53 week period ended March 2, 1996 in order to lower costs through corporate overhead reductions and the identification of under performing stores. As part of this project, the Predecessor Company identified required changes in corporate and retail operations and, therefore, assessed the realizable value of certain assets and the cost of restructuring measures. As a result, restructuring charges of $5,238 were recorded in the consolidated statement of operations for that period.

     Customer Loyalty Program Liability: During the period March 2, 1997 to January 31, 1998, the Company discontinued its manual "Punch Card" version of its customer loyalty program and replaced it with a limited automated program targeted to its most frequent and highest spending customers. The reduction in the program resulted in the reversal of program reward redemption reserves aggregating $4,443 which was recorded in the consolidated statement of operations for that period.

16. LEASES:

     The Company leases its retail stores under noncancelable leases expiring in various years through fiscal 2007. Several of the leases are subject to renewal options under various terms and generally all the leases require the Company to pay real estate taxes and common area maintenance charges.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

16. LEASES -- CONTINUED:
     Minimum rental commitments are summarized as follows:

                        FISCAL YEARS
                        ------------
1998........................................................    $ 39,001
1999........................................................      35,888
2000........................................................      33,550
2001........................................................      29,906
2002........................................................      24,668
Thereafter..................................................      43,509
                                                                --------
          Total minimum payments............................    $206,522
                                                                ========

     Rental expense totaled $2,236, $25,593, $29,361 and $33,404 for the period February 1, 1998 to February 28, 1998, the period March 2, 1997 to January 31, 1998, the 52 week period ended March 1, 1997 and the 53 week period ended March 2, 1996, respectively. Rental expense included contingent rentals of $157, $2,259, $2,187 and $2,813 for the respective periods. The contingent rentals are based on sales volume.

17.  INCOME TAXES:

     The (provision) benefit for income taxes includes current and deferred income taxes as follows:

                                     SUCCESSOR
                                      COMPANY
                                   --------------                     PREDECESSOR COMPANY
                                       PERIOD        ------------------------------------------------------
                                    FEBRUARY 1,             PERIOD              52 WEEK          53 WEEK
                                      1998 TO            MARCH 2, 1997        PERIOD ENDED    PERIOD ENDED
                                    FEBRUARY 28,        TO JANUARY 31,          MARCH 1,        MARCH 2,
                                        1998                 1998                 1997            1996
                                   --------------    ---------------------    ------------    -------------
Current taxes:
  Federal........................      $  --                 $  --               $  --            $(538)
  State and local................         --                  (289)                 --              162
                                       -----                 -----               -----            -----
          Total..................         --                  (289)                 --             (376)
                                       -----                 -----               -----            -----
Deferred taxes:
  Federal........................        (97)                   --                  --               --
  State and local................        (18)                   --                  --              (98)
                                       -----                 -----               -----            -----
          Total..................       (115)                   --                  --              (98)
                                       -----                 -----               -----            -----
          Total (provision)
            benefit..............      $(115)                $(289)              $  --            $(474)
                                       =====                 =====               =====            =====
Income tax (provision) benefit
  from continuing operations
  before extraordinary item......      $(115)                   --                  --            $(474)
Tax benefit of extraordinary
  item...........................         --                    --                  --               --
                                       -----                 -----               -----            -----
Total............................      $(115)                $(289)              $  --            $(474)
                                       =====                 =====               =====            =====

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

17.  INCOME TAXES -- CONTINUED:
     The significant differences between the Federal U.S. statutory rate and the Company's effective tax rate are as follows:

                                           SUCCESSOR
                                            COMPANY
                                          ------------                 PREDECESSOR COMPANY
                                             PERIOD       ----------------------------------------------
                                          FEBRUARY 1,         PERIOD          52 WEEK         53 WEEK
                                            1998 TO       MARCH 2, 1997     PERIOD ENDED    PERIOD ENDED
                                          FEBRUARY 28,    TO JANUARY 31,      MARCH 1,        MARCH 2,
                                              1998             1998             1997            1996
                                          ------------    --------------    ------------    ------------
Statutory tax rate......................     35.0%            35.0%            (35.0)%         (35.0)%
Goodwill amortization and Fiscal 1995
  write-off.............................        --              2.0              1.1            26.7
Corporate owned life insurance..........      (0.4)            (1.3)             4.9              --
State taxes, net of federal benefit.....       4.0               .9               --              --
Utilization of loss carryforwards.......        --            (35.7)              --              --
IRC section 108 ordering rules..........     (22.1)              --               --              --
Valuation allowance -- due to
  uncertainty of utilization of net
  operating loss carryforwards..........        --                              29.0             8.4
Other adjustments, net..................        --               --               --              .1
                                             -----            -----            -----           -----
Effective tax rate......................     16.5%              .9%             0.0%            0.2%
                                             =====            =====            =====           =====

     At February 28, 1998 and March 1, 1997, the Company had total deferred tax assets of $26,344 and $55,989 and total deferred tax liabilities of $1,239 and $192, respectively. As part of the emergence from Chapter 11 proceedings, the Company believes that it is more likely than not that it will be able to use the deferred tax assets at February 28, 1998 in the future. Therefore, no valuation allowance has been established to offset these deferred tax assets. At March 1, 1997, the Company had net operating loss carryforwards of $76,000 for federal and state income tax purposes expiring in years 2010 through 2012. For financial reporting purposes, a full valuation allowance at March 1, 1997 was recognized to offset the net deferred tax assets as management determined that the assets may not be realized.

     At January 31, 1998, as part of the fresh-start reporting, a reduction in the deferred tax valuation allowance of $55,797 was recorded. A portion of this reduction related to the utilization of net operating loss carryforwards against the cancellation of indebtedness resulting from the emergence from Chapter 11 (see Note 2). Under the provision of the Internal Revenue Code ("IRC"), no provision for income taxes was recorded on the remaining gain on the cancellation of indebtedness. The remaining March 1, 1997 valuation allowance was reversed as a part of the Company's adoption of fresh-start reporting and is included in reorganization income (see Note 5). Deferred tax assets after fresh-start reporting at the emergence date were $25,220.

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

17.  INCOME TAXES -- CONTINUED:
     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                               SUCCESSOR      PREDECESSOR
                                                                COMPANY         COMPANY
                                                              ------------    -----------
                                                              FEBRUARY 28,     MARCH 1,
                                                                  1998           1997
                                                              ------------    -----------
Net current deferred income tax assets:
     Inventory reserves.....................................    $ 1,817        $  2,775
     Reorganization expenses................................      1,830           4,967
     Other, net.............................................      2,910           3,986
                                                                -------        --------
                                                                  6,557          11,728
                                                                -------        --------
Net long-term deferred income tax assets:
     Depreciation differences...............................     16,138           4,361
     Amortization of financing fees.........................         --           5,749
     Net federal and state operating loss...................         --          28,306
     Leases.................................................         --           2,265
     Other, net.............................................      2,410           3,388
                                                                -------        --------
                                                                 18,548          44,069
                                                                -------        --------
     Valuation allowance....................................         --         (55,797)
                                                                -------        --------
     Net deferred tax assets on the consolidated balance
       sheets...............................................    $25,105        $     --
                                                                =======        ========

18.  COMMITMENTS AND CONTINGENCIES:

     Claims and Legal Actions: The Company is a party to various claims, legal actions and complaints arising in the ordinary course of its business, including proposed pre-petition assessments by the Internal Revenue Service aggregating approximately $7,900 of which the Company has accrued $800. In the opinion of management, all such matters not accrued for are without merit or involve such amounts that unfavorable disposition will not have a material impact on the financial position, results of operations or cash flows of the Company.

     Self-Insurance Commitments: The Company is self-insured with respect to workers' compensation benefits within the State of Ohio and medical benefits for all of its employees. The Company maintains insurance coverage for workers' compensation claims in excess of $300 per incident and for annual medical claims in excess of $75 per employee.

     Management Consulting Agreement: The Company was party to a five year management consulting agreement with Investcorp S.A. ("Investcorp"). Fees under this agreement were $500 per year payable annually, in advance, with the first three years paid on November 12, 1993. The final two year payment was not paid to Investcorp as a result of the rejection of the contract under Chapter 11 proceedings.

19. ELECTIVE SAVINGS AND PLAN:

     The Company sponsors an Elective Savings 401(k) and Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan covers substantially all employees and provides for a 22.5% to 50% matching contribution of employee

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

19. ELECTIVE SAVINGS AND PLAN -- CONTINUED:
elective contributions up to a maximum of 10% of wages, not to exceed the statutory limit. Such matching contributions were approximately $56, $239, $309, and $266 for the period February 1, 1998 to February 28, 1998, the period March 2, 1997 to January 31, 1998, the 52 week period ended March 1, 1997 and the 53 week period ended March 2, 1996, respectively. The Company may, at the discretion of the Board of Directors, contribute additional funds to the Plan as deemed appropriate. No such contributions were made during the respective periods.

20.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                            SUCCESSOR
                                             COMPANY
                                           ------------                 PREDECESSOR COMPANY
                                              PERIOD       ----------------------------------------------
                                           FEBRUARY 1,         PERIOD          52 WEEK         53 WEEK
                                             1998 TO       MARCH 2, 1997     PERIOD ENDED    PERIOD ENDED
                                           FEBRUARY 28,    TO JANUARY 31,      MARCH 1,        MARCH 2,
                                               1998             1998             1997            1996
                                           ------------    --------------    ------------    ------------
Supplemental disclosures of cash flow
  information:
  Cash paid (received) during the fiscal
     year for:
     Interest............................     $   11           $  152          $  2,585        $32,136
     Income taxes paid (refunded), net...          3               58               129         (3,221)
     Reorganization items................         --            5,759             5,956             --
  Non-cash reorganization activities:
     Reclassification of liabilities
       subject to compromise.............     $   --           $   --          $477,153        $    --
     Decrease in accounts payable,
       accrued expenses and other
       liabilities.......................         --               --           (80,393)            --
     Reduction of debt...................         --               --          (396,760)            --

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

20.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION -- CONTINUED:

                                                                    SUCCESSOR COMPANY
                                                              -----------------------------
                                                               PERIOD FEBRUARY 1, 1998 TO
                                                                    FEBRUARY 28, 1998
                                                              -----------------------------
                                                              FRESH-START    ACQUISITION OF
                                                               REPORTING        THE WALL
                                                              -----------    --------------
Supplemental disclosures of investing activities:
Assets at fair value:
  Cash......................................................   $  86,304        $   153
  Accounts receivable.......................................       2,698          1,550
  Inventories...............................................     108,781         39,630
  Prepaid expenses and other................................       8,541          2,583
  Property, plant and equipment.............................      24,400         14,541
  Goodwill..................................................          --         26,950
  Other long-term assets....................................      29,595          3,967
                                                               ---------        -------
          Total assets......................................     260,319         89,374
                                                               ---------        -------
Liabilities at fair value:
  Accounts payable..........................................      33,522             --
  Accrued expenses and other liabilities....................      23,784          1,418
  Other current liabilities.................................          --          6,633
  Long-term liabilities.....................................       8,645          6,672
                                                               ---------        -------
          Total liabilities.................................      65,951         14,723
                                                               ---------        -------
  Common stock issued in exchange for debt discharged.......    (194,368)            --
  Cash acquired.............................................          --           (153)
  Payable for acquisition, including expenses...............          --         71,614
                                                               ---------        -------
  Cash paid, net of cash acquired...........................   $      --        $ 2,884
                                                               =========        =======

21.  SUBSEQUENT EVENTS:

     Plan of Merger: On June 3, 1998, the Successor Company entered into an agreement and plan of merger (the "Merger Agreement") with respect to the proposed acquisition of Spec's Music, Inc. ("Spec's"). Spec's is a Miami, Florida based music retailer, and operates forty-two stores in Florida and Puerto Rico. As of June 3, 1998, Spec's operated sixteen mall stores and twenty-six stores in shopping centers and free-standing locations. Spec's also owns three specialty Latin businesses, including a music distribution company and the Latin music record label "Hits Only" and its recording studio, and maintains an inventory of music produced by a majority of the independent Latin labels. The acquisition will be accounted for as a purchase, and will include a cash payment of approximately $26,000 (including repayment of assumed bank debt of approximately $7,000), the assumption of additional liabilities of approximately $13,000, and acquisition costs of approximately $2,000. The acquisition will be funded primarily by the proceeds of a new term loan and the balance funded by operating cash. Consummation of the acquisition is subject to certain conditions, including approval of the acquisition by Spec's public stockholders. The acquisition is anticipated to close in July 1998.

     Revolving Credit Agreement Amendment and Waiver: In early June 1998, the Successor Company received commitment letters from its lenders to modify its Revolving Credit Agreement (the "Amended Credit Facility"). The commitment includes the addition of a $25,000 term loan that will bear interest at the same rate as the

                CAMELOT MUSIC HOLDINGS, INC. (SUCCESSOR COMPANY)
                                      AND
                    CM HOLDINGS, INC. (PREDECESSOR COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                           (IN THOUSANDS OF DOLLARS)

21.  SUBSEQUENT EVENTS -- CONTINUED:
existing Revolving Credit Agreement. The proceeds of the term loan will be used to finance the acquisition of Spec's. Mandatory repayments of the term loan are $3,000 in Fiscal 1998, $8,000 in Fiscal 1999, $10,000 in Fiscal 2000, and $4,000
in Fiscal 2001. In addition, the modification also increased the eligible borrowing base to 60% of eligible inventory as well as modified the current capital expenditures limitation and waived certain covenants in order to permit the Spec's acquisition. The Successor Company will pay a fee of $125 for the commitment to modify the Revolving Credit Agreement.

     Outside Directors Stock Option Plan: On June 4, 1998, the Successor Company's Board of Directors approved the Outside Directors Stock Option Plan (the "Directors Plan"). Eligible participants include all non-employee directors. A total of 125,000 shares were reserved for future issuance under the Directors Plan. On June 4, 1998, each of the five outside directors received a grant of 2,500 stock options at an option price of twenty dollars and seventy-five cents per share. Vesting on the options is immediate upon grant. In addition, upon the effective date of the registration statement for the Company's initial public offerings each outside director will also receive a grant of 7,500 options at an option price equal to the fair market value of a share of common stock on the date of the contemplated public offering of the shares. These options have a three-year vesting schedule. The Company will recognize approximately $241 in compensation expense in connection with these option awards during the second quarter of Fiscal 1998.

     Initial Public Offerings: The Company announced its intention to register with the Securities and Exchange Commission for initial public offerings of common stock. The offerings will be made by institutional stockholders who received shares of common stock as part of the Company's emergence from Chapter 11.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder
The Wall Music. Inc.:

     We have audited the accompanying statements of operations, stockholder's equity and cash flows of The Wall Music, Inc. (the "Company"), for the year ended June 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the results of the Company's operations and cash flows for the year ended June 1, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, the Company sold substantially all of its tangible assets and transferred certain liabilities effective February 28, 1998.

Deloitte & Touche LLP

Atlanta, Georgia
August 21, 1997
(February 28, 1998 as to Note 1)

                              THE WALL MUSIC, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                              NINE MONTHS ENDED
                                                           ------------------------    YEAR ENDED
                                                           FEBRUARY 28,    MARCH 1,     JUNE 1,
                                                               1998          1997         1997
                                                           ------------    --------    ----------
                                                                 (UNAUDITED)
NET SALES................................................    $141,314      $130,338     $161,236
COST AND EXPENSES:
  Cost of sales..........................................      85,701        80,955       99,429
  Selling, general, and administrative expenses..........      41,565        40,758       53,698
  Depreciation and amortization..........................       4,666         6,138        8,197
  Writedown of long-lived assets.........................                    23,159       27,323
                                                             --------      --------     --------
INCOME (LOSS) BEFORE TAXES...............................       9,382       (20,672)     (27,411)
INCOME TAX BENEFIT (EXPENSE).............................      (3,177)        2,767        3,738
                                                             --------      --------     --------
NET INCOME (LOSS)........................................    $  6,205      $(17,905)    $(23,673)
                                                             ========      ========     ========

See notes to financial statements.

                              THE WALL MUSIC, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                        FOR THE YEAR ENDED JUNE 1, 1997
            AND THE NINE MONTHS ENDED FEBRUARY 28, 1998 (UNAUDITED)

                   (IN THOUSANDS, EXCEPT SHARES OUTSTANDING)

                                  PREFERRED STOCK          COMMON STOCK
                                --------------------   --------------------   ADDITIONAL
                                  SHARES                 SHARES                PAID-IN     ACCUMULATED
                                OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT    CAPITAL       DEFICIT
                                -----------   ------   -----------   ------   ----------   -----------
BALANCE -- June 2, 1996.......       749       $749        100       $  --     $110,656     $(23,303)
Conversion of stock...........      (749)      (749)       400          --          749           --
Net loss......................        --         --         --          --           --      (23,673)
                                   -----       ----        ---       -----     --------     --------
BALANCE -- June 1, 1997.......        --       $ --        500       $  --     $111,405     $(46,976)
                                   -----       ----        ---       -----     --------     --------
Net income (unaudited)........        --         --         --          --           --        6,205
                                   -----       ----        ---       -----     --------     --------
BALANCE -- February 28, 1997..        --       $ --        500       $  --     $111,405     $(40,771)
                                   =====       ====        ===       =====     ========     ========

See notes to financial statements.

                              THE WALL MUSIC, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                              NINE MONTHS ENDED
                                                           ------------------------    YEAR ENDED
                                                           FEBRUARY 28,    MARCH 1,     JUNE 1,
                                                               1998          1997         1997
                                                           ------------    --------    ----------
                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)........................................    $ 6,205       $(17,905)    $(23,673)
Adjustments to reconcile net income (loss) from operating
  activities to net cash provided by (used in) operating
  activities:
  Depreciation, amortization and writedown of long-lived
     assets..............................................      4,666         29,297       35,520
  Deferred income taxes..................................        209         (2,819)      (3,758)
  Gain (loss) on disposition of property and equipment...         81           (163)        (132)
  Increase (decrease) in cash flow resulting from changes
     in assets and liabilities:
     Accounts receivable.................................         45           (135)         (60)
     Inventories.........................................     (3,091)        (6,724)         696
     Due from parent company.............................    (10,285)         6,019        1,874
     Other current assets................................     (2,179)         1,513        2,049
     Accounts payable, trade.............................      2,613         (3,359)      (5,833)
     Accrued expenses....................................      5,979         (1,504)      (1,275)
                                                             -------       --------     --------
     Net cash provided by (used in) operating
       activities........................................      4,243          4,220        5,408
INVESTING ACTIVITIES:
Additions to property and equipment......................     (2,061)        (4,642)      (5,825)
Deferred transaction costs...............................     (3,350)            --           --
Proceeds from sale of property and equipment.............        417             38           38
                                                             -------       --------     --------
     Net cash used in investing activities...............     (4,994)        (4,604)      (5,787)
NET DECREASE IN CASH AND CASH EQUIVALENTS................       (751)          (384)        (379)
CASH AND CASH EQUIVALENTS
  Beginning of period....................................      1,782          2,161        2,161
                                                             -------       --------     --------
  End of period..........................................    $ 1,031       $  1,777     $  1,782
                                                             =======       ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
  Cash paid for income taxes.............................    $    29       $     86     $    115
                                                             =======       ========     ========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES--
  Conversion of preferred shares to common shares........    $    --       $    749     $    749
                                                             =======       ========     ========


See notes to financial statements.

                              THE WALL MUSIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         FOR THE YEAR ENDED JUNE 1, 1997 AND FOR THE NINE MONTHS ENDED
          FEBRUARY 28, 1998 (UNAUDITED) AND MARCH 1, 1997 (UNAUDITED)

1.  DESCRIPTION OF BUSINESS AND SUBSEQUENT EVENT

     The Wall Music, Inc. (the "Company") is a wholly owned subsidiary of W H Smith Group Holdings (USA), Inc. (the "Parent"). The Parent is a wholly owned subsidiary of W H Smith Group plc, a publicly-held United Kingdom corporation. Prior to the sale of certain assets and transfer of certain liabilities on February 28, 1998, the Company was a specialty music retailer operating in ten states in the Northeastern and Mid-Atlantic regions of the United States. The Company sold compact discs, cassettes, pre-recorded video cassettes, and other entertainment products and related accessories.

     Pursuant to an Asset Purchase Agreement dated December 10, 1997 (the "Purchase Agreement"), the Parent sold certain assets and transferred certain liabilities of the Company to Camelot Music, Inc. ("Camelot") effective February 28, 1998. In connection with the acquisition, Camelot assumed all of the Company's store leases in effect on February 28, 1998.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- These financial statements have been prepared from the separate books and records of the Company and represent the results of operations, changes in stockholders', and cash flows of the Company immediately prior to the acquisition by Camelot of substantially all tangible assets and certain liabilities of the Company.

     The financial statements of the Company for the nine months ended February 28, 1998 and March 1, 1997 are unaudited and, in the opinion of management, include all adjustments consisting solely of normal recurring adjustments necessary to fairly state the Company's results of operations, changes in stockholder's equity, and cash flows for the periods presented. The results of operations for the nine months ended February 28, 1998 and March 1, 1997 are not necessarily indicative of the results to be expected for the full year.

     The Company had certain transactions with its Parent (see Note 7).

     Fiscal Year -- The Company's fiscal year is comprised of the 52- or 53-week period ending on the Sunday closest to May 31. The year ended June 1, 1997 ("fiscal 1997") contained 52 weeks.

     Cash and Cash Equivalents -- For the purpose of reporting cash flows, cash and cash equivalents include cash on hand and cash invested in highly liquid investments with a purchased maturity of three months or less.

     Inventories -- Inventories are valued at the lower of average cost or market.

     Preopening Costs -- Costs associated with opening new stores are expensed when incurred.

     Property and Equipment -- Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the terms of the leases, including likely renewal options, or ten years.

     Goodwill -- Excess of cost over net assets acquired is amortized over various periods ranging from 25 to 40 years.

     Favorable Lease Values -- Intangible assets related to leases are amortized over the terms of the associated leases.

     Income Taxes -- The Company was a member of a consolidated group for federal income tax filing purposes. The Company's Parent allocated income tax expense or benefit to each of its subsidiaries based on each

                              THE WALL MUSIC, INC.

subsidiary's pretax income or loss. If the Company had computed income taxes on a separate return basis, income tax expense for the year ended June 1, 1997 and for the nine months ended February 28, 1998 and March 1, 1997 would have been approximately zero. (See also Note 5.)

     Impairment of Long-Lived Assets -- During the year ended June 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  IMPAIRMENT OF LONG-LIVED ASSETS

     During fiscal 1997, the Company evaluated the recoverability of long-lived assets on a store-by-store basis. For each operating unit determined to be impaired, the Company recognized an impairment loss equal to the difference between the carrying value and the fair value of the operating unit's assets. Fair value, on an individual operating-unit basis, was estimated to be the present value of expected future cash flows, as determined by management. As a result of this evaluation, the Company wrote-down intangible assets by $17,475,000 and property and equipment by $9,849,000 in Fiscal 1997.

4.  LEASE OBLIGATIONS

     The Company has operating leases that relate primarily to its retail stores. Lease terms generally range from 3 to 20 years with renewal options. Certain store leases provide for additional contingent rentals based on a percentage of sales in excess of a base amount. Certain other leases provide for scheduled rent increases over the term of the lease; rent expense for such leases is recognized in equal annual amounts over the term of each such lease. Total rent expense for the year ended June 1, 1997 (including contingent rentals of $104,000) was $17,592,000.

     Future minimum lease payments as of June 1, 1997 are as follows (in thousands):

                                                                OPERATING
                        FISCAL YEAR                              LEASES
                        -----------                             ---------
1998........................................................     $16,904
1999........................................................      15,826
2000........................................................      14,097
2001........................................................      13,139
2002........................................................      11,740
Thereafter..................................................      25,489
                                                                 -------
                                                                 $97,195
                                                                 =======

                              THE WALL MUSIC, INC.

5.  INCOME TAXES

     The components of income tax benefit (expense) for the year ended June 1, 1997 follow (in thousands):

Current:
  Federal...................................................    $  122
  State.....................................................      (142)
                                                                ------
                                                                   (20)
                                                                ------
Deferred:
  Federal...................................................     6,539
  State.....................................................     1,403
                                                                ------
                                                                 7,942
                                                                ------
  Change in valuation allowance.............................    (4,184)
                                                                ------
          Total income tax benefit..........................    $3,738
                                                                ======

     The income tax benefit computed using the federal statutory rate is reconciled to the reported income tax benefit as follows for the year ended June 1, 1997:

Computed tax benefit at federal statutory rate..............     34.0%
State taxes, net............................................      8.2
Nondeductible amortization..................................    (13.3)
Change in valuation allowance...............................    (15.3)
                                                                -----
                                                                 13.6%
                                                                =====

     In fiscal 1997, the Company determined that it was unlikely to realize the benefit of deferred state income tax assets. Accordingly, the Company established a reserve for the full amount of such deferred taxes.

6.  PENSION AND RETIREMENT PLANS

     Employees were eligible to participate in the W H Smith, Inc. Savings and Retirement Plan that qualified as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The plan covered substantially all employees. After one year of continuous service, the Company matched 100% of employee contributions up to 3% of each employee's salary. The Company recorded expense in fiscal 1997 related to this plan of $220,000.

     In addition, the Company participated in an unfunded Supplemental Executive Retirement Plan ("SERP") which provided supplemental pension benefits to key executives. Expense for this plan was $75,000 for the year ended June 1, 1997.

7.  RELATED PARTY TRANSACTIONS

     The Company regularly received and remitted working capital to the Parent based on cash flow required for or generated from operations.

     The Company supplied inventory and administrative services for airport music stores operated by its sister company W H Smith, Inc. ("Smith"). During fiscal 1997, the Company provided Smith $1,650,000 in inventory (at average cost) and charged Smith $76,000 for related administrative costs.

     The Company participated in group insurance programs managed by the Parent. The Parent charged the Company for its insurance premiums and for its self-insured medical and workers compensation expense. Such charges aggregated $1,206,000 for the year ended June 1, 1997.

     The Company also recorded a management fee representing the allocated costs of certain corporate services provided by the Parent. Such expenses totaled $250,000 during fiscal 1997.

        A map of the United States depicting locations of Camelot Music and The Wall stores as of June 1, 1998, text stating "Customer Satisfaction Through Broad Product Selection and Service," and the Camelot Music and The Wall logos.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   10
Price Range of Common Stock...........   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Unaudited Pro Forma Condensed
  Consolidated Financial Data.........   20
Selected Consolidated Financial
  Data................................   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   26
Business..............................   38
Management............................   49
Certain Transactions..................   54
Principal and Selling Stockholders....   56
Description of Capital Stock..........   57
Shares Eligible For Future Sale.......   59
Description of Certain Indebtedness...   62
Certain United States Federal Tax
  Consequences for Non-United States
  Holders.............................   64
Underwriting..........................   66
Legal Matters.........................   68
Experts...............................   69
Available Information.................   69
Index to Consolidated Financial
  Statements and Notes Thereto........  F-1


     UNTIL                , ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                                 SHARES

                                     [LOGO]

                          CAMELOT MUSIC HOLDINGS, INC.

                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                               MCDONALD & COMPANY
                                SECURITIES, INC.
                                           , 1998

------------------------------------------------------
------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 11, 1998

PROSPECTUS

                                                  SHARES

                          CAMELOT MUSIC HOLDINGS, INC.
                                  COMMON STOCK
                            ------------------------


     All of the           shares of Common Stock of Camelot Music Holdings, Inc.
(together with its subsidiaries, "Camelot" or the "Company") offered hereby are being sold by certain stockholders (the "Selling Stockholders") of the Company. See "Principal and Selling Stockholders." The Selling Stockholders acquired their shares upon the Company's emergence from bankruptcy pursuant to Section 1145(a) of the United States Bankruptcy Code or in open market transactions thereafter. The Company is not selling shares of Common Stock in the Offerings and will not receive any proceeds from the sale of any shares of Common Stock offered hereby.


     Of the           shares of Common Stock offered hereby,           shares
are being offered for sale initially outside the United States and Canada by the
International Managers and           shares are being offered for sale initially
in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."


     Prior to the Offerings, there has been a limited public market for the Common Stock. It is currently estimated that the initial public offering price
will be between $          and $          per share. The initial public offering
price does not necessarily bear any direct relationship to the market prices of the Common Stock as reported on the OTC Bulletin Board prior to the Offerings. The closing bid price of the Common Stock on August 10, 1998 was $37 per share. For a discussion relating to factors to be considered in determining the initial public offering price, see "Underwriting." The Company has applied for quotation of the Common Stock on the Nasdaq National Market System under the symbol "CMLT."


     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                    PRICE TO              UNDERWRITING             PROCEEDS TO
                                                     PUBLIC                DISCOUNT(1)       SELLING STOCKHOLDERS(2)
--------------------------------------------------------------------------------------------------------------------
  Per Share...........................                  $                       $                       $
--------------------------------------------------------------------------------------------------------------------
  Total(3)............................                  $                       $                       $
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) The Company has agreed to pay expenses of the Offerings estimated at
    $          .

(3) The Selling Stockholders have granted the International Managers and the U.S. Underwriters options to purchase up to an additional
    shares and                shares of Common Stock, respectively, in each case
    exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Stockholders
    will be $          , $          and $          , respectively. See
    "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about             , 1998.
                            ------------------------

MERRILL LYNCH INTERNATIONAL
                           MORGAN STANLEY DEAN WITTER
                                               MCDONALD & COMPANY
                                                       SECURITIES, INC.
                            ------------------------

               The date of this Prospectus is             , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                  UNDERWRITING

     Merrill Lynch International, Morgan Stanley & Co. International Limited and McDonald & Company Securities, Inc. are acting as lead managers (the "Lead Managers") for each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, CMI, the Selling Stockholders and the International Managers, and
concurrently with the sale of                shares of Common Stock to the U.S.
Underwriters (as defined below), the Selling Stockholders have agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Selling Stockholders, the number of shares of Common Stock set forth opposite its name below.

                                                                 NUMBER OF
                   INTERNATIONAL MANAGER                          SHARES
                   ---------------------                        -----------
Merrill Lynch International.................................
Morgan Stanley & Co. International Limited..................
McDonald & Company Securities, Inc..........................
          Total.............................................
                                                                ===========

     The Company, CMI and the Selling Stockholders have also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Morgan Stanley & Co. Incorporated and McDonald & Company Securities, Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S.
Purchase Agreement, and concurrently with the sale of        shares of Common
Stock to the International Managers pursuant to the International Purchase Agreement, the Selling Stockholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from
the Selling Stockholders, an aggregate of        shares of Common Stock. The
initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the International Purchase Agreement and the U.S. Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

     The Lead Managers have advised the Company and the Selling Stockholders that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession
not in excess of $     per share of Common Stock. The International Managers may
allow, and such dealers may reallow, a discount not in excess of $     per share
of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Selling Stockholders have granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase
up to an aggregate of                additional shares of Common Stock at the
initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise these options, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Selling Stockholders also have granted options to the U.S. Underwriters, exercisable for 30 days after the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

date of this Prospectus, to purchase up to an aggregate of           additional
shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.


     At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to           of the shares offered to be
sold to certain employees of the Company and vendors and service providers having business relationships with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.


     The Company, its directors and executive officers, member of management, the Selling Stockholders and certain holders of Common Stock have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been a limited public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Selling Stockholders and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price earnings ratios of publicly traded companies that the U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.


     The Common Stock is also currently traded on the OTC Bulletin Board. The Company has applied for quotation of the Common Stock on the Nasdaq National Market System under the symbol "CMLT."


     Because Merrill Lynch may be deemed to be an affiliate of the Company, the Offerings will be conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc., which requires that the public offering price of an equity security be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its usual standard of due diligence with respect thereto. McDonald & Company Securities, Inc. has agreed to act as Qualified Independent Underwriter with respect to the Offerings, and the public offering price of the Common Stock will be no higher than that recommended by McDonald & Company Securities, Inc.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     The Company and the Selling Stockholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Managers may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S.
Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company, the Selling Stockholders or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     Merrill Lynch, a co-manager of the Offerings, is also a Selling Stockholder and will receive a portion of the proceeds of the Offerings. Morgan Stanley & Co. Incorporated, a co-manager of the Offerings, is under common ownership with Van Kampen-Merritt Prime Rate Income Trust, which is the largest shareholder of the Company.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Calfee, Halter & Griswold LLP, Cleveland, Ohio. Calfee, Halter & Griswold LLP provides services to McDonald & Company Securities, Inc. on a regular basis. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS


     The Consolidated Financial Statements of Camelot Music Holdings, Inc. ("Successor Company") as of February 28, 1998 and for the period February 1, 1998 to February 28, 1998 ("Successor period") and of CM Holdings, Inc. ("Predecessor Company") as of March 1, 1997 and for the period March 2, 1997 to January 31, 1998, the 52 week period ended March 1, 1997 and the 53 week period ended March 2, 1996 ("Predecessor periods"), appearing in this Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The financial statements of The Wall Music, Inc. for the year ended June 1, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the sale of substantially all of the tangible assets and the transfer of certain liabilities of The Wall Music, Inc. effective February 28, 1998), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements made in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     Upon completion of the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, IL 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the Nasdaq National Market System at 1735 K Street, N.W., Washington, D.C. 20006 or on the Commission's site on the Internet at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements for each fiscal year and interim reports for each of the first three quarters of its fiscal year containing unaudited interim financial information.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   10
Price Range of Common Stock...........   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Unaudited Pro Forma Condensed
  Consolidated Financial Data.........   20
Selected Consolidated Financial
  Data................................   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   26
Business..............................   38
Management............................   49
Certain Transactions..................   54
Principal and Selling Stockholders....   56
Description of Capital Stock..........   57
Shares Eligible For Future Sale.......   59
Description of Certain Indebtedness...   62
Certain United States Federal Tax
  Consequences for Non-United States
  Holders.............................   64
Underwriting..........................   66
Legal Matters.........................   69
Experts...............................   69
Available Information.................   69
Index to Consolidated Financial
  Statements and Notes Thereto........  F-1


     UNTIL                , ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                                 SHARES

                                     [LOGO]

                          CAMELOT MUSIC HOLDINGS, INC.

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                          MERRILL LYNCH INTERNATIONAL

                           MORGAN STANLEY DEAN WITTER

                               MCDONALD & COMPANY
                                SECURITIES, INC.
                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Company in connection with the distribution of the shares of Common Stock being registered hereby. Except for the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. Filing Fee and the Nasdaq National Market Listing Fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee.........    $51,725
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................     15,500
Nasdaq National Market Listing Fee..........................          *
Printing and Engraving Costs................................          *
Accounting Fees and Expenses................................          *
Legal Fees and Expenses (excluding Blue Sky)................          *
Blue Sky Fees and Expenses..................................          *
Transfer Agent and Registrar Fees...........................          *
Miscellaneous...............................................          *
                                                                -------
          Total.............................................    $     *
                                                                =======

---------------

* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL permits the Company to indemnify its directors, officers, employees and agents (each an "Insider") against liability for each such Insider's acts taken in his or her capacity as an Insider in a civil action, suit or proceeding if such actions were taken in good faith and in a manner which the Insider believed to be in or not opposed to the best interests of the Company, and in a criminal action, suit or proceeding, if the Insider had no reasonable cause to believe his or her conduct was unlawful, including under certain circumstances, suits by or in the right of the Company for any expenses, including attorneys' fees, and for any liabilities which the Insider may have incurred in consequence of such action, suit or proceeding under conditions stated in said Section 145; provided that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers.

     The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate") provides that, to the fullest extent permitted by the DGCL, the Company will indemnify all present or former directors or officers (and their respective heirs, executors or administrators) of the Company from any pending, threatened or completed action, suit or proceeding (brought in the right of the Company or otherwise), by reason of the fact that such person is or was serving as an officer or director of the Company, or at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or such heirs, executors or administrators) in connection with such action, suit or proceeding, including appeals.

     As permitted by Section 102(b)(7) of the DGCL, the Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to a company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, as amended, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate permits the Company to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify such person against such liability under the DGCL. The Company's directors and officers are covered under a liability insurance policy. Such policy affords the Company's directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. The Company has also entered into indemnity agreements pursuant to which it has agreed, among other things, to indemnify its Directors for settlements in derivative actions.

     The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with the current Directors and executive officers of the Registrant and expects to enter into similar agreements with any Director or executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnity Agreements, the Registrant will indemnify a Director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a Director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is only available if the Indemnitee acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement. A copy of the form of Indemnity Agreement is included herein as Exhibit 10.11.

     Under the Plan of Reorganization, all obligations of the Company to indemnify or to pay contribution or reimbursement to individuals who served as directors or officers of the Company at any time during the bankruptcy proceedings were expressly assumed and affirmed by the Company. All other indemnity, contribution or reimbursement obligations of the Company were rejected and terminated under the Plan of Reorganization.

     Reference is made to Section 6 of the Purchase Agreement filed as Exhibit
1.1 to this Registration Statement for information concerning the indemnity arrangements between the Company and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     No securities of the Company which were not registered under the Act have been issued or sold by the Company within the past three years except as follows:


     As of January 27, 1998, pursuant to the Plan of Reorganization, the Company issued 9,835,559 shares of Common Stock to various claimholders in the bankruptcy case in satisfaction of substantially all of its pre-petition debt and other liabilities. As of May 5, 1998, an additional 328,873 shares of Common Stock were issued pursuant to the Plan of Reorganization. A total of 10,164,432 shares of Common Stock have been issued by the Company pursuant to the exemption from the registration requirements of the Act provided by Section 1145(a)(1) of the Bankruptcy Code. On May 5, 1998 the Company issued an additional 10,000 shares of Common Stock pursuant to an order of the Bankruptcy Court to certain persons who made a significant contribution to the bankruptcy case. On June 29, 1998, a former employee exercised options to purchase 1,500 shares of Common Stock and these 1,500 shares of Common Stock were issued by the Company pursuant to an exemption from the registration requirements of the Act provided by Rule 701 of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:
       See Exhibit Index at page E-1 of this Registration Statement.

     (b) Financial Statement Schedules:

                        DESCRIPTION                           PAGE NO.
                        -----------                           --------
     Schedule II -- Valuation and Qualifying Accounts          II-12

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 11, 1998.


                                          CAMELOT MUSIC HOLDINGS, INC.

                                          By: /s/ JAMES E. BONK

                                            ------------------------------------
                                            James E. Bonk,

                                              Chairman, President and Chief
                                              Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on August 11, 1998.



               SIGNATURE                                             TITLE
               ---------                                             -----

/s/ JAMES E. BONK                         Chairman, President and Chief Executive Officer
----------------------------------------  and Director (Principal Executive Officer)
James E. Bonk

LEE ANN THORN*                            Treasurer and Chief Financial Officer
----------------------------------------  (Principal Financial and Accounting Officer)
Lee Ann Thorn

JACK K. ROGERS*                           Executive Vice President, Chief Operating Officer, Secretary
----------------------------------------  and Director
Jack K. Rogers

GEORGE R. ZOFFINGER*                      Director
----------------------------------------
George R. Zoffinger

STEPHEN H. BAUM*                          Director
----------------------------------------
Stephen H. Baum

HERBERT J. MARKS*                         Director
----------------------------------------
Herbert J. Marks

MICHAEL B. SOLOW*                         Director
----------------------------------------
Michael B. Solow

MARC L. LUZZATTO*                         Director
----------------------------------------
Marc L. Luzzatto


---------------


* The undersigned, by signing his name hereto, does sign this Amendment No. 1 to this Registration Statement on behalf of the above Directors and Officers of Camelot Music Holdings, Inc. pursuant to a Power of Attorney executed on behalf of each such Director and Officer and which has been filed with the Securities and Exchange Commission.



                                          By: /s/ JAMES E. BONK


                                            ------------------------------------

                                            James E. Bonk,


                                              As Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of U.S. Purchase Agreement
  1.2     Intersyndicate Agreement
  2.1     Second Amended Joint Plan of Reorganization dated November
          7, 1997, which is incorporated by reference to Exhibit 2.1 to the Company's Form 10 as filed on February 13, 1998 (File
          No. 0-23807)
  2.2     Asset Purchase Agreement by and among Camelot Music, Inc.,
          The Wall Music, Inc. and WH Smith Group Holdings (USA), Inc.
          dated as of December 10, 1997, which is incorporated by
          reference to Exhibit 2.2 to the Company's Form 10 as filed on February 13, 1998 (File No. 0-23807)
  2.3     Assignment of The Wall Purchase Agreement, which is
          incorporated by reference to Exhibit 2.3 to the Company's
          Form 10 as filed on February 13, 1998 (File No. 0-23807)
  2.4     Agreement and Plan of Merger among Camelot Music Holdings,
          Inc., SM Acquisition, Inc. and Spec's Music, Inc., dated as of June 3, 1998
  3.1     Second Amended and Restated Certificate of Incorporation of
          the Registrant, which is incorporated by reference to
          Exhibit 3.1 to the Company's Form 10 as filed on February
          13, 1998 (File No. 0-23807)
  3.3     Amended and Restated By-Laws of the Registrant, which is
          incorporated by reference to Exhibit 3.2 to the Company's
          Form 10 as filed on February 13, 1998 (File No. 0-23807)
  4.1     Specimen certificate for the Registrant's Common Stock which is incorporated by reference to Exhibit 4.1 to the Company's
          Form 10 as filed on February 13, 1998 (File No. 0-23807)
  5.1     Opinion of Calfee, Halter & Griswold LLP as to the validity of the shares of Common Stock**
 10.1     Revolving Credit Agreement, dated as of January 27, 1998,
          among Camelot Music, Inc., the several lenders named therein and The Chase Manhattan Bank, as agent for the lenders,
          which is incorporated by reference to Exhibit 10.1 to the
          Company's Form 10 as filed on February 13, 1998 (File No.
          0-23807)
 10.2     Registration Rights Agreement, dated as of January 27, 1998, by and among the Registrant and the security holders named therein, which is incorporated by reference to Exhibit 10.2 to the Company's Form 10 as filed on February 13, 1998 (File
          No. 0-23807)
 10.3     Second Amended and Restated Employment Agreement, dated as of January 1, 1998, between Camelot Music, Inc. and James E.
          Bonk, which is incorporated by reference to Exhibit 10.3 to the Company's Form 10 as filed on February 13, 1998 (File
          No. 0-23807)*
 10.4     Camelot Music Holdings, Inc. 1998 Stock Option Plan, which is incorporated by reference to Exhibit 10.4 to the
          Company's Form 10 as filed on February 13, 1998 (File No.
          0-23807)
 10.5     Form of Stock Option Agreement*+
 10.6     Amended and Restated Severance and Bonus Management
          Incentive Agreement, dated as of October 11, 1996, between
          Camelot Music, Inc. and Jack K. Rogers*+
 10.7     Amended and Restated Severance and Bonus Management
          Incentive Agreement, dated as of October 11, 1996, between
          Camelot Music, Inc. and Lewis S. Garrett*+
 10.8     Amended and Restated Severance and Bonus Management
          Incentive Agreement, dated as of October 21, 1996, between
          Camelot Music, Inc. and Charles Marsh*+
 10.9     Amended and Restated Severance and Bonus Management
          Incentive Agreement, dated as of October 11, 1996, between
          Camelot Music, Inc. and Charles R. Rinehimer III*+
 10.10    Amended and Restated Severance and Bonus Management
          Incentive Agreement, dated as of October 11, 1996, between
          Camelot Music, Inc. and Lee Ann Thorn*+
 10.11    Form of Indemnity Agreement+
 10.12    Camelot Music Holdings, Inc. 1998 Stock Option Plan, which is incorporated by reference to Exhibit 10.4 to the
          Company's Form 10 as filed on February 13, 1998 (File No.
          0-23807)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.13    Camelot Music Holdings, Inc. 1998 Outside Directors Stock
          Option Plan
 10.14    Amendment No. 1 to the Revolving Credit Agreement
 10.15    Form of Customary Trade Terms Commitment and Option Exercise
          Notice+
 10.16    Amended and Restated Severance and Bonus Management
          Incentive Agreement, dated as of October 11, 1996, between
          Camelot Music, Inc. and Roger D. Marks*+
 10.17    Amended and Restated Severance and Bonus Management
          Incentive Agreement, dated as of October 17, 1996, between
          Camelot Music, Inc. and William H. Scott*+
 10.18    Employment and Severance Agreement between Camelot Music,
          Inc. and Larry K. Mundorf*
 10.19    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Stephen H. Baum, dated June 4, 1998*
 10.20    Indemnity Agreement between Camelot Music Holdings, Inc. and
          George R. Zoffinger, dated June 4, 1998*
 10.21    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Michael B. Solow, dated June 4, 1998*
 10.22    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Marc L. Luzzatto, dated June 4, 1998*
 10.23    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Herbert J. Marks, dated June 4, 1998*
 10.24    Indemnity Agreement between Camelot Music Holdings, Inc. and
          James E. Bonk, dated June 4, 1998*
 10.25    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Jack K. Rogers, dated June 4, 1998*
 10.26    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Lee Ann Thorn, dated June 4, 1998*
 10.27    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Charles R. Rinehimer III, dated June 4, 1998*
 10.28    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Lewis S. Garrett, dated June 4, 1998*
 10.29    Indemnity Agreement between Camelot Music Holdings, Inc. and
          Larry K. Mundorf, dated June 4, 1998*
 10.30    Camelot Music Holdings, Inc. 1998 Deferred Compensation
          Plan*
 10.31    Form of Stock Option Agreement for 1998 Outside Directors
          Stock Option Plan*
 21.1     Subsidiaries of the Registrant which is incorporated by
          reference to Exhibit 21.1 to the Company's Form 10 as filed on February 13, 1998 (File No. 0-23807)
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Deloitte & Touche LLP
 23.3     Consent of Calfee, Halter & Griswold LLP (included in
          Exhibit 5.1 of this Registration Statement)**
 24.1     Power of Attorney and related certified resolution
 27.1     Financial Data Schedule of the Predecessor+
 27.2     Financial Data Schedule of the Company


---------------


 * Management compensatory plan or arrangement.



 + Filed as an exhibit to the Company's Form S-1 on June 15, 1998.



** To be filed by amendment.

                       REPORT OF INDEPENDENT ACCOUNTANTS

     In connection with our audits of the consolidated financial statements of Camelot Music Holdings, Inc. ("Successor Company") as of February 28, 1998 and for the period February 1, 1998 to February 28, 1998 and of CM Holdings, Inc. ("Predecessor Company") as of March 1, 1997 and for the period March 2, 1997 to January 31, 1998, the 52 week period ended March 1, 1997 and the 53 week period ended March 2, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

     In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                          COOPERS & LYBRAND L.L.P.


Cleveland, Ohio
June 10, 1998

                          CAMELOT MUSIC HOLDINGS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                           (IN THOUSANDS OF DOLLARS)

-----------------------------------------------------------------------------------------------------
              COLUMN A                   COLUMN B            COLUMN C            COLUMN D    COLUMN E
-----------------------------------------------------------------------------------------------------
                                                             ADDITIONS
                                                      -----------------------                BALANCE
                                         BALANCE      CHARGED TO   CHARGED TO   DEDUCTIONS    AT END
                                       AT BEGINNING   COSTS AND      OTHER         FROM         OF
             DESCRIPTION                OF PERIOD      EXPENSES     ACCOUNTS     RESERVES     PERIOD
-----------------------------------------------------------------------------------------------------
PREDECESSOR COMPANY:
Inventory Reserves:
  Year Ended March 2, 1996...........    $ 3,883       $ 1,790      $    --      $    --     $ 5,673
  Year Ended March 1, 1997...........      5,673         3,992           --        2,533(1)    7,132
  Eleven Months Ended January 31,
     1998............................      7,132         3,361           --       10,493(2)       --
Valuation Allowance on deferred tax
  assets:
  Year Ended March 2, 1996...........     25,309        12,030           --           --      37,339
  Year Ended March 1, 1997...........     37,339        18,458           --           --      55,797
  Eleven Months Ended January 31,
     1998............................     55,797            --           --       55,797(3)       --

SUCCESSOR COMPANY:
Inventory Reserves:
  One Month Ended February 28,
     1998............................    $    --       $   235      $    --      $    --     $   235
Valuation Allowance on deferred tax
  assets:
  One Month Ended February 28,
     1998............................         --            --           --           --          --

---------------

(1) The deduction in reserves of $2,533 relates to the disposal of related inventory.

(2) $5,351 of the deduction relates to "fresh-start reporting" adjustments in the eleven months ended January 31, 1998 and the remaining balance of $5,142 relates to the disposal of related inventory.

(3) The deduction in the eleven months ended January 31, 1998 occurred in conjunction with the "fresh-start reporting" adjustments.